SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by Registrant ☒                            Filed by Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-12

BNP Residential Properties, Inc.

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, $0.01 par value per share

2)	Aggregate number of securities to which transaction applies:

10,468,177

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):

$24.00

4)	Proposed maximum aggregate value of transaction:

$251,236,248.00

5)	Total fee paid:

$26,882.28

☒	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

301 South College Street, Suite 3850, Charlotte, NC 28202-6024, Telephone 704/944-0100

November 8, 2006

Dear Stockholders:

You are invited to attend a special meeting of the stockholders of BNP Residential Properties, Inc. to be held on December 21, 2006 at 10:00 a.m., local time. The meeting will take place at The Westin Charlotte, 601 S. College Street, Charlotte, North Carolina.

At the special meeting, we will ask you to consider and vote upon the merger of our company with and into a wholly owned subsidiary of Babcock & Brown Bravo Holdings LLC, which is an affiliate of international investment and advisory firm Babcock & Brown Limited. If the merger is completed, in exchange for each share you own, you will be entitled to receive $24.00 in cash. Until we complete the merger, we expect we will continue paying regular quarterly dividends on our common stock at a rate of $0.26 per share for each full fiscal quarter ending before the merger’s closing date. In addition, we expect to pay you a prorated portion of the regular quarterly dividend for the quarter in which the merger occurs, subject to certain limitations as more fully described in the enclosed proxy statement.

After careful consideration, our board of directors approved the merger and declared the merger advisable. Our board of directors recommends that you vote FOR the merger.

Holders of at least a majority of our outstanding shares of common stock must affirmatively vote in favor of the merger in order for it to be approved. If our stockholders approve the merger, the merger will occur within five business days after the other conditions to closing the merger are satisfied or waived or on such other date as the parties agree in writing.

This proxy statement provides you with a summary of the merger, the merger agreement and additional information about the parties involved. You should carefully read the information in this proxy statement, including the exhibits. You may also obtain more information about our company from us or from documents we have filed with the Securities and Exchange Commission.

Some of our directors and executive officers have interests and arrangements that may be different from, or in addition to, your interests as a stockholder of our company. Some of these interests may conflict with yours. These interests are summarized in the section entitled “The Mergers — Interests of Our Directors and Executive Officers in the Mergers” in the enclosed proxy statement.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete and return the enclosed proxy card as promptly as possible. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the special meeting and vote your shares in person. Failing to vote by proxy or in person, or failing to instruct your broker on how to vote (if your shares are held in “street name”), will have the same effect as voting against the merger.

Very truly yours,

/s/ Philip S. Payne
Philip S. Payne
Chairman

This proxy statement is dated November 8, 2006 and is first being mailed, along with the attached proxy card, to our stockholders on or about November 13, 2006.

BNP Residential Properties, Inc.

301 South College Street, Suite 3850, Charlotte, NC 28202-6024, Telephone 704/944-0100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

to be held December 21, 2006

The special meeting of the stockholders of BNP Residential Properties, Inc. will be held at The Westin Charlotte, 601 S. College Street, Charlotte, North Carolina, on December 21, 2006, at 10:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve the merger of BNP Residential Properties, Inc. with and into a wholly owned subsidiary of Babcock & Brown Bravo Holdings LLC, which is an affiliate of international investment and advisory firm Babcock & Brown Limited, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 17, 2006, by and among BNP Residential Properties, Inc., BNP Residential Properties Limited Partnership, Babcock & Brown Bravo Holdings LLC, Babcock & Brown Bravo Acquisition LLC and Babcock & Brown Bravo Operating Partnership LP; and

2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Holders of record of our shares of common stock as of the close of business on October 20, 2006 are entitled to notice of and vote at the special meeting or any postponements or adjournments of the special meeting. Holders of at least a majority of our outstanding shares of common stock must affirmatively vote in favor of the merger proposal in order for it to be approved. If we have not received sufficient votes for approval of the merger at the special meeting of stockholders, the special meeting may be adjourned for the purpose of soliciting additional proxies. Regardless of the number of shares you own, your vote is important. If you do not plan to attend the meeting and vote your shares in person, please mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

You may revoke your proxy at any time before its exercise by notifying our Secretary in writing of the revocation, by delivering a later-dated proxy, or by voting in person at the special meeting.

After careful consideration, our board of directors unanimously approved the merger and declared the merger advisable. Our board of directors recommends that our stockholders vote FOR the merger.

EXHIBIT A	Amended and Restated Agreement and Plan of Merger

EXHIBIT B	Opinion of Banc of America Securities LLC

EXHIBIT C	Voting and Proxy Agreement

SUMMARY TERM SHEET

This term sheet summarizes material information contained in this proxy statement relating to the merger and may not contain all of the information that is important to you. To understand the merger and related transactions fully and for a more complete description of the transactions contemplated by the merger agreement, you should carefully read this entire proxy statement as well as the additional documents to which it refers, including the Amended and Restated Agreement and Plan of Merger, dated October 17, 2006, by and among BNP Residential Properties, Inc., BNP Residential Properties Limited Partnership, Babcock & Brown Bravo Holdings LLC, Babcock & Brown Bravo Acquisition LLC and Babcock & Brown Bravo Operating Partnership LP, which amends and restates the Agreement and Plan of Merger, dated August 31, 2006. We refer to the Amended and Restated Agreement and Plan of Merger, as it may be amended from time to time, in this proxy statement as the “merger agreement.” We refer to the Agreement and Plan of Merger, dated August 31, 2006, as the “original merger agreement.” A copy of the merger agreement is attached to this proxy statement as Exhibit A. We encourage you to read the merger agreement because it is the legal document that governs the parties’ agreement pursuant to which the merger will occur. We have included page references to pages in this proxy statement to direct you to a more complete description of the topics presented in this summary.

The Special Meeting (Page 19)

We are providing this proxy statement to holders of our common stock for use at the special meeting and at any adjournments or postponements of that meeting. We are holding the meeting to ask you to approve the merger pursuant to the terms of the merger agreement, all in the manner described in this proxy statement. We will hold the special meeting at The Westin Charlotte, 601 S. College Street, Charlotte, North Carolina, on December 21, 2006, at 10:00 a.m., local time.

Merger Vote Requirement (Page 25)

All holders of record of our outstanding common stock as of the close of business on October 20, 2006 are entitled to vote at the special meeting. The holders of at least a majority of our outstanding common stock must affirmatively vote in favor of the merger proposal for the merger to be approved. If you hold your common stock in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your common stock unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your common stock by following the directions your broker or nominee provides. If you fail to either return your proxy card or vote in person at the special meeting, if you mark your proxy card “abstain,” or if you fail to instruct your broker or nominee on how to vote, the effect will be the same as a vote AGAINST the merger.

Parties to the Mergers (Page 22)

BNP Residential Properties, Inc. and BNP Residential Properties Limited Partnership. BNP Residential Properties, Inc. (referred to in this proxy statement as “BNP,” “we,” “us,” “our” or “our company”) is a self-administered and self-managed real estate investment trust, which we refer to in this proxy statement as a “REIT,” with operations in North Carolina, South Carolina and Virginia. Our primary activity is owning and operating apartment communities. We currently own and manage 32 apartment communities containing 8,180 apartment units. We also serve as general partner of limited partnerships that own three properties with 713 apartment units, which we also manage. In addition to our apartment communities, we own 40 properties that we lease on a triple-net basis to a restaurant operator under a master lease.

We are structured as an UpREIT, or “umbrella partnership real estate investment trust.” We are the sole general partner and own a controlling interest in BNP Residential Properties Limited Partnership, through which we conduct all of our operations. We refer to this partnership in this proxy statement as our “operating partnership.” We currently own 80% of the outstanding operating partnership units. BNP Residential Properties Limited Partnership was organized as a Delaware limited partnership in 1997.

Our company was originally incorporated in the state of Delaware in 1987. In 1997, we reincorporated in the state of Maryland. Our executive offices are located at 301 South College Street, Suite 3850, Charlotte, North Carolina 28202-6024, and our telephone number is 704/944-0100. Our shares of common stock are currently listed on the American Stock Exchange (AMEX), under the symbol “BNP.”

Babcock & Brown Bravo Holdings LLC, Babcock & Brown Bravo Acquisition LLC and Babcock & Brown Bravo Operating Partnership LP. We refer to Babcock & Brown Bravo Holdings LLC, Babcock & Brown Bravo Acquisition LLC and Babcock & Brown Bravo Operating Partnership LP in this proxy statement as the “Babcock & Brown transaction entities.” The Babcock & Brown transaction entities are entities recently formed by Babcock & Brown Real Estate Investments LLC solely for the purpose of effecting the transactions contemplated by the merger agreement. Babcock & Brown Real Estate Investments LLC is an affiliate of Babcock & Brown Limited, a global investment and advisory firm with longstanding capabilities in structured finance and the creation, syndication and management of asset and cash flow-based investments. Babcock & Brown Limited was founded in 1977 and is listed on the Australian Stock Exchange (ASX) under the symbol “BNB.”

Babcock & Brown Bravo Holdings LLC is a Delaware limited liability company and is the sole member of Babcock & Brown Bravo Acquisition LLC. Babcock & Brown Bravo Holdings LLC is sometimes referred to in this proxy statement as “Babcock & Brown.”

Babcock & Brown Bravo Acquisition LLC is a newly formed Delaware limited liability company and the entity into which we will merge pursuant to the terms of the merger agreement. We sometimes refer to Babcock & Brown Acquisition LLC in this proxy statement as “B&B Acquisition Sub.” B&B Acquisition Sub will be the surviving company in the merger.

Babcock & Brown Bravo Operating Partnership LP is a newly formed Delaware limited partnership and the entity that will merge with and into our operating partnership pursuant to the terms of the merger agreement. The general partner of Babcock & Brown Bravo Operating Partnership LP is B&B Acquisition Sub. The limited partner of Babcock & Brown Bravo Operating Partnership LP is Babcock & Brown. Our operating partnership will be the surviving entity of the partnership merger.

The Mergers (Page 24)

Merger. At the special meeting, we will ask our stockholders to approve the merger of our company with and into B&B Acquisition Sub, with B&B Acquisition Sub surviving the merger. We sometimes also use the term “surviving company” in this proxy statement to describe B&B Acquisition Sub as the surviving company following the merger. We refer to this merger in this proxy statement as simply the “merger.”

Partnership Merger. Babcock & Brown Bravo Operating Partnership LP will merge with and into our operating partnership, with our operating partnership surviving the partnership merger. We refer to this merger in this proxy statement as the “partnership merger” and, together with the merger, the “mergers.” We sometimes use the term “surviving partnership” in this proxy statement to describe our operating partnership as the surviving entity following the partnership merger.

Sequence of Transactions. We expect that the merger and the partnership merger will occur on the same day, with the partnership merger occurring first and the merger occurring second.

Merger Consideration (Page 51)

In the merger, each share of our common stock that is issued and outstanding immediately before the effective time of the merger will be converted into the right to receive the merger consideration. The merger consideration per share consists of $24.00 in cash without interest and less any applicable withholding taxes. The merger consideration will not be adjusted for changes in the price of our common stock. Until we complete the merger, we anticipate we will continue to pay regular quarterly dividends on our common stock at a rate of $0.26 per share for each full fiscal quarter ended prior to the closing date of the merger. Additionally, we expect to pay a prorated portion of the regular quarterly dividend for the quarter in which the merger occurs, as more fully described in the section captioned “Description of the Merger Agreement—Dividends; Special Dividend.”

Partnership Merger Consideration (Page 51)

In the partnership merger, each outstanding operating partnership common unit will remain a common unit in the surviving partnership unless the unitholder makes the election described below.

In lieu of continuing to hold common units in the surviving partnership, each limited partner of our operating partnership will be offered the opportunity, subject to certain conditions, to elect to receive $24.00 cash without interest and less applicable withholding taxes or, if the limited partner qualifies as an “accredited investor,” as defined under the U.S. securities laws, one preferred unit in the surviving partnership, in each case, in respect of each common unit in our operating partnership held by such limited partner. Separate materials will be sent to the limited partners of our operating partnership regarding this election. This proxy statement does not constitute any solicitation of consents in respect of the partnership merger, and does not constitute an offer to exchange or convert the operating partnership common units that you may own for or into cash consideration or preferred units in the surviving partnership.

Exchange and Payment Procedures (Page 53)

Promptly after completion of the mergers, you will receive a letter of transmittal, which will include instructions describing how you may exchange your common stock for the merger consideration. At that time, you must send your share certificates with your completed letter of transmittal to the exchange agent. You should not send your share certificates to us or anyone else until you receive these instructions. You will receive the payment of the merger consideration after the exchange agent receives from you a properly completed letter of transmittal together with your share certificates. If any of your share certificates have been lost, stolen or destroyed, the exchange agent will pay you your merger consideration upon your making an affidavit as to the fact that such certificate is lost, stolen or destroyed, and if requested by Babcock & Brown or the surviving company, your posting of a bond as indemnity against any claim against such certificate. If you hold your common stock in “street name,” and follow the appropriate procedures, your broker or nominee will surrender your shares in exchange for your merger consideration following the merger’s completion.

Treatment of Options to Purchase Shares of Our Common Stock (Page 52)

Certain of our employees, including some of our executive officers, hold options to purchase shares of our common stock, some of which are currently exercisable. In accordance with the terms of the merger agreement, any unexercised options to purchase our shares held by any such holders, whether or not vested or exercisable as of the closing of the merger, will be exchanged for cash in an amount equal to the product of (1) the number of shares such holder could have purchased under our option plan (assuming full vesting) had such holder exercised such option in full immediately prior to the merger becoming effective and (2) the excess of $24.00 over the exercise price per share of such option, which cash payment will be treated as compensation and will be subject to applicable withholding. The exercise price of each outstanding option is less than $24.00.

Treatment of Restricted Stock (Page 52)

Restricted stock issued to certain of our officers as long-term incentive compensation is subject to forfeiture if certain service and holding periods are not met. As a result of the merger, any restrictions or forfeiture provisions will terminate or lapse and the restricted stock will be treated under the merger agreement in the same manner as our other shares, including receipt of the per share merger consideration.

Dividends (Page 53)

We are authorized under the merger agreement to pay regular quarterly dividends and distributions (not to exceed $0.26 per share or per operating partnership common unit) for each full fiscal quarter ended prior to the effective date of the mergers. We are also permitted under the merger agreement to pay a special dividend for the period from the last day of the last quarter for which we paid a full quarterly dividend up to the effective time of the mergers. We refer to this period in this proxy statement as the “stub period.” The special dividend will generally equal funds from operations for the stub period divided by the number of shares of common stock and operating partnership units we do not own. Funds from operations for the stub period equals net income excluding gains (losses) from sales of property and certain transaction fees and expenses relating to the mergers, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. However, the special dividend may not exceed $0.26 per share prorated for the number of days in the stub period compared with the number of days in the quarter in which the closing occurs.

As an example, if the effective date of the merger is February 15, 2007, holders of our common stock would receive regular quarterly dividends through the fiscal quarter ended December 31, 2006. Additionally, you would receive a prorated portion of the quarterly dividend for the period from January 1, 2007 through February 15, 2007.

Notwithstanding what the merger agreement permits, we can provide no assurances with respect to the payment of future quarterly distributions or the special dividend. These distributions depend on our future results of operations.

Conditions to the Mergers (Page 69)

Before the mergers can be consummated, a number of conditions must be satisfied (or waived by us or Babcock & Brown, as appropriate, to the extent permitted by law), including:

•	the approval of the merger by our stockholders and the partnership merger by the holders of common units in our operating partnership (of which we own a sufficient number to ensure we obtain the required vote);

•	the receipt of all material consents, approvals of, filings and registrations with, and notifications to, all governmental authorities required for consummation of the mergers and any transactions contemplated by the merger agreement and the expiration of all waiting periods required by law;

•	the absence of any law or order by any governmental authority which prohibits, restricts or makes illegal the consummation of the mergers or any transactions contemplated by the merger agreement and which continues to be in effect;

•	the truth and correctness of our and Babcock & Brown’s representations and warranties, subject to certain qualifications;

•	the performance and compliance, in all material respects, by each of us and Babcock & Brown of our respective obligations and covenants under the merger agreement; and

•	the receipt by Babcock & Brown and B&B Acquisition Sub of a tax opinion opining that we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the “Internal Revenue Code,” for all taxable periods commencing with our taxable year ended December 31, 2001 through and including the closing date (which opinion will be based, in part, on customary assumptions and customary factual representations we and our subsidiaries will make).

In addition, Babcock & Brown is not obligated to effect the merger and consummate the transactions contemplated by the merger agreement prior to June 30, 2007 if we have not received certain consents to the merger on terms satisfactory to Babcock & Brown or if any consent received before June 30, 2007 shall no longer be in effect.

Timing of Closing (Page 24)

If our stockholders approve the merger and the other conditions to the mergers are satisfied or waived, then we intend to complete the mergers as soon as practicable following the special meeting, which is scheduled for December 21, 2006. The parties to the merger agreement, however, are currently seeking consents to the merger and the transactions contemplated by the merger agreement from certain of our lenders. Babcock & Brown is not obligated to effect the merger or the transactions contemplated by the merger agreement prior to June 30, 2007, if we have not received these consents on terms satisfactory to Babcock & Brown. Accordingly, any delay in receiving such consents on terms satisfactory to Babcock & Brown could result in a delay between the approval of the merger and the effective time of the mergers.

Recommendation of Our Board of Directors (Page 33)

Our board of directors recommends that our stockholders vote FOR the merger. At a special meeting held on August 30, 2006, our board of directors (excluding Messrs. Payne and Wilkerson, who abstained) unanimously determined that the merger was advisable, approved the merger agreement and the transactions contemplated thereby and voted to recommend that holders of our shares vote FOR the merger.

Reasons for the Mergers (Page 33)

In determining whether to approve the mergers, our board of directors considered a number of factors, which are described under the caption entitled “Reasons for the Mergers.”

Opinion of Our Financial Advisor (Page 39)

In connection with the merger, Banc of America Securities LLC, our financial advisor, delivered to our board of directors an opinion, dated August 30, 2006, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our common stock. The full text of the written opinion dated August 30, 2006 of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Exhibit B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of our common stock are encouraged to read the opinion carefully in its entirety. Banc of America Securities provided its opinion to our board of directors to assist it in its evaluation of the merger consideration from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger.

Financing Commitment; Guarantee (Page 76)

The Babcock & Brown transaction entities have represented to us that they will have the merger consideration available at the effective time of the merger. There is no financing contingency in the merger agreement.

In connection with the merger agreement, Babcock & Brown International Pty Ltd (an affiliate of Babcock & Brown Limited), provided us and our operating partnership with a guarantee of certain obligations of Babcock & Brown and its subsidiaries under the merger agreement.

No Appraisal Rights (Page 20)

Our shares of common stock were listed on the AMEX on the record date for determining those stockholders entitled to notice of, and vote at, the special meeting. Accordingly, under Maryland law, appraisal rights are not available to holders of our common stock in connection with the merger.

Interests of Our Directors and Executive Officers in the Mergers (Page 45)

Some of our directors and executive officers have interests in the mergers that differ from, or are in addition to (and therefore may conflict with), your interests as a stockholder. Our board of directors is aware of these interests and considered them in approving the mergers. These interests are described below.

•	Certain of our executive officers will receive change in control payments at the effective time of the merger or if their employment is terminated under specified circumstances after the merger.

•	Certain of our executive officers hold options to purchase our common stock that will be canceled and entitle them to additional payments at the effective time of the merger.

•	Certain executive officers hold restricted stock for which the restrictions will lapse at the effective time of the merger, and the restricted stock will be treated in the same manner as our common stock.

•	Certain executive officers have entered into employment agreements with us that will become effective and will be assumed by the surviving company at the time of the merger.

•	Certain of our independent directors own common units in our operating partnership and will continue to own such units in the surviving partnership unless they elect to exchange each common unit for $24.00 in cash or a preferred unit issuable by the surviving partnership. If they do not elect to exchange their units for cash, they will be entitled to defer the taxable gain they would otherwise recognize if they were to receive cash in respect of their common units.

•	Our board of directors and executive officers are entitled to indemnification by us and the surviving company.

•	Certain executive officers and directors have entered into a voting agreement pursuant to which they have agreed to vote their shares in favor of the merger and against a competing transaction with a third party.

Prohibition Against Solicitation (Page 64)

The merger agreement prohibits us or any of our directors, officers or other representatives from soliciting, encouraging or taking any other action to facilitate inquiries with respect to competing business combination transactions or initiating, participating or encouraging discussions or negotiations regarding a competing business combination transaction. If we receive an unsolicited proposal regarding another potential business combination that constitutes a superior proposal, however, we have a limited right, subject to satisfaction of certain conditions and payment of a $12.5 million termination fee to Babcock & Brown, to terminate the merger agreement and enter into an agreement with respect to a superior proposal with a third party.

Termination Rights Under the Merger Agreement (Page 71)

The merger agreement may be terminated before the merger’s effective time:

•	by mutual written consent of us and Babcock & Brown;

•	by Babcock & Brown or us based on breaches of representations, warranties, covenants or agreements set forth in the merger agreement by the other party such that the related conditions to the non-breaching parties’ obligation to close would be incapable of being satisfied and could not be cured before the earlier of 30 calendar days following notice of such breach or June 30, 2007;

•	by either us or Babcock & Brown if any judgment, injunction, order, decree or action by any governmental entity prevents the completion of the merger;

•	by either us or Babcock & Brown if our stockholders fail to approve the merger as contemplated by the merger agreement;

•	by either us or Babcock & Brown if the merger is not completed by June 30, 2007, subject to certain exceptions;

•	by us, before obtaining stockholder approval of the merger, if our board of directors authorizes us to enter into a binding written agreement concerning a superior competing transaction, provided that we pay the termination fee and otherwise comply with the terms of the merger agreement (we refer to this termination right in this proxy statement as our “superior transaction termination right”); or

•	by Babcock & Brown, if (1) our board of directors fails to make, or withdraws or modifies in a manner adverse to Babcock & Brown, its recommendation to our stockholders that they approve the merger or recommends that our stockholders approve a superior competing transaction, (2) our board of directors fails to solicit proxies in favor of the merger, (3) we deliver a notice with respect to our receipt of, and intent to enter into, an agreement to complete a superior competing transaction, (4) we fail, within ten days after Babcock & Brown’s request, to recommend against a competing acquisition proposal that is publicly announced or rumored, (5) we materially breach our obligations with respect to not soliciting a competing acquisition proposal, (6) we materially breach our obligations with respect to obtaining stockholder approval of the merger, (7) we approve, recommend or enter into any agreement or arrangement (other than a confidentiality agreement) with respect to any competing acquisition proposal, (8) our board of directors resolves to take any of the actions described in numbered items three through seven, or (9) a tender offer or exchange offer is commenced and we have not sent to our stockholders, within 10 business days after such tender or exchange offer is first published, a statement disclosing that we recommend rejecting such tender or exchange offer (we refer to this termination right in this proxy statement as Babcock & Brown’s “competing transaction response termination right”).

Payment of Termination Fees (Page 73)

We have agreed to pay Babcock & Brown a termination fee of $12.5 million if:

•	we exercise our superior transaction termination right; or

•	Babcock & Brown exercises its competing transaction response termination right.

We have also agreed to pay Babcock & Brown the termination fee of $12.5 million if:

•	Babcock & Brown exercises its right, as discussed above, to terminate the merger agreement based on breaches of the merger agreement by us or our operating partnership and those breaches are willful;

•	we or Babcock & Brown terminate the merger agreement because our stockholders fail to approve the merger as contemplated by the merger agreement; or

•	we or Babcock & Brown terminate the merger agreement because the mergers have not occurred by June 30, 2007 and, in each of the above three cases, within 12 months following any such termination, we complete a competing transaction or enter into a written agreement with respect to a competing transaction that is ultimately completed, with any individual or entity.

Material Tax Consequences of the Merger (Page 76)

The receipt of the merger consideration in exchange for shares of common stock will be taxable for federal income tax purposes. Your tax consequences will depend on your personal situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Fees and Expenses (Page 76)

We estimate that our company will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, totaling approximately $6.2 million assuming the mergers and related transactions are completed.

Regulatory Approvals (Page 76)

No material federal or state regulatory approvals are required to be obtained by us or the other parties to the merger agreement in connection with either the merger or the partnership merger.

Conduct of Our Company if the Mergers are not Completed (Page 39)

If the mergers are not completed for any reason, we will continue to pursue our strategic business plan intended to deliver further sustainable growth in funds from operations and enhanced value for our stockholders over time. Additionally, we may seek to enter into other acquisition or business combination opportunities or to issue additional debt or equity securities.

Who Can Answer Other Questions

If you have any questions about the merger or would like additional copies of this proxy statement, please contact us at the following address: BNP Residential Properties, Inc., 301 South College Street, Suite 3850, Charlotte, North Carolina 28202, Attn: Investor Relations or call us at (704) 944-0100.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The Merger

Q:	What is the proposed transaction?

A:	The proposed transaction is a merger of our company with and into B&B Acquisition Sub, with B&B Acquisition Sub surviving the merger. If the merger is approved by our stockholders and the other closing conditions set forth in the merger agreement are satisfied or waived, the merger will be consummated, we will become a subsidiary of Babcock & Brown and our common stock will cease to be publicly traded.

Q:	If the merger is completed, what will I receive for my shares of common stock?

A:	In the merger, each share of our common stock that is issued and outstanding immediately before the effective time of the merger will be converted into the right to receive the merger consideration. The merger consideration per share consists of $24.00 in cash without interest and less any applicable withholding taxes. The merger consideration will not be adjusted for changes in the price of our common stock.

Q:	When do you expect the merger to be completed?

A:	If our stockholders approve the merger and the other conditions to the mergers are satisfied or waived, then we intend to complete the mergers as soon as practicable following the special meeting, which is scheduled for December 21, 2006.

Q:	Do you expect to continue to pay quarterly dividends on my shares before the merger?

A:	Yes. We are authorized under the merger agreement to pay regular quarterly dividends (not to exceed $0.26 per share) for each full fiscal quarter ending before the effective date of the merger. We are also permitted under the merger agreement to pay a special dividend for the period from the last day of the last quarter for which we paid a full quarterly dividend up to the effective time of the merger. The special dividend will generally equal funds from operations for this period divided by the number of shares of common stock and operating partnership units we do not own. Funds from operations is net income excluding gains (losses) from sales of property and certain transaction fees and expenses relating to the mergers, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. However, the special dividend may not exceed $0.26 per share prorated for the number of days in the period. Notwithstanding what the merger agreement permits, we can provide no assurances with respect to the payment of future quarterly distributions or the special dividend. These distributions depend on our future results of operations.

Q:	If I am a U.S. stockholder, what are the tax consequences of the merger to me?

A:	Your receipt of the merger consideration for your shares will be taxable for U.S. federal and state income tax purposes. For further information on the material tax consequences of the merger, see the section captioned “Material United States Federal Income Tax Consequences of the Merger — Consequences to You of the Merger — U.S. Stockholders.” You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	If I am a non-U.S. stockholder, what are the tax consequences of the merger to me?

A:	The tax consequences to non-U.S. stockholders are complex and unclear. Non-U.S. stockholders should read the section captioned “Material United States Federal Income Tax Consequences of the Merger — Consequences to You of the Merger — Non-U.S. Stockholders” and consult with their own tax advisors, especially considering the Foreign Investment in Real Property Tax Act of 1980, U.S. federal income tax withholding rules and the possible application of benefits under an applicable income tax treaty.

Q:	What rights do I have if I oppose the merger?

A:	You can vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card or by voting against the merger in person at the special meeting. You are not, however, entitled to dissenters’ appraisal rights under Maryland law.

Q:	What will happen to my shares of common stock after completion of the merger?

A:	Following completion of the merger, your shares of our common stock will be cancelled and will represent only the right to receive the merger consideration. In addition, trading in shares of our common stock on the AMEX will cease and price quotation will no longer be available.

The Special Meeting

Q:	When and where is the special meeting?

A:	The special meeting will be held at The Westin Charlotte, 601 S. College Street, Charlotte, North Carolina, on December 21, 2006, at 10:00 a.m., local time.

Q:	What matters will I vote on at the special meeting?

A:	You will be asked to consider and vote upon a proposal to approve the merger. Other than this proposal, and any adjournments or postponements of the special meeting, no other business or matter may be properly presented at the special meeting.

Q:	How does the board of directors recommend that I vote on the proposal?

A:	Our board of directors recommends that our stockholders vote FOR the merger. At a special meeting held on August 30, 2006, our board of directors (excluding Messrs. Payne and Wilkerson, who abstained) unanimously determined that the merger was advisable, approved the merger agreement and voted to recommend that holders of our shares vote FOR the merger. The recommendation of our board of directors was decided after the careful evaluation of a variety of business, financial and other factors more fully described in this proxy statement.

Q:	Who is entitled to notice and vote at the special meeting?

A:	Only holders of record of our outstanding shares of common stock at the close of business on October 20, 2006 are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. As of October 20, 2006, there were 10,468,177 shares of common stock outstanding. Each share entitles its holder to one vote.

Q:	How many stockholders have to be present at the meeting in order to conduct a vote?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate number of our shares of common stock outstanding and entitled to vote on the record date will constitute a quorum, allowing us to conduct the business of the special meeting.

Q:	What vote of the stockholders is required to approve the proposal?

A:	The holders of at least a majority of our outstanding common stock must affirmatively vote in favor of the merger proposal for the merger to be approved.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting, October 20, 2006, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them before the effective time of the merger, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for the shares. The right to receive such consideration will pass to the person who owns your shares when the merger closes.

Q:	How do I vote?

A:	If you complete and properly sign the proxy card attached to this proxy statement and return it to us before the special meeting, your shares will be voted as you direct. If you are a registered stockholder and attend the special meeting, you may deliver your completed proxy card or vote in person. Those stockholders who hold their shares through a broker or other nominee (“street name” stockholders) and who wish to vote at the special meeting will need to obtain a proxy form from the institution that holds their shares.

If you fail to either return your proxy card or vote in person at the special meeting, if you mark your proxy card “abstain,” or if you fail to instruct your broker or nominee on how to vote, the effect will be the same as a vote AGAINST the merger. If you sign and return your proxy card and fail to indicate your vote on your proxy, your shares will be counted as a vote FOR the merger.

Q:	How will proxy holders vote my shares?

A:	If you complete and properly sign the proxy card enclosed with this proxy statement and return it to us before the special meeting, your shares will be voted as you direct. If you do not direct on the proxy card how to vote your shares, your shares will be voted FOR the merger.

Q:	If my shares are held for me by my broker, will my broker vote my shares for me?

A:	If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker or nominee how to vote your shares by following the directions your broker or nominee will provide to you. If you do not provide voting instructions to your broker or nominee, your shares will not be voted, which will have the same effect as a vote AGAINST the merger.

Q:	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may change your vote by delivering to our Secretary, before the special meeting, a later-dated, signed proxy card or a written revocation of your proxy or by attending the special meeting and voting in person. The powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and so request. Your attendance at the special meeting, however, will not by itself revoke your proxy. If you have instructed a broker or nominee to vote your shares, you must follow the directions you receive from your broker or nominee to change those instructions. Also, if you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your shares.

Q:	What do I need to do now?

A:	This proxy statement contains important information regarding the merger and the other transactions contemplated by the merger agreement, as well as information about us and the other parties to the merger agreement. It also contains important information about what our board of directors considered in approving the merger. You should read this proxy statement carefully, including the exhibits. You may also want to review the documents referenced in the section captioned “Where You Can Find Additional Information.”

Q:	Whom can I call with questions?

A:	Please call our Investor Relations department at (704) 944-0100.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Our board of directors is soliciting your proxy. We will bear the cost of soliciting proxies. In addition to solicitation by mail, and without additional compensation for such services, our officers or employees may solicit your proxy personally, by telephone or telecopy. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common stock held of record by such party. We will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

FORWARD-LOOKING STATEMENTS

This proxy statement (including information incorporated by reference) contains certain forward-looking statements, including statements relating to our financial condition, results of operations, plans, objectives, future performance and businesses, as well as information relating to the mergers, the merger agreement and the transactions contemplated by the merger agreement, including statements concerning the expected closing of the mergers, the conduct of our business if the mergers are not completed and tax consequences of the merger. The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. These forward-looking statements are based on current expectations, beliefs, assumptions, estimates and projections about the industry and markets in which we operate. Words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” and variations of such words and similar words also identify forward-looking statements. We also may provide oral or written forward-looking information in other materials we release to the public.

You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. Although we believe that the expectations reflected in any forward-looking statements that we made are based upon reasonable assumptions, these risks, uncertainties and other factors may cause our actual results, performance or achievements to differ materially from anticipated future results, or the performance or achievements expressed or implied by such forward-looking statements. Accordingly, we can provide no assurance that these expectations will be realized. As a result, our actual results could materially differ from those set forth in the forward-looking statements. Factors that might cause such a difference include but are not limited to:

•	the conditions to closing of the mergers, including the approval of our stockholders, may not occur;

•	litigation could arise challenging the proposed mergers;

•	our markets could suffer unexpected increases in the development of apartment, other rental or competitive housing alternatives;

•	our markets could suffer unexpected declines in economic growth or an increase in unemployment rates;

•	general economic conditions could cause the financial condition of a large number of our tenants to deteriorate;

•	we may not be able to lease or re-lease apartments quickly or on as favorable terms as under existing leases;

•	a decline in revenues from, or a sale of, our restaurant properties could adversely affect our financial condition and results of operations;

•	we may have incorrectly assessed the environmental condition of our properties;

•	an unexpected increase in interest rates could cause our debt service costs to exceed expectations;

•	we may not be able to meet our long-term liquidity requirements on favorable terms;

•	we could lose the services of key executive officers;

•	we could face litigation arising from our operations;

•	conditions affecting ownership of residential real estate and general conditions of the multifamily residential real estate market could change;

•	accounting policies and other regulatory matters detailed in our filings with the Securities and Exchange Commission could change;

•	our ability to continue to qualify as a real estate investment trust under the Internal Revenue Code could be compromised;

•	we could face a material adverse change in our business, assets, properties, results of operations or financial condition; and

•	other risks and uncertainties set forth in our publicly filed documents, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

You should carefully review all of these factors, and you should be aware that there may be other factors that could cause such differences. We caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to update or revise forward-looking statements in this proxy statement (including information incorporated by reference) to reflect changes in underlying assumptions or factors, new information, future events or otherwise. Any forward-looking statements speak only as of the date that they are made.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

A special meeting of our shareholders will be held on December 21, 2006 at 10:00 a.m., local time. The meeting will take place at The Westin Charlotte, 601 S. College Street, Charlotte, North Carolina. The purpose of the meeting is to act upon the proposal to approve a merger of our company with and into a wholly owned subsidiary of Babcock & Brown Bravo Holdings LLC, which is an affiliate of international investment and advisory firm Babcock & Brown Limited, all in the manner described in this proxy statement.

Our board of directors recommends that our stockholders vote FOR the merger. At a special meeting held on August 30, 2006, our board of directors (excluding Messrs. Payne and Wilkerson, who abstained) unanimously determined that the merger was advisable, approved the merger agreement and voted to recommend that holders of our shares vote FOR the merger. The recommendation of our board of directors was decided after the careful evaluation of a variety of business, financial and other factors more fully described in this proxy statement.

Other than the business or matters indicated above, and any adjournments or postponements of the special meeting, no other business or matter may be properly presented at the special meeting.

Shares Entitled to Vote

Only holders of record of our outstanding shares of common stock at the close of business on October 20, 2006 are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. As of October 20, 2006, there were 10,468,177 shares of common stock outstanding. Each share entitles its holder to one vote.

Vote Required; Quorum

The proposal to approve the merger pursuant to the terms of the merger agreement requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote at the special meeting. While the merger requires the holders of common units in our operating partnership to approve the merger, we hold a sufficient number of units to ensure partnership approval of the merger. The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate number of our shares of common stock outstanding and entitled to vote on the record date will constitute a quorum, allowing us to conduct the business of the special meeting.

No Appraisal Rights

Our shares of common stock were listed on the AMEX on the record date for determining those stockholders entitled to notice of, and vote at, the special meeting. Thus, under Maryland law, you are not entitled to appraisal rights in connection with the merger.

Voting; Voting by Proxy

If you complete and properly sign the proxy card included with to this proxy statement and return it to us before the special meeting, your shares will be voted as you direct. If you are a registered stockholder and attend the special meeting, you may deliver your completed proxy card or vote in person. Stockholders who hold their shares through a broker or other nominee (“street name” stockholders) who wish to vote at the special meeting will need to obtain a proxy form from the institution that holds their shares.

If you fail to either return your proxy card or vote in person at the special meeting, if you mark your proxy card “abstain,” or if you fail to instruct your broker or nominee how to vote, the effect will be the same as a vote AGAINST the merger. If you sign and return your proxy card and fail to indicate your vote on your proxy, your shares will be counted as a vote FOR the merger.

If you hold your shares in “street name,” your broker or nominee will not vote your shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares by following the directions your broker or nominee provides. Failing to authorize a proxy to vote your shares by completing and returning the enclosed proxy card, failing to vote in person or failing to instruct your broker or nominee on how to vote will have the same effect as a vote AGAINST the merger.

You may change your vote by delivering to our Secretary, before the special meeting, a later-dated, signed proxy card or a written revocation of your proxy. In addition, your attendance at the special meeting in person and notification of the chairman of the meeting that you would like your proxy revoked will suspend the powers of the proxy holders with respect to your proxy, and you may then vote in person at the meeting. Attending the special meeting will not by itself revoke a previously granted proxy. If you have instructed a broker or nominee to vote your shares, you must follow the directions you receive from your broker or nominee to change those instructions. Also, if you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your shares.

Our board of directors is soliciting proxies. We will bear the cost of soliciting proxies. In addition to solicitation by mail, and without additional compensation for such services, our officers or employees may solicit your proxy personally, by telephone or telecopy. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common stock held of record by such party. We will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Adjournments

Although we do not expect to do so, we may adjourn the special meeting or postpone it, if necessary or appropriate, to solicit additional proxies. If we have not received sufficient votes to approve the merger at the special meeting of stockholders, we may adjourn the special meeting to solicit additional proxies.

PROPOSAL NO. 1: APPROVAL OF THE MERGER

PARTIES TO THE MERGERS

BNP Residential Properties, Inc. and BNP Residential Properties Limited Partnership

BNP Residential Properties, Inc. is a self-administered and self-managed REIT with operations in North Carolina, South Carolina and Virginia. Our primary activity is owning and operating apartment communities. We currently own and manage 32 apartment communities containing 8,180 apartment units. We also serve as general partner of limited partnerships that own three properties with 713 apartment units, which we also manage. In addition to our apartment communities, we own 40 properties that we lease on a triple-net basis to a restaurant operator under a master lease.

We are structured as an UpREIT, or “umbrella partnership real estate investment trust.” We are the sole general partner and own a controlling interest in BNP Residential Properties Limited Partnership, through which we conduct all of our operations. We refer to this partnership as the operating partnership. We currently own 80% of the outstanding operating partnership units. BNP Residential Properties Limited Partnership was organized as a Delaware limited partnership in 1997.

Our company was originally incorporated in the state of Delaware in 1987. In 1997, we reincorporated in the state of Maryland. Our executive offices are located at 301 South College Street, Suite 3850, Charlotte, North Carolina 28202-6024, and our telephone number is 704/944-0100. Our shares of common stock are currently listed on the AMEX under the symbol “BNP.”

Babcock & Brown Bravo Holdings LLC, Babcock & Brown Bravo Acquisition LLC and Babcock & Brown Bravo Operating Partnership LP

Babcock & Brown Real Estate Investments LLC, a Delaware limited liability company and an affiliate of Babcock & Brown Limited, recently formed Babcock & Brown Bravo Holdings LLC, Babcock & Brown Bravo Acquisition LLC and Babcock & Brown Bravo Operating Partnership LP, in each case, solely for the purpose of effecting the transactions contemplated by the merger agreement.

Babcock & Brown Limited is a global investment and advisory firm with longstanding capabilities in structured finance and the creation, syndication and management of asset and cash flow-based investments. Babcock & Brown Limited was founded in 1977 and is listed on the ASX under the symbol “BNB.”

Babcock & Brown Bravo Acquisition LLC is a newly formed Maryland corporation and is the sole general partner of Babcock & Brown Bravo Operating Partnership LP. Babcock & Brown Bravo Acquisition LLC will be the surviving company in the merger. Babcock & Brown Bravo Holdings LLC is the sole member of Babcock & Brown Bravo Acquisition LLC.

Babcock & Brown Bravo Operating Partnership LP is a newly formed Delaware limited partnership and the entity that will merge with and into our operating partnership pursuant to the terms of the merger agreement. The general partner of Babcock & Brown Bravo Operating Partnership LP is B&B Acquisition Sub. The limited partner of Babcock & Brown Bravo Operating Partnership LP is Babcock & Brown. Our operating partnership will be the surviving entity in the partnership merger.

Babcock & Brown’s executive offices are located at 2 Harrison Street, 6th Floor, San Francisco, CA 94105, and its telephone number is (415) 512-1515.

THE MERGERS

The Merger of BNP Residential Properties, Inc. into Babcock & Brown Bravo Acquisition LLC

The merger agreement provides for the merger of our company with and into B&B Acquisition Sub. B&B Acquisition Sub will be the surviving company in the merger. The merger will become effective at such time as we and Babcock & Brown agree and designate in the articles of merger that will be filed with the State Department of Assessments and Taxation of Maryland and in the certificate of merger that will be filed with the Secretary of State of the State of Delaware, in each case, on the closing date. The closing date of the merger will be no later than the fifth business day after the closing conditions set forth in the merger agreement are satisfied or waived by us, our operating partnership and the Babcock & Brown transaction entities, as applicable, or on such other date as agreed to in writing by the parties. Babcock & Brown is not obligated to effect the merger or the transactions contemplated by the merger agreement prior to June 30, 2007, if we have not received certain consents on terms satisfactory to Babcock & Brown.

At the effective time of the merger, holders of our common stock will have no further ownership interest in the surviving company. Instead, each share of common stock (including shares subject to restriction, but excluding shares held by us or any of our wholly owned subsidiaries, if any) will be converted into the right to receive $24.00 in cash, without interest and less any applicable withholding taxes. The merger consideration for the common stock is fixed as described in the preceding sentence and will not be adjusted for changes in the price of our common stock. Until the completion of the merger, we expect we will continue to pay regular quarterly dividends on our common stock at a rate of $0.26 per share for each full fiscal quarter ended before the merger’s closing date. In addition, we expect to pay you a prorated portion of the regular quarterly dividend for the quarter in which the merger occurs, subject to certain limitations, as described in this proxy statement.

At the effective time of the merger, each share of our common stock that we or any of our wholly owned subsidiaries own, if any, will be canceled and retired and cease to exist. No payment will be made for any such canceled shares.

At the effective time of the merger, all of our outstanding stock options, whether or not vested, will be canceled and, in full settlement of these options, Babcock & Brown will pay each option holder an amount in cash equal to $24.00 less the exercise price per share, multiplied by the number of shares underlying those options that remain subject to exercise (without any interest or dividend payment). All payments will be made net of any taxes required to be withheld by us or Babcock & Brown. If an option’s exercise price equals or exceeds $24.00, the option will be canceled and each option holder will receive no consideration for such option.

The Merger of Babcock & Brown Bravo Operating Partnership LP into BNP Residential Properties Limited Partnership

Immediately before the merger, Babcock & Brown Bravo Operating Partnership LP will merge with and into our operating partnership. The partnership merger will become effective when the certificate of merger is accepted by the Secretary of State of the State of Delaware, or such later time as we and our operating partnership and Babcock & Brown may agree and designate in the certificate of merger. Under the merger agreement, the merger may not occur unless the partnership merger has been completed. Our operating partnership will survive the partnership merger.

In the partnership merger, each outstanding operating partnership common unit will remain a common unit in the surviving partnership unless the unitholder makes the election described below.

In lieu of continuing to hold common units in the surviving partnership, each limited partner of our operating partnership may elect, subject to certain conditions, to receive for each common unit in our operating partnership held by such limited partner either (i) $24.00 cash, without interest and less applicable withholding taxes, or (ii) if such holder is an “accredited investor,” as defined under the U.S. securities laws, one preferred unit in the surviving partnership. Separate materials will be sent to the limited partners of our operating partnership regarding this election. This proxy statement does not constitute any solicitation of consents in respect of the partnership merger, and does not constitute an offer to exchange or convert the operating partnership common units that you may own for or into cash consideration or preferred units in the surviving partnership.

Merger Vote Requirement

The affirmative vote of the holders of at least a majority of our outstanding common stock entitled to vote at the special meeting is required to approve the merger. The votes of the holders of operating partnership common units are also required to approve the partnership merger, but we own a sufficient number of operating partnership common units to ensure we obtain the required vote.

Determination of Merger Consideration

We determined the consideration offered to our stockholders in the merger based on arm’s-length negotiations with Babcock & Brown. We did not use any other particular method of determining the merger consideration.

Background of the Mergers

Our board of directors has long held the view that our shares were worth more than their public trading prices, and from time to time we received unsolicited inquiries about our possible sale. Before February 2006, however, we did not devote significant resources to considering our sale for several reasons:

•	We believed that we had a strong management team, business operating platform and strategic plan that would maximize stockholder value in the long term.

•	The inquiries regarding our possible sale were conditioned on our entering into exclusive negotiations with the potential buyers. We believed that a competitive bidding process was more likely to maximize stockholder value.

•	Potential buyers did not persuade us that they were willing or able to pay a price that was more attractive than pursuing our long-term strategic plan.

In February 2006, however, we decided that we should invite a financial advisor to meet with the board of directors to discuss our possible sale because multifamily assets were selling at historically high prices. In this environment, the board of directors believed it was possible that our sale could yield greater stockholder returns than pursuing our long-term strategic plan. In addition, we were concerned that the growing disparity between our trading prices and our value could lead to an unsolicited takeover attempt in which it could be difficult for the board of directors to manage the sale process in a way that would maximize stockholder value.

On February 27, 2006, we invited Banc of America Securities LLC (“Banc of America Securities”) to attend a meeting of our board of directors. At this meeting, our board of directors discussed with Banc of America Securities, among other things, the favorable market conditions affecting sellers of large multifamily portfolios and, in general terms, the timing and mechanics of a sale process involving the solicitation of proposals from targeted potential buyers. Banc of America Securities also described its qualifications to serve as our financial advisor in connection with a possible transaction.

Our board indicated that it did not want us to devote significant resources to considering a possible transaction unless the possibility of securing a compelling offer was strong. As a result, our board asked that Banc of America Securities, with assistance from management, review valuation parameters in the context of our possible sale. Over the next several weeks, our management and Banc of America Securities discussed certain business and financial matters relating to us, including our current operations and operating projections, the nature of our assets and current market conditions.

At a board meeting on April 20, 2006, management updated the board as to the valuation considerations that had been reviewed with Banc of America Securities. Believing that the likelihood of securing an attractive sale price was sufficiently high, the board authorized management, with the assistance of Banc of America Securities, to prepare a confidential information memorandum with respect to our properties and operations and to solicit indications of interest from potential buyers. The board also authorized our engagement of Banc of America Securities as our financial advisor in connection with a potential sale transaction.

Over the next several weeks, in accordance with our board’s directives, our management, with the assistance of Banc of America Securities, prepared a confidential information memorandum about our company for distribution to parties that would likely have an interest in acquiring us.

On June 1, 2006 and over the next couple of weeks, 15 parties were contacted (including five parties that previously had expressed an interest in acquiring us), of which eight parties entered into confidentiality agreements with us. The confidentiality agreements included “standstill” provisions prohibiting attempts to acquire us except by invitation for a period of two years and also included prohibitions on the solicitation of our officers or employees for a period of one year.

On June 12, 2006, we delivered a confidential information memorandum and instruction letter to the eight potential buyers that had executed a confidentiality agreement with us. The letter indicated a deadline for submitting indications of interest of June 30, 2006 and that potential buyers invited to participate in a second round of bidding would be given access to management, the opportunity to tour our properties and access to an electronic data room for due diligence purposes. Potential buyers were requested to specify a per share offer price for our company, their valuation of certain specified assets, key assumptions underlying their valuation, the proposed form of consideration, sources of financing, the information they would need to complete due diligence and their timetable for completing a transaction.

On June 30, 2006, we received non-binding indications of interest from five parties. The highest proposed offer price, which was $21.45 per share, was submitted by Babcock & Brown. Party A and Party B, each of which had approached us in the fall of 2005 about a possible acquisition, proposed $21.00 per share and $21.42 per share, respectively. The other two potential buyers proposed $20.00 per share and $18.25 per share.

On July 5, 2006, at our direction, our financial advisor contacted each of the five parties to better understand the assumptions underlying their proposals as well as the conditions of their proposals. On July 7 and July 12, 2006, the board of directors held meetings with management and our legal and financial advisors to discuss the indications of interest. The board of directors was also reminded at this time that Mr. Payne and Mr. Wilkerson, who are directors as well as executive officers, would have an interest in a change-in-control transaction, including the potential payments to be received by them under their employment agreements and the vesting of their equity awards.

Following the full board meeting on July 12, 2006, the independent directors met in executive session with our legal counsel and determined that, since the lowest bidder was much less competitive than the other four, further discussions with that bidder would not be productive. The independent directors decided to inform the four highest bidders that their proposed offer prices were not high enough and invite them to participate in a second round of bidding.

Subsequently, each of the selected bidders was sent a letter detailing instructions for the second round of bidding, which letter indicated, among other things, that all final proposals:

•	were due by August 18, 2006;

•	should include proposed revisions to a form of merger agreement to be prepared by our legal counsel;

•	should be for cash and should include the sources of financing and, if financing were to involve external sources, all relevant commitment letters; and

•	should outline remaining areas of due diligence, if any, to be performed, noting that all due diligence should be completed by August 18, 2006 and that any proposals not subject to further due diligence would be given priority.

Management subsequently held discussions with potential buyers regarding our assets, provided access to an electronic data room for due diligence purposes and conducted property tours upon request. On or about August 4, 2006, we provided a proposed form of merger agreement to the prospective buyers.

Shortly before our delivery of the proposed form of merger agreement to the prospective buyers, Babcock & Brown indicated that they were far enough along in their due diligence to offer $23.50 per share if we would agree to negotiate exclusively with them. Babcock & Brown made clear, however, that its proposal would be subject to final approval of its board of directors after negotiation of the proposed merger agreement.

On July 26, 2006, our board of directors met to consider Babcock & Brown’s revised proposal. Following the discussion of the full board, the independent directors met with our legal counsel in an executive session and concluded that it was important to permit all of the bidders to complete their due diligence on the time frame proposed by us and to keep competitive pressure on all of the bidders to secure the highest possible price.

On August 18, 2006, we received three proposals. Babcock & Brown proposed $23.50 per share, Party A proposed $23.00 per share and Party B proposed $23.02 per share. Each bidder also proposed to purchase the common units of our operating partnership held by its limited partners for the same price it was proposing to purchase shares of our common stock. On August 19, 2006, at our direction, our financial advisor contacted each bidder to better understand the assumptions and conditions of each bid.

On Sunday, August 20, 2006, we held a board meeting to discuss the proposals, which meeting was followed by an executive session of the independent directors. The board concluded that each proposal contained assumptions and conditions that were unacceptable. However, based in part on statements the bidders made on August 19th, the board believed that the bidders would not insist on many of the conditions set forth in their proposed offers. The board compared the proposals, in terms of price, certainty and timing.

With respect to Babcock & Brown’s proposal, the $23.50 per share offer price assumed no tax liability under tax protection agreements with limited partners in our operating partnership. Given that management estimated our liability under those agreements to be as much as $6 million (or $0.45 per share), our board considered Babcock & Brown’s proposal to be approximately $23.05 per share. Babcock & Brown’s proposal also permitted our continued payment of quarterly dividends, but did not permit our payment of dividends for the “stub period” between the last day of the most recent quarter and the closing date. Based on information from Babcock & Brown, the board of directors believed that Babcock & Brown had the financial resources necessary to complete the proposed transaction. Babcock & Brown’s proposal letter did not indicate the need for further due diligence and did not specify a termination fee. Furthermore, Babcock & Brown had spent significant resources conducting due diligence to date and providing comments to the proposed merger agreement. Babcock & Brown’s indication of interest also included a request for exclusivity.

With respect to Party A’s proposal, it included a revised offer price of $23.00 per share, prohibited us from paying more than one regular quarterly dividend regardless of the closing date of the merger and also provided for a $12 million termination fee. Party A indicated that it would require 10 business days to complete all due diligence after our selection of its proposal plus an additional three days to obtain the approval of Party A’s board of directors. Party A also noted in its proposal letter that it would require as a condition to closing that we deliver evidence establishing our good and marketable title to each of our properties, free and clear of all encumbrances. In addition, Party A previously had informed our management that it had acquired approximately 4% of our outstanding shares before entering into the confidentiality agreement with us. Our board believed that Party A had the financial resources necessary to complete the proposed transaction. However, our board of directors was not confident that Party A’s proposal would lead to a binding agreement within a short period given Party A’s failure to complete due diligence within the time frame originally requested by us and given Party A’s unusual demand with respect to title to our properties.

With respect to Party B’s proposal, it included a revised offer price of $23.02 per share and a $20 million termination fee. Party B’s proposal also included letters from potential funding sources interested in providing the funds necessary to complete the transaction. The board of directors was concerned that there was a significant risk that Party B would not be able to complete the transaction because of the uncertainty of its access to financing. Party B also indicated that it would require two weeks to complete its due diligence.

Primarily due to its concerns regarding Party B’s financing, the board of directors directed our management and advisors to focus on negotiations with Babcock & Brown and Party A. Our board decided at this point not to negotiate on an exclusive basis with either potential buyer given the similarity of their proposals as to pricing. Also, our board of directors decided to permit potential buyers to speak with management before entering into a binding merger agreement regarding the potential buyers’ intentions with respect to management.

During discussions between August 18, 2006 and August 20, 2006, Party A confirmed on three separate occasions that $23.00 per share was its best and final offer. On August 22, 2006, Babcock & Brown effectively increased its bid by approximately $0.45 per share by proposing to pay $23.50 per share regardless of our liabilities under the tax protection agreements. Babcock & Brown also proposed an $11 million termination fee and to permit us to pay dividends during the “stub period” at our regular rate, prorated for the days in the stub period assuming our funds from operation were not significantly lower than anticipated based on our historical performance. Babcock & Brown also confirmed a willingness to negotiate the closing conditions that we found unacceptable; however, Babcock & Brown stated that its updated proposal was conditioned on our agreement that we negotiate on an exclusive basis.

Also on August 22, 2006, our management met with Babcock & Brown to discuss the terms on which management would work for Babcock & Brown after the merger. Acting solely on our behalf, a representative of DLA Piper US LLP, our counsel, also attended this meeting. Babcock & Brown offered to permit us to enter into new employment agreements with our officers, which would become effective upon the closing of the merger.

On August 23, 2006, our board of directors met with our management and legal counsel to discuss Babcock & Brown’s revised proposal. A representative of our financial advisor also participated in part of the meeting. Following a full discussion of the merits of Babcock & Brown’s revised proposal, our board of directors determined that the proposal from Babcock & Brown was an attractive alternative to proceeding with our long-term strategic plan. With respect to exclusivity, our board determined that we would focus our efforts on reaching a deal with Babcock & Brown but that, if another party approached us about a transaction that appeared reasonably likely of being superior to Babcock & Brown’s revised proposal, we would negotiate with the other party.

On August 24 and 25, 2006, we resolved all material items with respect to the proposed merger agreement with Babcock & Brown other than the amount of the termination fee and the terms of a guarantee from Babcock & Brown Limited or a subsidiary thereof of the obligations of the Babcock & Brown acquisition entities that were parties to the proposed merger agreement. It was during this time that we discussed giving Babcock & Brown the option to offer the limited partners of our operating partnership the right to elect to receive the cash merger consideration or a continuing interest in the surviving operating partnership. The parties believed that offering the limited partners such a choice could reduce potential liabilities under the tax protection agreements.

In the afternoon of August 25, 2006, we received a revised proposal from Party A indicating a price of $24.00 per share. The proposal reiterated that Party A would require 10 additional business days to complete all due diligence, plus an additional three days to obtain the approval of Party A’s board of directors. Party A also reiterated its closing condition that we deliver evidence establishing our good and marketable title to each of our properties, free and clear of all encumbrances. In a subsequent telephone conference, Party A also indicated for the first time that the retention of our management would not be a condition to Party A’s willingness to enter into a merger agreement with us. Shortly thereafter, our management informed Babcock & Brown of the nature of the proposal and that we would likely resume negotiations with Party A. In response, Babcock & Brown indicated that it might withdraw from the process because it appeared to Babcock & Brown that it was merely being used to induce a higher offer from another buyer.

On August 26, 2006, our board of directors met with management and our legal and financial advisors to discuss the latest developments. After full discussion of the merits of the competing proposals, the board of directors met in executive session with our legal counsel and determined that we should:

•	negotiate with Party A with a view to entering into an acceptable merger agreement at a price of at least $24.00 per share;

•	facilitate the prompt completion of Party A’s due diligence; and

•	continue to negotiate with Babcock & Brown to lower the termination fee if Babcock & Brown’s offer remained at $23.50 per share.

Throughout the remainder of that weekend, we negotiated with both Party A and Babcock & Brown. On August 28, 2006, our legal counsel informed Party A’s legal counsel that we would not negotiate exclusively with Party A and that Party A should complete their due diligence as quickly as possible because we did not plan to extend the bidding process until Party A had completed its due diligence and obtained internal approvals. Party A’s legal counsel indicated that Party A believed that it could be in a position to sign a binding merger agreement in 10 business days.

On August 28 and 29, 2006, we had conversations with Party A and its legal counsel regarding due diligence matters. On the evening of August 29, 2006, our legal counsel delivered a revised proposed merger agreement to Party A that reflected the same structure as the proposed merger agreement with Babcock & Brown with respect to the option of providing our limited partners a choice to elect the cash merger consideration or a continuing interest in the surviving operating partnership.

Also on the evening of August 29, 2006, Mr. Payne received a call from the most senior executive representing Party A. This executive was not the executive who was leading Party A’s day-to-day involvement in the bidding process. Although it did not appear to Mr. Payne that the executive was calling to relay material information regarding Party A’s proposal, Mr. Payne believed that the executive downplayed the need for the due diligence referenced in its August 25th proposal and in subsequent communications from Party A. However, on August 30th, counsel to Party A made plans with our counsel for the review of additional due diligence items at the offices of DLA Piper. In addition, at the request of our board of directors, on the evening of August 30, 2006, a representative of our financial advisor contacted a representative of Party A who stated that Party A’s due diligence was ongoing and who did not indicate that Party A’s expected timing had changed.

Through August 30, 2006, we continued to negotiate with Babcock & Brown to finalize the proposed merger agreement and guarantee. On August 30, 2006, Babcock & Brown informed us that its board of directors was meeting that day to consider a transaction between the parties and that the offer price could be increased to $24.00 but that the termination fee also would be increased to approximately $12.5 million.

On the afternoon of August 30, 2006, our management, legal counsel and one of our independent directors, Mr. Blank, discussed Babcock & Brown’s offer. Mr. Blank and Mr. Payne then spoke with Babcock & Brown in an attempt to negotiate a lower termination fee. Babcock & Brown indicated that the higher termination fee would be a non-negotiable condition of the higher $24.00 per share offer price.

On the evening of August 30, 2006, Babcock & Brown indicated that they had received the internal approvals necessary to make the anticipated offer discussed earlier in the day. Babcock & Brown made it clear to us that they expected our board of directors to act promptly with regard to its offer and that $24.00 per share was its highest price.

Also during the evening of August 30, 2006, our board of directors, which had met previously that day and every day since August 26, 2006, met with our management and our legal and financial advisors. At this meeting, Banc of America Securities reviewed with our board of directors its financial analysis of the $24.00 per share merger consideration and delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated August 30, 2006, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the $24.00 per share merger consideration to be received by holders of our common stock was fair, from a financial point of view, to such holders. After discussions with our independent directors, the representatives of Banc of America Securities were excused from the meeting. At this time, Messrs. Payne and Wilkerson also left the meeting. A representative of DLA Piper then summarized the material terms of the original merger agreement, guarantee and ancillary documents. The representative of DLA Piper also reviewed the board’s duties. Considerable discussion among the independent directions of our board of directors regarding the proposed transaction followed. Our board of directors:

•	concluded that the merger was advisable and approved the merger agreement and the guarantee;

•	directed that the merger should be submitted to our stockholders for consideration at a special meeting of the stockholders; and

•	resolved to recommend that the stockholders approve the merger.

Our independent directors, who were the only directors who participated in the deliberations, voted unanimously in support of the motion relating to the foregoing.

Subsequently, with the approval of our board of directors at a meeting held on October 16, 2006, we and the Babcock & Brown transaction entities amended and restated the merger agreement, primarily to modify certain provisions relating to the partnership merger. The original merger agreement had provided that, in the partnership merger, common units of our operating partnership would be converted to cash unless Babcock & Brown determined that it would give holders of common units an option to elect to receive, in lieu of cash for their units, either common or preferred units in the surviving partnership. In the amended and restated

merger agreement, as a result of the partnership merger, common units in our operating partnership will remain common units in the surviving partnership unless the holder elects to receive cash or preferred units in the surviving partnership. In the original merger agreement, the merger involved a merger of our company with and into a corporate subsidiary of Babcock & Brown. In the amended and restated merger agreement, our company will merge with and into B&B Acquisition Sub, which is a Delaware limited liability company.

On October 24, 2006, Mr. Payne received a letter, dated October 19, 2006, from the most senior executive representing Party A. The letter generally conveyed, among other things, disappointment with the bidding process and alleged that Party A “could easily have paid $25.00 a share.”

Mr. Payne shared the letter from Party A with our board of directors and our counsel. On October 27, 2006, our board of directors unanimously decided (with Messrs. Payne and Wilkerson abstaining) that the letter did not merit a response because, among other reasons, it did not reference a current acquisition proposal. The factors that were considered by the board of directors in deciding to accept Babcock & Brown’s offer and not to continue discussions with Party A are described under “Reasons for the Mergers — Factors Supporting Entering into a Merger Agreement with Babcock & Brown versus Prolonging the Bidding Process” and “Factors Supporting Prolonging the Bidding Process versus Entering into a Merger Agreement with Babcock & Brown.”

Recommendation of Our Board of Directors

As described above under the section captioned “— Background of the Mergers,” our board of directors (excluding Messrs. Payne and Wilkerson, who abstained) has unanimously determined that the merger is advisable and approved the merger agreement. Accordingly, our board of directors recommends that our stockholders vote FOR the merger.

Reasons for the Mergers

In determining whether to approve the mergers and enter into the original merger agreement, our board of directors considered a variety of factors that might impact our long-term as well as our short-term interests. As part of its deliberations in evaluating the merger, our board of directors consulted with our management and our legal and financial advisors and considered our historical, recent and prospective financial condition, results of operations, property holdings, share price, capitalization and our operating, strategic and financial risks.

Our board of directors considered a number of factors in determining whether to approve the mergers. Some of those factors related to whether entering into the merger agreement was more favorable to us than continuing to pursue our long-term strategic plan. Other factors related to whether entering into the merger agreement was superior to our other short-term option — pursuing a merger agreement with another potential buyer. Set forth below are the principal factors considered by our board in making these determinations (the order does not reflect the relative significance):

Factors Supporting the Mergers versus Continued Execution of Our Long-Term Strategic Plan

•	Value and Form of Consideration. Our stockholders will receive $24.00 per share of common stock in the merger. The merger consideration consists solely of cash, which provides certainty of value to the holders of our common stock.

•	Dividends. We are permitted to continue to pay regular quarterly dividends through the closing date of the merger. We are also permitted under the terms of the merger agreement to pay dividends during the “stub period” between the last day of the prior quarter and the closing date of the merger, at our regular dividend rate, prorated for the number of days in the stub period, if our funds from operations are not significantly lower than we currently anticipate.

•	The High Probability of Transaction Completion. Our board of directors believes there is a high probability of completing the proposed transaction. Based on our discussions with Babcock & Brown International Pty Ltd, the guarantor of the performance of the obligations of the Babcock & Brown transaction entities, and after consultation with our financial advisor, our board of directors believed that the Babcock & Brown transaction entities and Babcock & Brown International Pty Ltd had access to the necessary financing to complete the mergers. In addition, the merger agreement does not contain a financing contingency.

•	Favorable Market Conditions. Our board of directors believes that the merger agreement enables us to receive a sale price that was set at a time when multifamily assets were selling at historically high prices. This was a key consideration for our board of directors in determining that the merger was more likely to provide our stockholders with greater value on a current basis than continued pursuit of our long-term strategic plan.

•	Our Business Prospects. Our board of directors believes that the merger represents a more desirable alternative for our stockholders than continuing to operate as an independent public company under our current long-term strategic business plan. Although we believe in our strategic plan and our management team’s ability to execute the plan, in the view of our board of directors, realizing a cash premium in the merger provides more value for our stockholders on a risk-adjusted basis than executing our strategic business plan. Even if successful in meeting our long-term business objectives, there is a risk that our success would not be reflected by our public trading price because, among other things, we have a relatively small market capitalization and high leverage versus our peers, investment banks do not issue research reports regarding our securities, our assets are located outside of major metropolitan areas, our assets are generally not considered “class A” apartment communities and future valuations for multifamily assets may not remain at current levels.

•	Our Financial Advisor’s Presentation and Opinion. Our board of directors considered the financial presentation of Banc of America Securities, including its opinion, dated August 30, 2006, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our common stock, as more fully described under the section captioned “— Opinion of Our Financial Advisor.”

•	Approval of Our Stockholders Is Required. The merger is subject to the approval of our stockholders. Accordingly, the merger will not be consummated unless it is supported by the holders of a majority of our outstanding common stock.

Factors Supporting the Continued Execution of Our Long-Term Strategic Plan versus the Mergers

•	Holders of Our Shares Will Be Unable to Share in Our Future Growth. Our board of directors acknowledged that the merger would preclude the holders of our shares of common stock from having the opportunity to participate in the future performance of our assets and any future appreciation in the value of our shares. The holders of our shares will no longer share in any future growth of our company or receive quarterly dividends after the merger.

•	Tax Consequences to Our Stockholders. Our board of directors acknowledged that the merger is a taxable transaction and, as a result, holders of shares will generally be required to pay taxes on any gains that result from their receipt of the cash consideration.

•	Significant Costs Involved. Our board of directors considered the significant costs involved in connection with completing the mergers, the substantial management time and effort required to effectuate the mergers and the related disruption to our operations. If the mergers are not completed, then we may bear these expenses and the costs of these disruptions.

As discussed under “—Background of the Mergers” above, Babcock & Brown’s offer was the product of a competitive bidding process involving multiple potential bidders over a period of several months. At the time of Babcock & Brown’s $24.00 per share offer, our board believed that our short-term alternatives were to either enter into the merger agreement with Babcock & Brown immediately or to try to prolong the bidding process with the hope that Babcock & Brown or another bidder would raise its offer price. At the time, Party A was the only other potential buyer with proven access to capital that appeared to offer the possibility of bettering Babcock & Brown’s offer. Set forth below are the factors the board considered in deciding that accepting Babcock & Brown’s offer promptly was superior to trying to prolong the bidding process.

Factors Supporting Entering into a Merger Agreement with Babcock & Brown versus Prolonging the Bidding Process

•	Failure to Accept Babcock & Brown’s Final Offer at the Time of the Offer Risked Losing the Offer. As discussed under “—Background of the Mergers” above, Babcock & Brown made clear that our failure to accept the offer promptly risked losing the offer altogether. Our board of directors believed that the risk of losing Babcock & Brown had to be taken seriously because:

•	Babcock & Brown had expressed concern that we were merely using Babcock & Brown to get a better price from Party A; and

•	Babcock & Brown was devoting significant resources in pursuit of a transaction with us.

Our board feared that Babcock & Brown would withdraw from the process to minimize its losses if it believed that it was not likely to be the winning bidder.

•	Extending the Bidding Process for Only a Short Period of Time Did Not Appear to Increase Our Chances of Receiving a Higher Offer from “Party A.” Party A indicated as recently as August 28th, after being told of the importance of being able to sign an agreement promptly, that it would require 10 business days to complete its due diligence and be in a position to sign a merger agreement. Although the most senior executive representing Party A appeared to downplay Party A’s remaining due diligence needs, this was not supported by other statements or actions by Party A. Moreover, we estimated that we would need significant time to negotiate the final terms of a merger agreement and secure the approval of Party A’s board of directors. Therefore, our board believed that we would have had to extend the bidding process by approximately two weeks to try to secure a higher offer from Party A.

•	We Did Not Believe that Babcock & Brown Would Consider Paying More than $24.00 per Share. Executives of Babcock & Brown stated that their board of directors would not approve a purchase price in excess of $24.00 per share. They also indicated that their board was frustrated by aspects of the bidding process and that the executives would not be willing to ask their board to approve a higher offer.

•	We Had Little Confidence that “Party A” Would Pay $24.00 per Share or Higher. Party A did not appear to devote as many resources to completing a transaction with us as did Babcock & Brown. Its August 25th proposal was conditioned on completion of 10 business days of due diligence, which was approximately three weeks after the date by which we had urged buyers to have completed their due diligence. Having devoted fewer resources to the transaction, we believed Party A’s proposal was less credible.

Party A indicated that it had previously acquired a 4% ownership stake in us. Such an ownership stake could have motivated Party A to make a non-binding $24.00 per share offer in order to drive up the ultimate sale price and increase its profit on its investment in us.

Party A’s $24.00 proposal was conditioned on completion of its due diligence as well as our delivering evidence establishing good and marketable title to each of our properties, free and clear of all encumbrances. Notwithstanding the non-binding nature of Party A’s proposal, these conditions were so significant that we believed Party A could attempt to justify a lower purchase price based on its due diligence findings or on title encumbrances.

If, as we feared, we lost Babcock & Brown’s offer by waiting for Party A to complete its due diligence and negotiate a binding merger agreement, Party A’s $24.00 per share proposal might be less likely to materialize without the competitive pressure created by Babcock & Brown’s offer.

•	We Have a Termination Right in the Event of a Superior Competing Transaction. If prior to receiving stockholder approval for the merger, we receive unsolicited inquiries regarding other potential business combinations that are reasonably likely to lead to a superior proposal, we may provide information and participate in discussions and negotiations with respect to any such inquiries if our board of directors determines, after consultation with legal and financial advisors, that such inquiries are reasonably likely to lead to a proposal that is more favorable to our stockholders than the merger, from a financial point of view. Upon making such a determination and subject to the satisfaction of specified conditions and payment of a $12.5 million termination fee, we may terminate the merger agreement with the Babcock & Brown transaction entities and enter into an agreement with respect to a superior competing transaction with a third party.

Factors Supporting Prolonging the Bidding Process versus Entering into a Merger Agreement with Babcock & Brown

•	We Did Not Inform “Party A” that Another Bidder had Offered $24.00 per Share and was Ready to Sign Immediately. Had we informed Party A on August 30th that Babcock & Brown was ready to sign a merger agreement at $24.00 per share, our board of directors acknowledged that there was a chance, however seemingly remote, that Party A might have agreed to a higher price promptly. In deciding to enter into the merger agreement with Babcock & Brown when we did, our board considered this uncertainty to be a negative factor.

•	The Termination Fee May Discourage a Competing Proposal to Acquire our Company. If we receive an unsolicited proposal regarding another potential business combination that constitutes a superior proposal, we have a limited right, subject to satisfaction of certain conditions and payment of a $12.5 million termination fee to Babcock & Brown, to terminate the merger agreement and enter into an agreement with respect to a superior proposal with a third party. This termination fee may discourage a competing proposal to acquire our company.

•	We May Not Solicit Other Offers. Even though the merger agreement permits our board of directors to receive unsolicited inquiries regarding other potential business combination transactions, it prohibits our company and our directors, officers and representatives from initiating any proposal that may reasonably be expected to lead to a competing business combination transaction.

In addition to the factors described above, our board of directors also considered the fact that our executive officers and four of our directors have interests in the mergers that differ from and may conflict with your interests as a stockholder. These interests, which are discussed under the heading “— Interests of Our Directors and Executive Officers in the Mergers,” include the lapsing of restrictions and immediate vesting of restricted stock and stock options awarded under our benefit plans, the new employment agreements entered into by several of our executive officers and the ownership of common units in our operating partnership.

Our board also took note of the fact that our four most senior executive officers would be entitled to receive severance payments totaling $2.2 million upon consummation of the transaction had we entered into a merger agreement with Party A. However, under the new employment agreements they entered into with us in connection with the merger with Babcock & Brown, those executive officers were not entitled to those payments upon consummation of the merger (but they may become entitled to the payments upon the occurrence of subsequent events).

On the other hand, our board also observed that Babcock & Brown conditioned its offer on our securing new employment agreements with our executive officers relating to their ongoing employment after the merger. In contrast, Party A indicated a willingness to proceed without retaining management.

As a result of these additional and varying interests, which interests are different from those of our stockholders, Messrs. Payne and Wilkerson did not participate in the vote or the deliberations of the independent directors regarding the approval of the mergers. Moreover, our independent directors met frequently in executive session, without management, throughout the bidding process.

In view of the wide variety of factors considered by our board of directors, our board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our board of directors views its recommendation as being based on the totality of the information presented to and considered by it. After taking into consideration all of the factors set forth above, our board of directors determined that the potential benefits of the mergers substantially outweigh the potential detriments associated with the mergers.

Conduct of Business if the Mergers are not Completed

If we do not complete the mergers for any reason, we will continue to pursue our strategic business plan intended to deliver further sustainable growth in revenues and enhanced value for our stockholders over time.

Opinion of Our Financial Advisor

We retained Banc of America Securities to act as our financial advisor in connection with the merger. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We selected Banc of America Securities to act as our financial advisor in connection with the merger on the basis of Banc of America Securities’ experience in transactions similar to the merger and its reputation in the REIT sector and investment community.

On August 30, 2006, at a meeting of our board of directors held to evaluate the merger, Banc of America Securities delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated August 30, 2006, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of our common stock was fair, from a financial point of view, to such holders.

The full text of Banc of America Securities’ written opinion to our board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Exhibit B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of our common stock are encouraged to read the opinion carefully in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to our board of directors for the benefit and use of our board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger.

For purposes of its opinion, Banc of America Securities:

•	reviewed publicly available financial statements and other business and financial information of BNP;

•	reviewed internal financial statements and other financial and operating data concerning BNP;

•	reviewed financial forecasts relating to BNP prepared by BNP’s management;

•	discussed the past and current operations, financial condition and prospects of BNP with BNP’s senior executives;

•	reviewed the reported prices and trading activity for BNP common stock;

•	compared the financial performance of BNP and the prices and trading activity of BNP common stock with that of other publicly traded companies that Banc of America Securities deemed relevant;

•	compared the financial terms of the merger to financial terms, to the extent publicly available, of other business combination transactions that Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of the parties to the merger agreement and their respective advisors;

•	reviewed a draft dated August 30, 2006 of the original merger agreement, referred to as the “draft merger agreement”;

•	considered the results of Banc of America Securities’ efforts to solicit, at BNP’s direction, indications of interest and proposals from third parties with respect to a possible acquisition of BNP; and

•	performed other analyses and considered other factors as Banc of America Securities deemed appropriate.

Banc of America Securities assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information it reviewed for the purposes of its opinion. With respect to the financial forecasts relating to BNP prepared by BNP’s management, Banc of America Securities assumed, at BNP’s direction, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of BNP’s management as to BNP’s future financial performance. Banc of America Securities did not make any independent valuation or appraisal of BNP’s assets or liabilities, and Banc of America Securities was not furnished with any such valuations or appraisals. Banc of America Securities assumed, at BNP’s direction, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by Banc of America Securities and assumed, with BNP’s consent, that the merger and related transactions (including the partnership merger) would be consummated as provided in the draft merger agreement, with full satisfaction of all covenants and conditions set forth in the draft merger agreement and without any waivers.

Banc of America Securities expressed no view or opinion as to any terms or aspects of the merger or any related transaction, other than the merger consideration to the extent expressly specified in its opinion, including, without limitation, the form or structure of the merger, tax or accounting aspects of the merger or any aspects of the partnership merger. In addition, Banc of America

Securities expressed no opinion as to the relative merits of the merger in comparison to other transactions available to BNP or in which BNP might engage or as to whether any transaction might be more favorable to BNP as an alternative to the merger, nor did Banc of America Securities express any opinion as to the underlying business decision of BNP’s board of directors to proceed with or effect the merger. Except as described above, we imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

The following represents a brief summary of the material financial analyses presented by Banc of America Securities to BNP’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Banc of America Securities performed.

Net Asset Valuation. Banc of America Securities performed a net asset valuation of BNP based on the estimated value of BNP’s income-producing properties and other assets. The estimated value of BNP’s income-producing apartment properties was calculated by applying a range of capitalization rates of 6.0% to 6.75% to the next 12 months estimated net operating income of the properties based on internal estimates of BNP’s management. The estimated value of the management income generated from such properties was calculated by applying a multiple of 5.0x to BNP’s next 12 months estimated management income based on internal estimates of BNP’s management. Other asset values were estimated based on book values, lessee or other third-party indications of interest, the purchase prices of such assets and/or internal estimates of BNP’s management. This analysis indicated the following implied per share equity reference range for BNP, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for BNP	Merger Consideration
$19.00 - $25.00	$24.00

Analysis of Selected Publicly Traded Companies. Banc of America Securities reviewed publicly available financial and stock market information for the following three publicly traded REITs in the apartment real estate industry:

•	Associated Estates Realty Corporation

•	Home Properties, Inc.

•	Mid-America Apartment Communities, Inc.

Banc of America Securities reviewed, among other things, equity values of the selected publicly traded REITs, based on closing stock prices on August 30, 2006, as a multiple of calendar years 2006 and 2007 estimated funds from operations, referred to as FFO, per share. Banc of America Securities then applied a range of selected multiples of calendar years 2006 and 2007 estimated FFO per share derived from the selected publicly traded REITs to corresponding data of BNP. Estimated financial data of the selected publicly traded REITs were based on publicly available research analysts’ estimates. Estimated financial data for BNP were based on internal estimates of BNP’s management. This analysis indicated the following implied per share equity reference ranges for BNP, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for BNP Based on		Merger Consideration
2006E FFO	2007E FFO
$20.00 - $25.25	$16.75 - $25.50	$24.00

No company or business used in this analysis is identical or directly comparable to our company or business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which our company was compared.

Analysis of Selected Transactions. Banc of America Securities reviewed, to the extent publicly available, financial information relating to the following six selected transactions in the apartment real estate industry:

Announcement

Date	Acquiror	Target

• 6/28/06	• Empire Group Holdings LLC	• Equity Residential’s Lexford Portfolio

• 10/24/05	• Morgan Stanley Real Estate Fund	• AMLI Residential Properties Trust

• 6/7/05	• ING Clarion Partners	• Gables Residential Trust

• 10/22/04	• Colonial Properties Trust	• Cornerstone Realty Income Trust, Inc.

• 10/4/04	• Camden Property Trust	• Summit Properties Inc.

• 9/7/04	• United Dominion Realty Trust, Inc.	• Portfolio from the Essex Apartment Value Fund of Essex Property Trust, Inc.

Banc of America Securities reviewed, among other things, purchase prices in the selected transactions as a multiple of one-year forward estimated FFO per share for the target company at the time of announcement of the selected transaction. Banc of America Securities then applied a range of selected multiples of one-year forward estimated FFO per share derived from the selected transactions to BNP’s calendar year 2007 estimated FFO per share based on internal estimates of BNP’s management. Estimated financial data of the selected transactions were based on public filings and other publicly available information. This analysis indicated the following implied per share equity reference range for BNP, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for BNP	Merger Consideration
$20.50 - $26.25	$24.00

No company, business or transaction used in this analysis is identical or directly comparable to our company or business or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which our company and the merger were compared.

Miscellaneous. As noted above, the discussion set forth above is a summary of the material financial analyses Banc of America Securities presented to BNP’s board of directors in connection with its opinion and is not a comprehensive description of all analyses Banc of America Securities undertook in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses summarized above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond BNP’s control. The estimates of BNP’s future performance, which BNP’s management provided to Banc of America Securities, in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the fairness of the merger consideration from a financial point of view, and were provided to BNP’s board of directors in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of BNP.

The type and amount of consideration payable in the merger were determined through negotiations between our company and Babcock & Brown, rather than by any financial advisor, and were approved by our board of directors. The decision to enter into the merger agreement was solely that of our board of directors. As described above, Banc of America Securities’ opinion and analyses were only one of many factors our board of directors considered in evaluating the proposed merger and should not be viewed as determinative of our board of directors’ or management’s views with respect to the merger or the merger consideration.

We agreed to pay Banc of America Securities for its services in connection with the merger an aggregate fee of approximately $5.5 million, a portion of which was payable upon the rendering of Banc of America Securities’ opinion and a significant portion of which is contingent upon the consummation of the merger. We also agreed to reimburse Banc of America Securities for all reasonable expenses (including any reasonable fees and disbursements of Banc of America Securities’ counsel) incurred in connection with Banc of America Securities’ engagement, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

In the ordinary course of Banc of America Securities’ businesses, Banc of America Securities and its affiliates may actively trade or hold BNP’s securities or loans or those of Babcock & Brown and its affiliates for Banc of America Securities’ own accounts or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in these securities or loans.

Financing by Babcock & Brown of the Mergers and Related Transactions

The Babcock & Brown transaction entities have represented to us that they will have the merger consideration available at the effective time of the merger. There is no financing contingency in the merger agreement.

In connection with the merger agreement, Babcock & Brown International Pty Ltd (an affiliate of Babcock & Brown Limited) provided us and our operating partnership with a guarantee of certain obligations of Babcock & Brown and its subsidiaries under the merger agreement.

Legal Proceedings

We, our operating partnership and our other subsidiaries and affiliates (whether or not wholly owned) are not presently subject to any material litigation nor, to our knowledge, has any material litigation been threatened. We are a party to routine litigation and administrative proceedings arising in the ordinary course of business, most of which are expected to be covered by liability insurance and none of which, individually or in the aggregate, are expected to have a material effect on us.

Interests of Our Directors and Executive Officers in the Mergers

In considering the recommendation of our board of directors in connection with the mergers, you should be aware that, as described below, some of our directors and executive officers have interests in, and will receive benefits from, the mergers that differ from, or are in addition to, the interests of our stockholders generally. These additional interests may be in conflict with your interests as a stockholder and are described below. In addition, the number of our shares of common stock and operating partnership common units owned by our directors and some of our executive officers appears below under the section captioned “Security Ownership of Certain Beneficial Owners and Management.” Our board of directors is aware of these interests and considered them in approving the mergers.

Indemnification and Insurance. The merger agreement provides that following the merger the surviving company will indemnify and hold harmless any person who is a director or officer of our company or any of our subsidiaries at or before the effective time of the merger, in respect of liabilities arising out of actions or omissions arising out of such party’s service as a director or officer before the effective time of the merger, to the fullest extent required by a Maryland corporation under Maryland law and by our charter and bylaws before the merger. The merger agreement further provides that, subject to certain limitations, for a period of six years after the effective time of the merger, Babcock & Brown and the surviving company will maintain with respect to actions and omissions occurring at or prior to the effective time of the merger, directors’ and officers’ liability insurance policies of not less coverage and not less favorable terms than those maintained by our company as of August 31, 2006, provided that annual premiums are no more than 250% of premiums paid by us for such coverage for fiscal year 2006. For a more complete discussion of these provisions of the merger agreement, see the section captioned “—Description of the Merger Agreement — Indemnification; Directors’ and Officers’ Insurance.”

Options. Certain of our employees, including our executive officers, hold options to purchase shares of common stock, all of which are currently vested and exercisable. In accordance with the terms of the merger agreement, any unexercised options to purchase our shares held by any such holders, whether or not then vested or exercisable as of the closing of the merger, will be exchanged for cash in an amount equal to the product of (1) the number of shares such holder could have purchased under our option plan (assuming full vesting) had such holder exercised such option in full immediately prior to the merger becoming effective and (2) the excess of $24.00 over the exercise price per share of such option, which cash payment will be treated as compensation and will be subject to applicable withholding. The exercise price of each outstanding option is less than $24.00.

Our executive officers will be entitled to receive the following amounts with respect to their existing options to purchase our common stock (based on the difference between $24.00 and the exercise price of the options assuming that no additional vested options are exercised prior to the merger’s consummation) upon completion of the merger (less applicable withholding):

Executive Officer/ Non-employee Director	Share Option Amount
Philip S. Payne	$1,131,250
D. Scott Wilkerson	543,750
Pamela B. Bruno	311,500
Eric Rohm	—

Total	$1,986,500

Restricted Stock. Restricted stock issued to certain of our officers as long-term incentive compensation is subject to forfeiture if certain service and holding periods are not met. As a result of the merger, any restrictions or forfeiture provisions will terminate or lapse and the restricted stock will be treated under the merger agreement in the same manner as our other shares, including receipt of the per share merger consideration.

Our executive officers will be entitled to receive the following amounts with respect to their restricted stock (based on the receipt of merger consideration equal to $24.00 and without regard to any future vesting of restricted stock prior to the merger’s consummation) upon completion of the merger (less applicable withholding):

Executive Officer/ Non-employee Director	Value of Restricted Shares
Philip S. Payne	$1,512,000
D. Scott Wilkerson	1,512,000
Pamela B. Bruno	648,000
Eric Rohm	648,000

Total	$4,320,000

Change in Control Payments to Executive Officers. We are a party to employment agreements with each of Philip S. Payne, Chairman of the Board of Directors, D. Scott Wilkerson, President and Chief Executive Officer, Pamela B. Bruno, Vice President, Treasurer and Chief Financial Officer, and Eric S. Rohm, Vice President, Secretary and General Counsel. The merger agreement provides that each of these executive officers will receive the amounts due to such executive officers under their respective employment agreements. These employment agreements provide for a cash payment immediately prior to the effective time of the merger equal to:

•	a lump sum equal to his/her current base salary for the remaining employment term (unless the executive is offered and accepts employment with the acquirer, which each person has done); and

•	a lump sum equal to $3,600,000 each for Messrs. Payne and Wilkerson, and $600,000 each for Ms. Bruno and Mr. Rohm.

Annual, Completion and Other Bonuses. In addition, we may agree to pay certain of our other employees retention bonuses, which would be payable following the effective time of the merger.

Employment of Certain Executive Officers. As of the date of this proxy statement and in connection with the merger, Philip S. Payne, Chairman of the Board of Directors, D. Scott Wilkerson, President and Chief Executive Officer, Pamela B. Bruno, Vice President, Treasurer and Chief Financial Officer, and Eric S. Rohm, Vice President, Secretary and General Counsel have signed revised definitive employment agreements, which only become effective if and when the mergers are effective, and which provide for each of their employment by the surviving company from the effective time of the merger.

The term of each agreement for Messrs. Payne and Wilkerson is three years. For each of Ms. Bruno and Mr. Rohm, the term is two years. Each agreement automatically renews for one additional year on the expiration of the initial term and on each subsequent anniversary thereof unless prior written notice is given. Messrs. Payne and Wilkerson will each be paid a base salary of $350,000 per year. Ms. Bruno and Mr. Rohm will each be paid a base salary of $250,000 per year. The surviving company’s manager may grant an annual bonus to each executive at its discretion. The executives are also entitled to other customary employment benefits including health, life and supplemental insurance and paid time off.

Upon termination without cause or by the executive for good reason (as those terms are defined below), each executive will receive:

•	in the case of Messrs. Payne and Wilkerson, (A) a lump sum payment equal to $900,000 minus any cash or equity-based compensation paid to the executive following the merger in excess of $300,000 per year, and (B) health, dental, life and disability insurance benefits for three years following employment termination on terms and conditions at least equal to those provided before termination; and

•	in the case of Ms. Bruno and Mr. Rohm, a lump sum payment equal to $200,000 minus any cash or equity-based compensation paid to the executive following the merger in excess of $200,000 per year, and (B) health, dental, life and disability insurance benefits for two years following employment termination on terms and conditions at least equal to those provided before termination.

For purposes of the agreements, “cause” means a deliberate or intentional material misrepresentation by the executive; the commission of a crime by the executive which constitutes a felony or a misdemeanor that involves moral turpitude or that has a material adverse effect on the employer, its business, reputation or interests; a material breach of any contract or agreement between the executive and the employer or a material breach by the executive of a fiduciary duty or responsibility to the employer, which has not been cured; the executive’s abuse of drugs or alcohol which affects the executive’s ability to perform the executive’s duties; or the willful, negligent or wanton misconduct of the executive which results in material damage to the employer, its business, reputation or interests.

For purposes of the agreements, “good reason” means the assignment to the executive of any duties, responsibilities or status materially and adversely inconsistent with, or which constitute a material adverse change in, the executive’s current position, duties, responsibilities or status with the employer (other than an assignment of or a change in duties or responsibilities resulting solely by virtue of the merger); a material adverse change in the executive’s current reporting responsibilities, title or office, other than a change in reporting responsibilities resulting solely by virtue of the merger; a reduction by the employer of the executive’s base salary; a material violation of the provisions of the agreement governing benefits and life insurance; or a change in the executive’s principal work location by more than 50 miles.

During the term of the agreements and, in the case of a termination of employment by the surviving company for cause or by the executive for any reason other than for good reason, for one year following employment termination, Messrs. Payne and Wilkerson are subject to non-competition and non-solicitation covenants.

Common Units. Two of our independent directors, Messrs. Chrysson and Gilley, own 276,766 and 292,145 common units in our operating partnership, respectively. Babcock & Brown recently decided to offer all holders of common units in our operating partnership an opportunity to elect to exchange each common unit for (i) $24.00 in cash or (ii) if the holder qualifies as an “accredited investor” under U.S. securities laws, a preferred unit in the operating partnership. As holders of common units, Messrs. Chrysson and Gilley will have this opportunity as well. If they do not elect to exchange their units for cash, they will be entitled to defer the taxable gain they would otherwise recognize if they were to receive cash in respect of their common units. At the time of the board’s consideration of the original merger agreement, it was not known whether Babcock & Brown would offer holders of common units the option to elect any consideration other than $24.00 per share although we believed that there could be benefits to doing so under tax protection agreements to which we are a party. As of the date of this proxy statement, the terms of the preferred units have not been determined.

Voting and Proxy Agreement. Concurrently with the execution of the original merger agreement, Paul Chrysson, W. Michael Gilley, Philip S. Payne, D. Scott Wilkerson, Peter J. Weidhorn, Pamela B. Bruno and Eric S. Rohm, all of whom are officers and/or directors of our company, entered into a Voting and Proxy Agreement, dated as of August 31, 2006, with Babcock & Brown. We refer to this Voting and Proxy Agreement in this proxy statement as the “voting agreement.” These individuals are stockholders of our company, and some of them are limited partners of our operating partnership. We collectively refer to these individuals as the “voting securityholders.” As of August 31, 2006, the voting securityholders, collectively, beneficially owned approximately 8.0% of our outstanding common stock and 4.4% of the outstanding operating partnership units. Under the voting agreement, the voting securityholders have agreed to vote their shares of our common stock and their operating partnership common units in favor of the merger and the partnership merger, respectively. Following is a summary of the material provisions of the voting agreement. This summary is qualified in its entirety by reference to the complete text of the voting agreement, attached as Exhibit C to this proxy statement and which we incorporate by reference into this proxy statement.

Voting. Under the voting agreement, the voting securityholders irrevocably and unconditionally agreed that, at any meeting (whether annual or special and each adjourned or postponed meeting) of our stockholders or our operating partnership’s partners, as applicable, however called, or in connection with any written consent of our stockholders or the partners of our operating partnership, as applicable, the voting securityholders will vote (1) for approval of the merger, (2) against any alternative acquisition proposal (without regard to any recommendation of our board of directors to our stockholders concerning such acquisition proposal) or the terms of any such acquisition proposal or any proposal inconsistent with the mergers, (3) against any agreement, amendment of any agreement or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone or discourage the transactions contemplated by the merger agreement, other than those specifically contemplated by the voting agreement or the merger agreement and (4) against any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of our company in the merger agreement.

Irrevocable Proxy. In addition, the voting securityholders revoked any and all previous proxies granted with respect to their shares of our common stock and operating partnership units, as applicable, and irrevocably appointed Babcock & Brown or its designee as the voting securityholders’ agent, attorney and proxy, to vote (or cause to be voted) their shares and units, as applicable, if the voting securityholders fail to vote as the voting securityholders have agreed to vote (as described above).

Restrictions on Transfer. Under the voting agreement, the voting securityholders agreed that, while the voting agreement is in effect, the voting securityholders will not (with only limited exceptions) sell, transfer, pledge or dispose of any shares of our common stock or operating partnership units owned by the voting securityholders.

No Shop. Except as permitted under the merger agreement, the voting securityholders agreed not to, and to use reasonable best efforts to cause their representatives not to, directly or indirectly, (1) solicit, initiate or knowingly facilitate or encourage any acquisition proposal, (2) participate in any negotiations regarding, or furnish to any person any material nonpublic information in connection with, such acquisition proposal, (3) engage in discussions with respect to any acquisition proposal, (4) approve or recommend any acquisition proposal, or (5) enter into any letter of intent or similar document or any agreement or commitment providing for any acquisition proposal.

In addition, the voting securityholders agreed to promptly advise Babcock & Brown of (1) any acquisition proposal or any inquiry, proposal or offer, request for information or request for discussions or negotiations with respect to or that would reasonably be expected to lead to any acquisition proposal and (2) the identity of any person making the acquisition proposal or inquiry, proposed offer or request.

Term. The voting agreement terminates upon the termination of the merger agreement in accordance with its terms or upon the closing of the merger.

Description of the Merger Agreement

This section describes the material terms of the merger agreement. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov. We refer to the Securities and Exchange Commission in this proxy statement as the “SEC.” The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Exhibit A and which we incorporate by reference into this proxy statement. We encourage you to read carefully the merger agreement in its entirety because it is the legal document that governs the merger.

The Merger. In accordance with the merger agreement and each of the Maryland General Corporation Law, which we refer to in this proxy statement as the “MGCL” and the Delaware Limited Liability Company Act, which we refer to this in the proxy statement as the “DLLCA,” we will merge with and into B&B Acquisition Sub. As a result of the merger, our separate corporate existence will cease, and B&B Acquisition Sub will continue as the surviving company and a subsidiary of Babcock & Brown. All of our company’s and B&B Acquisition Sub’s properties, assets, rights, privileges, powers, purposes and liabilities will become those of the surviving company.

The Partnership Merger. In accordance with the merger agreement and the Delaware Revised Uniform Limited Partnership Act, which we refer to in this proxy statement as “DRULPA,” Babcock & Brown Operating Partnership LP will merge with and into our operating partnership. As a result of the merger, the separate existence of Babcock & Brown Operating Partnership LP will cease, and our operating partnership will continue as the surviving partnership, and we will be the general partner of the surviving partnership.

Effective Times. The merger will become effective at such time as we and Babcock & Brown agree after the filing of (1) the articles of merger with the State Department of Assessments and Taxation of Maryland and (2) the certificate of merger with the Secretary of State of the State of Delaware. The closing will occur on a date specified by the parties to the merger agreement, but such date shall be no later than five business days following the satisfaction (or to the extent permitted by law, waiver) of all of the conditions set forth in the merger agreement (other than those conditions that must be satisfied or waived at the closing, but subject to the satisfaction or waiver of those conditions), or at such other time as the parties to the merger agreement may agree in writing, except that Babcock & Brown is not obligated to effect the merger and consummate the transactions contemplated by the merger agreement prior to June 30, 2007 if we have not received certain consents to the merger on terms satisfactory to Babcock & Brown or if any consent received before such date shall no longer be in effect.

The partnership merger will become effective at (1) such time as the partnership certificate of merger has been accepted for record by the Delaware Secretary of State, (2) such other time specified in the partnership certificate of merger or (3) such other time as we and Babcock & Brown agree. The partnership merger will become effective before the merger.

Merger Consideration. The merger agreement provides that each share of our common stock issued and outstanding immediately before the effective time of the merger and the associated preferred stock purchase rights granted pursuant to the Rights Agreement, as amended, dated as of March 18, 1999, between us and the rights agent (currently American Stock Transfer and Trust Company), will be converted at the effective time of the merger into the right to receive an amount equal to $24.00, without interest and less any applicable withholding taxes. All common shares of our company held directly or indirectly by us or B&B Acquisition Sub will be canceled and will cease to exist, without payment of any consideration for such shares, at the effective time of the merger.

Partnership Merger Consideration. The merger agreement provides that each common unit of our operating partnership issued and outstanding immediately before the effective time of the partnership merger, at the partnership merger effective time, will remain a common unit in the surviving partnership; provided, however, that, subject to certain conditions, each limited partner of our operating partnership may elect to receive, in lieu of continuing to hold such common units, for each common unit in our operating partnership, (1) $24.00, without interest and less any applicable withholding taxes, or (2) a preferred unit in the surviving partnership with terms specified by Babcock & Brown. A unitholder who makes this election must make such election as to all of such unitholder’s units. Substantially concurrently with the mailing of the proxy statement to our stockholders, Babcock & Brown will deliver a form of election, together with any other materials we and Babcock & Brown determine to be necessary or prudent, to each holder of common units of our operating partnership. All common units of our operating partnership that we hold (we are the general partner of our operating partnership) will remain an equal number of common units in the surviving partnership at the effective time of the partnership merger.

A limited partner of our operating partnership will only be entitled to receive preferred units in the surviving partnership if such limited partner (1) represents to Babcock & Brown that such limited partner is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, (2) agrees to be bound by the limited partnership agreement of the surviving partnership, as in effect immediately following the effective time of the partnership merger, and (3) delivers a properly executed form of election that is received by Babcock & Brown prior to 5:00 p.m. EST on the business day preceding the special meeting. If a unitholder fails to return a form of election, or if Babcock & Brown reasonably determines that such form has not been properly executed and delivered within the specified time period, such unitholder’s units will remain common units in the surviving partnership in the partnership merger. This proxy statement does not constitute any solicitation of consents in respect of the partnership merger. Nor does it constitute an offer to exchange or convert the operating partnership units that you may own into cash consideration or preferred units in the surviving partnership.

Treatment of Stock Options and Restricted Shares. In connection with the merger and pursuant to the merger agreement, each outstanding option to purchase our common shares issued under our Amended and Restated 1994 Stock Option and Incentive Plan, which we refer to as the “Stock Option Plan,” or under any agreement to which we or any of our subsidiaries is a party, will become fully vested (to the extent not otherwise vested) at the effective time of the merger. At the effective time of the merger, all existing options will be canceled in exchange for the right to receive a cash payment, without interest and less applicable withholding taxes, equal to the amount by which $24.00 exceeds the per share exercise or purchase price of such option, multiplied by the number of shares of our common stock subject to such option. Prior to the effective time of the merger, we and Babcock & Brown will establish a procedure by which option holders may surrender such options.

At the effective time of the merger, any restrictions with respect to outstanding restricted shares awarded under the Stock Option Plan or otherwise will lapse. These shares will be automatically converted into the right to receive $24.00 per share, without interest and less any applicable withholding taxes. These shares will also receive the regular quarterly dividend and special dividend we expect to pay.

At the effective time of the merger, the Stock Option Plan will terminate and all awards issued under the Stock Option Plan will be terminated. Thereafter, no holder of an option issued under the Stock Option Plan or any participant in the Stock Option Plan will have any right to acquire any securities of our company, the surviving company or any of their subsidiaries, or receive any payment or benefit with respect to any award previously granted under the Stock Option Plan except as provided above.

Dividends; Special Dividend. Until the completion of the merger, the merger agreement provides that we may continue to pay regular quarterly dividends on our common stock of not more than $0.26 per share. We expect to continue paying regular quarterly dividends at that rate for each full fiscal quarter ended before the merger’s closing date. Immediately before the effective time of the partnership merger, our board of directors will set a record date for and declare a special dividend on each outstanding share of our common stock and each outstanding unit of our operating partnership. The amount of the special dividend per common share or unit will be the amount of our distributable funds from operations (as of the last business day prior to the anticipated closing date and as we determine, modified by any mutual agreement between us and Babcock & Brown), divided by the aggregate number of shares of common stock and units we do not own outstanding on the record date for the special dividend. However, the special dividend may not exceed an amount per share of common stock or per common unit, as applicable, equal to $0.26 multiplied by the quotient of (1) the number of days between the last day of the last quarter for which we paid a full quarterly dividend and the closing date (including the closing date) divided by (2) the total number of days in the quarter in which the closing date occurs.

Exchange and Payment Procedures. Before the effective time of the partnership merger, Babcock & Brown will designate a bank or trust company to act as paying agent for holders of our shares of common stock (other than shares held directly or indirectly by Babcock & Brown or B&B Acquisition Sub), options, restricted stock and preferred stock purchase rights of the company and holders of common units of our operating partnership (other than (1) units we own and (2) units that are to remain common units or be converted to preferred units in the surviving partnership pursuant to a properly executed and delivered form of election). Promptly following the effective time of the partnership merger, the surviving company will provide to the paying agent cash in an amount sufficient to make payment for the common stock, options, restricted stock, preferred stock purchase rights and common units.

At or before the effective time of the partnership merger, we will provide to the paying agent cash in an amount sufficient to satisfy the special dividend to be distributed to the holders of our common stock and of common units of our operating partnership in a manner consistent with the payment of our regular quarterly dividend.

As soon as practicable after the effective time of the merger or partnership merger, as applicable, but in no event later than five business days following such effective time, the paying agent will provide appropriate transmittal materials to each holder of record of our common stock and to each holder of common units of our operating partnership registered on the transfer books of our operating partnership, in each case, immediately before the merger effective time or partnership merger effective time, as applicable. The letter of transmittal and instructions will tell you how to surrender your common stock certificates, restricted stock, options, preferred stock purchase rights and any interest in common units of our operating partnership, as applicable, in exchange for the merger consideration or partnership merger consideration.

You should not deliver your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Any portion of the funds (including any interest or other income received with respect thereto) deposited with the paying agent that remains undistributed to holders of shares of common stock, restricted stock, options, preferred stock purchase rights or units of our operating partnership on the first anniversary of the effective time of the merger shall be delivered to Babcock & Brown upon demand. Any such holders who have not received the consideration to which they are entitled under the merger agreement shall thereafter look only to the surviving company or surviving partnership, as applicable, for payment of their claims with respect thereto. None of the Babcock & Brown transaction entities will be liable to any former holder of our common stock or units of our operating partnership for any amount properly paid or property properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

We, our operating partnership, Babcock & Brown, the surviving company, the surviving partnership and the paying agent will be entitled to deduct and withhold from any payment pursuant to the merger agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable law.

Organizational Documents of our Company and Our Operating Partnership. The certificate of formation and limited liability company agreement of B&B Acquisition Sub in effect immediately before the effective time of the merger will be the certificate of formation and limited liability company agreement of the surviving company until amended or repealed.

The agreement of limited partnership and certificate of limited partnership of our operating partnership will continue to be the agreement of limited partnership and certificate of limited partnership of the surviving partnership following the effective time of the partnership merger until further amended in accordance with DRULPA.

Directors and Officers of the Surviving Company Following the Merger. The directors and officers of B&B Acquisition Sub immediately before the effective time of the merger will be the directors and officers of the surviving company from and after the effective time of the merger until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. Additionally, certain of our executive officers have signed employment contracts and will become officers of the surviving company after the merger as described above under “The Mergers – Interests of Our Directors and Executive Officers in the Mergers – Employment of Certain Executive Officers.”

Representations and Warranties. The merger agreement contains customary representations and warranties of the parties made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure schedule that the parties have exchanged in connection with signing the merger agreement and that modifies, qualifies and creates exceptions to the representations and warranties contained in the merger agreement. Moreover, various representations and warranties were subject to specified exceptions and qualifications, including the occurrence of a material adverse effect (as defined below). Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because (1) they were made only as of August 31, 2006 or a prior specified date, (2) in some cases they are subject to qualifications with respect to materiality and knowledge and (3) they are modified in part by the underlying disclosure schedules. The disclosure schedules contain information that has been included in our prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since August 31, 2006, which subsequent information may not be fully reflected in our public disclosures.

The representations and warranties we made relate to, among other things:

•	our and our operating partnership’s due organization, valid existence, good standing and qualification to do business;

•	our charter and bylaws and the organizational documents of our operating partnership;

•	our and our operating partnership’s power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the approval of the merger agreement and the transactions contemplated by the merger agreement by our board of directors on behalf of us as a company and on behalf of us in our capacity as the general partner of our operating partnership;

•	the resolution of our board of directors to recommend that our stockholders approve the merger;

•	our and our operating partnership’s capitalization, including the number of issued and outstanding shares of our common stock and the number of outstanding common units of our operating partnership;

•	the absence of certain specified violations of, or conflicts with, our or our operating partnership’s governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of, and filings, recordations, declarations and other actions with respect to, governmental entities in connection with consummation of the merger and the other transactions contemplated by the merger agreement;

•	our subsidiaries;

•	our SEC forms, proxy statements, registration statements, reports, schedules and other documents filed since January 1, 2003, including the financial statements contained therein and the certifications required to be accompanied therewith, and the absence of unresolved violations with respect to our SEC reports;

•	the absence of certain undisclosed liabilities with respect to us and our subsidiaries;

•	the absence of certain changes or events with respect to us and our subsidiaries since June 30, 2006;

•	tax matters affecting us and our subsidiaries, including our qualification as a REIT;

•	real property owned and leased by us and our subsidiaries, including acquisition agreements in connection with any pending real property acquisitions;

•	personal property owned and leased in connection with the development and operation of our real property;

•	environmental matters affecting us and our subsidiaries;

•	our and our subsidiaries’ possession of all necessary governmental approvals, consents, authorizations, licenses and permits necessary for the operation of our and our subsidiaries’ businesses and the absence of any conflict with, violation of, or default or breach under any applicable laws, orders approvals, consents, authorizations, licenses and permits;

•	employment and labor matters affecting us and our subsidiaries, including matters relating to our and our subsidiaries’ employee benefits plans;

•	our and our subsidiaries’ material contracts and the absence of any conflict with, violation of, or default or breach under any material contract;

•	the absence of any tax protection agreement to which we or our subsidiaries are subject, directly or indirectly (other than tax protection agreements existing as of August 31, 2006 and disclosed to Babcock & Brown);

•	the absence of certain legal proceedings and investigations against us or our subsidiaries;

•	the inapplicability to the merger agreement, the mergers and the other transactions contemplated by the merger agreement of certain antitakeover provisions, including specified provisions of the MGCL, any other control share acquisition, fair price, moratorium or other antitakeover laws and the rights agreements of our company and of our operating partnership with respect to preferred stock and preferred unit purchase rights, respectively;

•	regulatory approvals required for the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the receipt by our board of directors of an opinion from our financial advisor;

•	our and our subsidiaries’ status under the Investment Company Act, as amended;

•	the absence of certain transactions and agreements between us or our subsidiaries and certain parties related to us and our subsidiaries;

•	our and our subsidiaries’ insurance policies;

•	intellectual property owned and used by us and our subsidiaries;

•	the exemption of the mergers and the other transactions contemplated by the merger agreement from filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	our disclosure controls and procedures and internal controls over financial reporting; and

•	our and our subsidiaries’ obligations to make contributions and other payments to certain entities in which we or our subsidiaries own equity interests.

The merger agreement also contains various representations and warranties made by the Babcock & Brown transaction entities that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a material adverse effect. Their representations and warranties relate to, among other things:

•	their due formation, valid existence, good standing and organization;

•	their power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of certain specified violations of, or conflicts with, their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of, and filings, recordations, declarations and other actions with respect to, governmental entities in connection with consummation of the merger and the other transactions contemplated by the merger agreement;

•	the absence of certain legal proceedings and investigations against them or their subsidiaries;

•	the accuracy and completeness of information they supply for inclusion in the proxy statement and any supplements and amendments thereto;

•	compliance with laws with respect to any regulatory filings for which they are responsible; and

•	Babcock & Brown’s possession of or access to sufficient funds to pay the merger consideration.

The representations and warranties of the parties to the merger agreement will terminate upon completion of the merger.

For the purposes of the merger agreement, “material adverse effect” means an event, change, occurrence, effect, fact, violation, development or circumstance that, individually or together with any and all other events, changes, occurrences, effects, facts, violations, developments or circumstances, has had or is reasonably likely to have a material adverse impact on (1) the condition (financial or otherwise), business, properties, assets, results of operations of us and our subsidiaries, taken as a whole, or (2) our ability to perform our obligations under the merger agreement or to consummate the merger or the other transactions contemplated by the merger agreement.

A “material adverse effect” will not have occurred however, as a result of events, changes, occurrences, effects, facts, violations, developments or circumstances resulting from or relating to:

•	changes in laws of general applicability or interpretations thereof by courts or governmental authorities;

•	changes in generally accepted accounting principles;

•	the direct effects of any unreasonable refusal by Babcock & Brown to grant its consent to exceptions to the conduct of business covenant relating to us or our subsidiaries;

•	changes in general economic conditions nationally or regionally (unless and to the extent that such changes affect us in a materially disproportionate manner relative to other participants in the multifamily residential industry);

•	changes affecting the multifamily residential industry generally (unless and to the extent that such changes affect us in a materially disproportionate manner relative to other participants in the multifamily residential industry);

•	the commencement, continuation or escalation of a war, material armed hostilities or another material international or national calamity or act of terrorism directly or indirectly involving or affecting the United States of America (unless and to the extent that such commencement, continuation or escalation affects us in a materially disproportionate manner relative to other participants in the multifamily residential industry); or

•	earthquakes, hurricanes, or other natural disasters or acts of God (unless and to the extent that such natural disasters affect us in a materially disproportionate manner relative to other participants in the multifamily residential industry).

Conduct of Business Pending the Merger. Under the merger agreement, we have agreed that, subject to certain exceptions, between August 31, 2006 and the earlier of the completion of the merger or termination of the merger agreement, unless Babcock & Brown gives its prior written consent, we and our subsidiaries will:

•	operate our business only in (1) such a manner to permit us to continue to operate as a REIT for our taxable year that includes the effective time of the merger and (2) the usual, regular and ordinary course of business and substantially consistent with past practice;

•	use our reasonable best efforts to conduct our operations in compliance with applicable laws and regulations and maintain and preserve intact our business organization (corporate or otherwise), goodwill and assets (in good repair and condition) and maintain our rights and franchises and our current relationships with lessees, suppliers and other parties with whom we have significant business relations;

•	keep available the services of our and our subsidiaries’ present officers, employees and consultants who are integral to the operation of the businesses as presently conducted;

•	prepare and file all tax returns (or obtain extensions thereof) we are required to file on or before the closing date and fully and timely pay all taxes due and payable in respect of such returns;

•	properly reserve (and reflect such reserve in our books and records and financial statements), for all taxes payable by us for which no tax return is due prior to the effective time of the merger in a manner consistent with past practice;

•	terminate all tax sharing agreements (except for tax protection agreements existing as of August 31, 2006) to which we are a party such that there are no further liabilities thereunder; and

•	take no action that would (1) materially adversely affect the ability of any party to the merger agreement to obtain any consents or approvals required for the transactions contemplated by the merger agreement, (2) materially adversely affect the ability of any party to the merger agreement to perform its covenants and agreements under the merger agreement or (3) be intended to result in any of the conditions to the merger not being satisfied, except in every case as may be required by applicable law.

We have also agreed that, subject to certain exceptions, between August 31, 2006 and the earlier of the completion of the partnership merger or termination of the merger agreement, unless Babcock & Brown gives its prior written consent, we and our subsidiaries will not do and will not commit to do any of the following:

•	amend our charter or bylaws or the organizational documents of any of our subsidiaries;

•	incur, assume, guarantee or otherwise become liable for any indebtedness or other obligation, including any guarantee obligations, for borrowed money (directly, contingently or otherwise) or refinance or prepay any of our or our subsidiaries’ indebtedness or make any loan or advance to any other person (other than loans or advances to our wholly owned subsidiaries);

•	directly or indirectly repurchase, redeem, or otherwise acquire or exchange any securities we or our subsidiaries issued, other than:

•	in connection with the redemption of common units of our operating partnership in accordance with the limited partnership agreement of our operating partnership;

•	exchanges in the ordinary course under employee benefit plans sponsored or maintained by us or our subsidiaries upon the exercise of any stock option or other award outstanding on August 31, 2006 and issued pursuant to the Stock Option Plan; or

•	the use of our common stock by participants in equity-based employee benefit plans we or one of our subsidiaries sponsors or maintains to pay the exercise price or tax withholding relating to an award;

•	declare, set aside or pay any dividend or make any other distribution in respect of our stock or the equity interests of any of our subsidiaries that we or our operating partnership do not indirectly wholly own;

•	issue, sell, pledge, encumber, authorize the issuance of, enter into any agreement to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding or cause to become exercisable any otherwise unexercisable right granted for, any additional shares of capital stock of our company or voting securities or any capital stock or voting securities of any of our subsidiaries (including any units of our operating partnership), or any stock appreciation rights, or any option, warrant, convertible or exchangeable security or other equity right relating to us or any of our subsidiaries;

•	adjust, split, combine, classify, or reclassify any shares of stock or any other equity interests or equity rights of our company or any of our subsidiaries or authorize the issuance of any securities in respect of or in substitution for such shares of stock, equity interests or other equity rights;

•	sell, lease, mortgage or otherwise dispose of or encumber any shares of our stock or any other equity interests of ours or of any of our subsidiaries or amend the terms of any security we have issued;

•	purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than in our wholly owned subsidiaries, or otherwise acquire direct or indirect control over any person other than in connection with (1) foreclosures in the ordinary course of business, or (2) the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement;

•	grant any increase in compensation or benefits to our employees or officers, except as required by law or any agreement in effect on August 31, 2006 and except for increases in the ordinary course of business and consistent with past practice to employees with a salary less than $100,000 per year;

•	pay any severance or termination pay or any bonus other than:

•	in the ordinary course of business provided the severance or termination payment or bonus payment to any single individual does not exceed $25,000; or

•	pursuant to written policies or written agreements in effect on August 31, 2006.

•	enter into or amend any contractual obligation with any of our or our subsidiaries’ officers or affiliates;

•	enter into any contractual obligation with any new employee or consultant except for obligations entered into in the ordinary course of business and consistent with past practice that involve or may involve annual payments not in excess of $100,000;

•	grant any increase in fees or other increases in compensation or other benefits to our directors or directors of any of our subsidiaries;

•	adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law or the terms of such plans;

•	make any change in any tax accounting method or any material change in any accounting methods or systems of internal accounting controls, except as may be required to conform to changes in tax laws or United States generally accepted accounting principles;

•	make, change or rescind any express or deemed election relative to taxes, unless such election or rescission is required by law or necessary (1) to preserve our status as a REIT, or (2) to qualify or preserve the status of any of our subsidiaries as a partnership for federal income tax purposes, as a qualified REIT subsidiary or as a taxable REIT subsidiary under the Internal Revenue Code, as the case may be (in which event we must promptly notify Babcock & Brown of such election and we or our applicable subsidiary must make such election in a timely manner);

•	amend any material tax return, or settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment;

•	waive or extend the statute of limitations with respect to our or any of our subsidiaries’ taxes;

•	enter into any material closing agreement related to taxes;

•	surrender any right to claim any material tax refund;

•	take any action that could reasonably be expected to cause us to fail to continue to qualify as a REIT;

•	enter into, amend or modify any tax protection agreement or take any action that would, or could reasonably be expected to, violate any tax protection agreement or otherwise give rise to any liability to us or any of our subsidiaries with respect thereto;

•	pay, discharge or satisfy any claim, liability, lien or obligation with respect to, or settle or compromise any litigation pending, threatened against or affecting us or any of our subsidiaries, including litigation relating to the transactions contemplated by the merger agreement brought by any current, former or purported holder of any of our, our operating partnership’s or any other of our subsidiaries’ securities (except that routine claims, liabilities, obligations and litigation in the ordinary course of business may be paid, discharged, settled or compromised for monetary amounts not exceeding $50,000 for any single matter and $250,000 in the aggregate for all such matters);

•	make capital expenditures other than capital expenditures made in the ordinary course of business and consistent with past practice in an amount not exceeding $50,000 in each instance and $2,000,000 in the aggregate for all instances;

•	enter into any material agreement (including any tax protection agreement) or any agreement with a term longer than one year that cannot be terminated without material penalty upon notice of 60 days or less;

•	terminate or amend any material contract or waive, release, compromise or assign any material rights or claims;

•	sell, lease, mortgage, subject to any material lien or otherwise dispose of any real property and related improvements and rights we or any of our subsidiaries own or modify or waive any rights under any agreements that created a permitted title exception or enter into any contract or agreement to acquire any real property assets or enter into any contract for any broker, promoter or similar agent to market or otherwise offer for sale or refinance any of our or our subsidiaries’ real property assets;

•	sell, lease, license, transfer, exchange, swap, acquire, mortgage, subject to any material lien or otherwise dispose of any personal property or intangible property, except sales or acquisitions of equipment which are not material to us and our subsidiaries or our respective businesses or operations taken as a whole and which are made in the ordinary course of business;

•	enter into or make any loans to any of our officers, directors, employees, agents or consultants or make any change in existing borrowing or lending arrangements for or on behalf of any of such persons;

•	except as necessary in the ordinary conduct of our and our subsidiaries’ businesses and consistent with past practice, dispose of, grant or obtain, or permit to lapse, any rights to any intellectual property, or dispose of or disclose any trade secret to any person other than representatives of Babcock & Brown;

•	adopt or authorize a plan of complete or partial liquidation, dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	enter into certain transactions, agreements or arrangements between (1) us or any of our subsidiaries on the one hand and (2) any of our affiliates (other than any of our subsidiaries) on the other hand;

•	permit any insurance policy to terminate or lapse without replacing such policy with comparable coverage or amend or cancel any insurance policy;

•	initiate or consent to any material zoning reclassification of any of our or our subsidiaries’ properties or any other material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any such property;

•	fail to use our commercially reasonable efforts to comply or remain in compliance with the material terms of any agreement relating to any of our or our subsidiaries’ outstanding indebtedness;

•	consummate any transaction for the acquisition of certain properties; or

•	agree, commit or arrange to take any of the foregoing actions.

Adverse Change in Condition. We and Babcock & Brown have each agreed to give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to each party or any of its respective subsidiaries that:

•	is reasonably likely to have, individually or in the aggregate, a material adverse effect; or

•	if unremedied by the effective time of the merger, would cause or constitute a material breach of any of its representations, warranties or covenants contained in the merger agreement, and to use its reasonable best efforts to prevent or promptly to remedy the same.

Reports. We, our operating partnership and the Babcock & Brown transaction entities have each agreed to file all reports required to be filed with regulatory authorities between August 31, 2006 and the effective time of the merger, and will promptly deliver to the applicable counterparties copies of all of those reports.

Certain Affirmative Covenants of Babcock & Brown. Babcock & Brown has agreed that, subject to certain exceptions, from August 31, 2006 until the earlier of the effective time of the merger or the termination of the merger agreement, unless we give our prior written consent or except as may be required by law, Babcock & Brown will take no action, and will cause its subsidiaries to take no action, that would:

•	materially adversely affect the ability of any party to the merger agreement to obtain any consent or approvals required for the transactions contemplated by the merger agreement;

•	materially adversely affect the ability of any party to the merger agreement to perform its covenants and agreements under the merger agreement; or

•	be intended to result in any of the conditions to the merger agreement not being satisfied.

No Solicitation. We agreed that we and our subsidiaries will immediately cease any existing negotiations or discussions with any third party that may be ongoing with respect to any other “acquisition proposal” (as defined below). We and our subsidiaries agreed to use our commercially reasonable efforts to cause any such third parties in possession of confidential information about us that was furnished by or on behalf of our company to return or destroy all such information in their possession or in the possession of their officers, directors, affiliates, employees or representatives. Additionally, we and our subsidiaries agreed that we will cause each of our respective affiliates and each of our respective officers and directors to cease any existing negotiations or discussion with respect to any acquisition proposal. We and our subsidiaries also agreed to use our commercially reasonable efforts to cause our respective employees and representatives to cease any such negotiations or discussions.

We and our subsidiaries may not take any action directly or indirectly to:

•	solicit, initiate or induce the making or submission of any acquisition proposal;

•	enter into any letter of intent, agreement, arrangement or understanding with respect to any acquisition proposal (other than a confidentiality agreement as described below);

•	approve, endorse or recommend any acquisition proposal (or publicly announce an intention to approve, endorse or recommend any acquisition proposal);

•	enter into any agreement, arrangement or understanding that would require us to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement;

•	initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any nonpublic information to, or afford access to any of our or our subsidiaries’ properties or information to, any person in connection with or in furtherance of any proposal that constitutes, or would reasonably be expected to lead to, any acquisition proposal; or

•	release any individual from any standstill or similar provision with respect to us or any of our subsidiaries other than a waiver or release limited to permitting another person to initiate (by means of written correspondence to our board of directors) nonpublic negotiations or discussions that are otherwise permitted by the merger agreement.

In addition, we and our subsidiaries have agreed to cause our affiliates and their respective officers and directors not to take any of the foregoing actions. We also agreed to use our commercially reasonable efforts to cause our, our subsidiaries’, and our affiliates’ respective employees and representatives not to take any of the foregoing actions.

For purposes of the merger agreement and the voting agreement, an “acquisition proposal” means any proposal or offer (other than the transactions contemplated by the merger agreement) relating to:

•	any direct or indirect acquisition or purchase of 15% or more of any class of our securities or that of any of our subsidiaries;

•	any tender offer (including a self-tender offer or tender offer by any of our subsidiaries) or exchange offer that, if consummated, would result in any person or group beneficially owning 15% or more of any class of our securities or that of any of our subsidiaries, or any filing with the SEC in connection with such tender offer or exchange offer;

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries;

•	any sale or lease, or exchange, transfer, license, acquisition or disposition of 15% or more of our consolidated assets;

•	any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the merger or which would reasonably be expected to materially dilute the benefits to Babcock & Brown of the transactions contemplated by the merger agreement; or

•	any public announcement by or on behalf of our company, any of our subsidiaries, or any of our respective affiliates or any of our or their respective officers, directors, employees or representatives, or by any third-party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

We have agreed to promptly (and in any event within two days) notify Babcock & Brown, in writing, of any acquisition proposal, amendment to a previously disclosed acquisition proposal or request for information by any person that has made an inquiry that could reasonably be expected to lead to an acquisition proposal, including the identity of the person making such acquisition proposal, request or inquiry, and to provide Babcock & Brown with a copy (if in writing) or a summary of the terms of such acquisition proposal or amendment. In addition, we have agreed to, within two days, (1) inform Babcock & Brown of any material development relating to such acquisition proposal, including the entering into of discussions or negotiations, and any results of any discussions or negotiations and (2) provide Babcock & Brown with all material information or access provided to any third party that we have not previously provided to Babcock & Brown.

Despite these restrictions, after receiving an acquisition proposal (that did not result from a breach of our non-solicitation obligations set forth above) between August 31, 2006 and the date of the stockholders meeting, we may request clarifications from, furnish information to, or enter into negotiations or discussions with, any person that makes such unsolicited acquisition proposal if:

•	such action is taken subject to a confidentiality agreement containing customary terms and conditions and which does not contain any terms that would prevent us from complying with the notification obligations described above;

•	we comply with the notification obligations to Babcock & Brown described above; and

•	our board of directors reasonably determines in good faith, after consultation with an independent nationally recognized investment bank and our outside legal advisors, that such acquisition proposal constitutes a superior proposal (as defined below) or is reasonably likely to result in a superior proposal.

Additionally, neither our board of directors nor any committee of our board may withdraw, withhold or modify, or propose to withdraw, withhold or modify, in a manner adverse to Babcock & Brown, the approval, adoption or recommendation to our stockholders (or resolve to do any of the foregoing), of the merger or the other transactions contemplated by the merger agreement. We refer to any such action as a “change of recommendation.” However, before the stockholders meeting our board of directors may effect a change of recommendation if:

•	we have given Babcock & Brown two business days’ written notice of our intention to effect a change of recommendation; and

•	our board of directors, in its good faith judgment and after being advised by reputable outside counsel experienced in such matters, has determined that the failure to take such action would result in a breach of our board’s duties to our stockholders.

If we make a change of recommendation, we have agreed to provide Babcock & Brown with our stockholder lists and to allow and facilitate Babcock & Brown’s contact with our stockholders and prospective investors.

The parties to the merger agreement have acknowledged and agreed that we may accept a superior proposal (as defined below), enter into an agreement for such superior proposal and terminate the merger agreement as long as we abide by the termination provisions in the merger agreement, including paying a $12.5 million termination fee.

“Superior proposal” means an acquisition proposal that is reasonably capable of being consummated for all of the shares of outstanding common stock and all of the common units of our operating partnership or a purchase of all or substantially all of our and our subsidiaries’ assets, which our board of directors reasonably determines in good faith, after consultation with an independent nationally recognized investment bank and our outside legal advisors, to be (1) on terms more favorable from a financial point of view to us and our stockholders than the mergers, taking into account such factors as our board of directors in good faith deems relevant, including all legal, financial, regulatory and other aspects of such proposal and the terms of the merger agreement (including the terms of any financing and the likelihood that the transaction would be consummated) and the identity of the person making such proposal, (2) not subject to any financing or due diligence condition or other related contingency, and (3) supported by fully committed and available financing and for which such person has received executed financing commitment letters from reputable financing sources.

Indemnification; Directors’ and Officers’ Insurance. The merger agreement provides for indemnification arrangements for each of our and our subsidiaries’ present and former directors and officers.

For a period of six years after the effective time of the merger, the surviving corporation will indemnify current and former officers and directors of our company and each of our subsidiaries for liabilities arising out of acts or omissions in their capacity as officers or directors, subject to certain limitations and conditions.

In addition, with respect to acts or omissions occurring before the effective time of the merger, Babcock & Brown and the surviving company will maintain directors’ and officers’ liability insurance policies until the sixth anniversary of the effective time of the merger (and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated), to the extent that such insurance would not exceed 250% of the annual premium for our current insurance policies, in which case coverage will be the greatest amount available for an amount not exceeding 250% of the current premium.

Employee Benefits and Contracts. We have agreed that we will, immediately before the closing date, pay amounts due to certain of our senior executives under such senior executive officers’ employment agreements (to the extent such agreements are not superseded effective as of the closing date). See “—Interests of Our Directors and Executive Officers in the Mergers—Restricted Stock” and “—Interests of Our Directors and Executive Officers in the Mergers—Change in Control Payments to Executive Officers.”

We and our subsidiaries have agreed to take all necessary actions to (1) effect the cancellations contemplated by the merger agreement with respect to our Stock Option Plan and (2) cause such plan to be terminated at or before the effective time of the partnership merger, and reasonably satisfy Babcock & Brown that no holder of existing options or other awards under such plans or programs or participant in the Stock Option Plan will have any right to acquire any interest in the surviving company, Babcock & Brown or any subsidiary of Babcock & Brown at or after the effective time of the merger as a result of exercise of options or other awards or rights.

Babcock & Brown has agreed that it will, and will cause the surviving company to, for a period of one year, provide to each of our and our subsidiaries’ employees who remain employed by any of the Babcock & Brown transaction entities after the effective time of the merger compensation and employee benefits (other than equity-based compensation) that are substantially equivalent, in the aggregate, to the compensation and employee benefits (other than equity-based compensation and certain other payments and awards) we provided immediately before the merger’s effectiveness.

If any of our or our subsidiaries’ employees becomes a participant in an employee benefit plan sponsored or maintained by Babcock & Brown or its affiliates, which we refer to as the “Buyer Plans,” in accordance with the eligibility criteria of such Buyer Plans:

•	such participants will receive full credit for all service with us and our subsidiaries before the mergers for purposes of eligibility and vesting (but not benefit accrual), to the extent such service is taken into account under such Buyer Plans;

•	such participants will participate in the Buyer Plans on terms no less favorable than those offered by Babcock & Brown or its significant affiliates to their similarly situated employees; and

•	with respect to any Buyer Plan that provides medical or health benefits, such employees (and their eligible dependents) shall be given credit for co-payments made, amounts credited towards deductibles, co-insurance and out-of-pocket maximums under our or our subsidiaries’ corresponding employee benefit plan in the year in which such employee becomes a participant in such Buyer Plans. Babcock & Brown will preserve and provide all vacation, sick leave and paid time off accrued by each such employee under our employee benefits plans before the mergers.

Other Agreements. We and the other parties to the merger agreement have made various other agreements in the merger agreement. Some of the agreements are mutual, while others have been made either only by us and/or our operating partnership (and, in certain cases, our subsidiaries) or only by one or more of the Babcock & Brown transaction entities (and, in certain cases, their subsidiaries).

The mutual covenants include:

•	cooperating and using reasonable best efforts to promptly prepare and make all necessary filings and to obtain as promptly as practicable the necessary consents and approvals of all regulatory authorities and other persons;

•	using reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the mergers and the other transactions contemplated by the merger agreement, including using all reasonable best efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated by the merger agreement and to cause the conditions to consummation of the mergers to be satisfied; and

•	cooperating with regard to delisting our common stock from the AMEX and terminating the registration of our common stock under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the “Exchange Act”; provided, that such delisting and termination shall not be effective until the merger is complete.

The agreements to which we and/or our operating partnership agreed include:

•	promptly notifying Babcock & Brown of any action, suit, charge, complaint, grievance or proceeding commenced or threatened against us or any of our subsidiaries which, if pending on the day we executed the merger agreement, would have been required to have been disclosed under the terms of the merger agreement or which relates to the consummation of the transactions contemplated by the merger agreement;

•	giving Babcock & Brown the opportunity to participate in the defense or settlement of any stockholder litigation against us and our directors relating to the merger or any transaction contemplated by the merger agreement (provided, however, that we may not agree to any settlement without Babcock & Brown’s consent, which consent may be granted or withheld in Babcock & Brown’s sole discretion); and

•	reasonably cooperating with Babcock & Brown in connection with the arrangement of the merger financing as Babcock & Brown may reasonably request.

Conditions to the Merger. The respective obligations of each of the parties to complete the merger are subject to the satisfaction or waiver, at or before the effective time of the partnership merger, of the following conditions:

•	Stockholder and Unitholder Approval. Our stockholders shall have approved the merger in accordance with the MGCL, our charter and bylaws and the rules and regulations of the AMEX. The holders of common units in our operating partnership shall have approved the merger agreement and the transactions contemplated thereby, including the partnership merger, in accordance with the DRULPA and the limited partnership agreement governing our operating partnership. We own a controlling interest in the operating partnership and have the ability to approve the merger agreement on behalf of our operating partnership.

•	Regulatory Approvals. All material consents and approvals of, filings and registrations with, and notifications to all governmental authorities required for consummation of the merger and the other transactions contemplated by the merger agreement, must be obtained or made and be in full force and effect, and all waiting periods required by law must have expired.

•	No Injunctions. No governmental authority of competent jurisdiction may have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action that, as of the closing date, prohibits, restricts or makes illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement, including the partnership merger.

The obligations of Babcock & Brown to effect the merger and consummate the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver, at or before the effective time of the partnership merger, of each of the following conditions:

•	Representations and Warranties. Our representations and warranties shall be true and correct as of August 31, 2006 and as of the closing date (except for representations and warranties that speak as of a specified date, which need only be true as of such date and, in general, without giving effect to any knowledge, materiality or material adverse effect qualifier), except where failure of (1) such representations and warranties to be true and correct would not reasonably be expected to result in a material adverse effect and (2) our representations and warranties with respect to real property and environmental matters to be true and correct would not and would not reasonably be expected to have an aggregate effect or impact in excess of $15,000,000.

•	Covenants. We must have performed or complied in all material respects with all material obligations, agreements or covenants required to be performed under the merger agreement on or before the closing date.

•	Closing Certificate. We must deliver to Babcock & Brown a certificate, signed on our behalf by our chief executive officer, with respect to the satisfaction of the conditions relating to our representations, warranties, covenants and agreements.

•	Tax Opinion. DLA Piper US LLP must deliver to Babcock & Brown and B&B Acquisition Sub a tax opinion, dated as of the closing date and reasonably satisfactory to Babcock & Brown, opining that we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code for all taxable periods commencing with our taxable year ended December 31, 2001 through and including the closing date (which opinion will be based, in part, on customary assumptions and customary factual representations we and our subsidiaries will make).

Our obligations to effect the merger and consummate the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver, on or before the closing date, of each of the following conditions:

•

Representations and Warranties. Babcock & Brown’s representations and warranties shall be true and correct as of August 31, 2006 and as of the closing date (except for representations and warranties that speak as of a specified date, which need only be true as of such date and, in general, without giving effect to any knowledge, materiality or material adverse effect qualifier), except where failure of such representations and warranties to be so true and correct would not reasonably be expected to result in a buyer material adverse effect (as defined below).

•	Covenants. Babcock & Brown must have performed or complied in all material respects with all material obligations, agreements or covenants required to be performed under the merger agreement on or before the closing date.

•	Closing Certificate. Babcock & Brown must deliver to us a certificate, signed on behalf of Babcock & Brown by its chief executive officer, with respect to the satisfaction of the conditions relating to Babcock & Brown’s representations, warranties, covenants and agreements.

“Buyer material adverse effect” means an event, change, occurrence, effect, fact, violation, development or circumstance that, individually or together with any other event, change, occurrence, effect, fact, violation, development or circumstance has or results in a material adverse impact on Babcock & Brown’s ability to consummate the merger or the transactions contemplated by the merger agreement.

Babcock & Brown is not obligated to effect the merger and consummate the transactions contemplated by the merger agreement prior to June 30, 2007, if we have not received certain consents to the merger on terms satisfactory to Babcock & Brown or if any consent received before June 30, 2007 shall no longer be in effect.

Termination

We and Babcock & Brown may jointly terminate the merger agreement at any time. The merger agreement may also be terminated before the effective time of the partnership merger, whether before or after the required stockholder approval is obtained:

•	by either us or Babcock & Brown, if:

•	the merger is not consummated by June 30, 2007, provided that this termination right will not be available to any party whose material failure to perform any of its obligations under the merger agreement results in the failure of the merger to be consummated by such time;

•	the merger is not approved by the required vote of our stockholders; or

•	(1) any consent or approval of any governmental authority required for the consummation of the merger and the other transactions contemplated by the merger agreement has been denied and such action has become final and non-appealable, or (2) any law or governmental order permanently restraining, enjoining or prohibiting the consummation of the merger has become final and non-appealable; provided, in each case, that this termination right will not be available to any party whose material failure to perform any of its obligations under the merger agreement results in the failure of the foregoing events.

•	by us, if:

•	Babcock & Brown has breached or failed or perform any representation, warranty, covenant or agreement contained in the merger agreement, which breach or failure to perform (1) would give rise to the failure of a closing condition, and (2) is incapable of being cured by Babcock & Brown or is not cured by Babcock & Brown within the earlier of 30 days following receipt of written notice from us of such breach and the closing date; or

•	before our stockholders approve the merger, our board of directors reasonably determines in good faith after consultation with an independent nationally recognized investment bank and our outside legal advisors that an acquisition proposal is a superior proposal, and we enter into an agreement to effect the superior proposal, but only if we give Babcock & Brown three business days’ prior written notice of the material terms of the superior proposal, during which notice period our board of directors has taken into account any revised proposal made by Babcock & Brown and has determined in good faith after consultation with an independent nationally recognized investment bank and our outside legal advisors that the acquisition proposal remains a superior proposal (but if the acquisition proposal is modified or amended during the notice period, a new three business day period will begin), and only if we concurrently pay to Babcock & Brown the termination fee described below under “The Merger Agreement—Termination Fee and Expenses” and we simultaneously or substantially simultaneously enter into a definitive agreement to effect the superior proposal.

•	by Babcock & Brown, if:

•	we have breached or failed or perform any representation, warranty, covenant or agreement contained in the merger agreement, which breach or failure to perform (1) would give rise to the failure of a closing condition with respect to our representations, warranties, covenants or other agreements, and (2) we do not cure, or are incapable of curing, such breach or failure to perform within the earlier of (A) 30 days following receipt of written notice from Babcock & Brown of such breach and (B) the closing date;

•	our board of directors (1) withdraws, withholds or modifies, or resolves or proposes to withdraw, withhold or modify, in a manner adverse to Babcock & Brown, its approval, adoption or recommendation of the merger agreement or any of the transactions contemplated by the merger agreement, including the merger, or (2) fails to solicit proxies in favor of the merger;

•	we deliver a notice with respect to our receipt of, and intent to enter into a definitive agreement to effect, a superior proposal;

•	we fail, within ten days after Babcock & Brown’s request, to recommend against an acquisition proposal that is publicly announced, is the subject of public rumor or speculation or is communicated to us;

•	we materially breach our obligations with respect to (1) the non-solicitation of an acquisition proposal, as described above under “The Merger Agreement—No Solicitation” or (2) the preparation, filing and contents of the proxy statement and use of commercially reasonable efforts to obtain stockholder approval of the merger;

•	we approve, recommend or enter into any agreement or arrangement (other than a permitted confidentiality agreement) with respect to any acquisition proposal;

•	if our board of directors resolves to take any of the actions described in the five preceding bullet points; or

•	if a tender offer or exchange offer constituting an acquisition proposal is commenced and we have not sent to our stockholders, within 10 business days after such tender or exchange offer is first published, a statement disclosing that we recommend rejecting such tender or exchange offer.

Termination Fee and Expenses. We must pay Babcock & Brown a termination fee of $12.5 million if the merger agreement is terminated:

•	by Babcock & Brown, if we willfully breach or fail to perform any representation, warranty, covenant or agreement contained in the merger agreement, which breach or failure to perform (1) would give rise to the failure of a closing condition with respect to our representations, warranties, covenants or other agreements, and (2) is not cured, or is incapable of being cured, within the earlier of (A) 30 days following receipt of written notice from Babcock & Brown of such breach and (B) the closing date;

•	by us or Babcock & Brown, because any consent or approval of any governmental authority required for the consummation of the merger and the other transactions contemplated by the merger agreement has been denied, such action has become final and non-appealable, and the failure of the foregoing is not the result of any material failure to fulfill any obligation under the merger agreement by the party seeking termination;

•	by us or Babcock & Brown, because the merger is not consummated by June 30, 2007 and the failure of the merger to be consummated by such time is not the result of any material failure to fulfill any obligation under the merger agreement by the party seeking termination; or

•	by us or Babcock & Brown, because the merger is not approved by the required vote of our stockholders at the special meeting where such matters were presented to such stockholders for approval and voted upon;

and, in each case above, at any time after August 31, 2006, an acquisition proposal is publicly disclosed, publicly proposed or otherwise communicated to our board of directors and within 12 months after such termination (1) we consummate a qualifying transaction (as defined below), or (2) we enter into or approve such qualifying transaction, in which case such termination fee will be paid upon the earlier to occur of entering into the agreement with respect to, or the consummation of, a qualifying transaction.

A “qualifying transaction” is any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving:

•	any direct or indirect acquisition or purchase by any person or group (other than Babcock & Brown or any of its affiliates) of 33% or more in interest of any class of securities of the company or any of our subsidiaries;

•	any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person or group beneficially owning 33% or more in interest of the total outstanding class of any securities of our company or any of our subsidiaries, or the filing with the SEC of a registration statement or any statement, schedule or report in connection therewith;

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries, including any acquisition we or any of our subsidiaries make of a third party, in which the stockholders of such third party own 33% or more of any class of securities of our company or any of our subsidiaries following such transaction;

•	any sale or lease, or exchange, transfer, license, acquisition or disposition of 50% or more of our consolidated assets; or

•	any public announcement by or on behalf of us or any of our subsidiaries or any affiliates or officers, directors, employees or representatives of us or our subsidiaries of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

In addition, we must pay to Babcock & Brown (concurrently with termination of the merger agreement) a termination fee of $12.5 million, if the merger agreement is terminated:

•	by Babcock & Brown, due to our board of directors (1) withdrawing, withholding or modifying, or resolving or proposing to withdraw, withhold or modify, in a manner adverse to Babcock & Brown, its approval, adoption or recommendation of the merger agreement or any of the transactions contemplated by the merger agreement, including the merger, or (2) failing to solicit proxies in favor of the merger (or if our board of directors has resolved to not solicit such proxies);

•	by Babcock & Brown, based on our delivering a notice with respect to our receipt of, and intent to enter into a definitive agreement to effect, a superior proposal, or upon our board of directors resolving to deliver such notice and enter into such agreement;

•	by Babcock & Brown, based on our failure, within 10 days after Babcock & Brown’s request, to recommend against an acquisition proposal that is publicly announced, is the subject of public rumor or speculation or is communicated to us, or upon our board of directors resolving not to make such recommendation;

•	by Babcock & Brown, based on our materially breaching our obligations with respect to (1) the non-solicitation of an acquisition proposal, as described above under “The Merger Agreement—No Solicitation” or (2) the preparation, filing and contents of the proxy statement and use of commercially reasonable efforts to obtain stockholder approval of the merger;

•	by Babcock & Brown, based on our approval, recommendation or entry into an agreement or arrangement (other than a permitted confidentiality agreement) with respect to any acquisition proposal, or upon our board of directors resolving to make any such approval or recommendation or to enter into any such agreement or arrangement.

•	by Babcock & Brown, based upon our the board of directors resolving to take any of the actions described in the five preceding bullet points;

•	by Babcock & Brown, if a tender offer or exchange offer constituting an acquisition proposal is published or commenced and we fail to promptly (within 10 business days after such publication or commencement) send to our stockholders a statement disclosing that we recommend rejecting such tender or exchange offer; or

•	by us, if before our stockholders approve the merger, our board of directors reasonably determines in good faith, after consultation with an independent nationally recognized investment bank and our outside legal advisors, that an acquisition proposal is a superior proposal and we enter into an agreement to effect the superior proposal in accordance with the procedures described above under “The Merger Agreement—Termination.”

We also have agreed that if we fail to promptly pay the termination fee in accordance with the provisions described above and, in order to obtain such payment, Babcock & Brown commences a suit that results in a judgment against us for the payment of the termination fee, we will pay to Babcock & Brown its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on any unpaid amount of the termination fee at a rate equal to 2% plus the prime lending rate.

Amendment and Waiver. The merger agreement may be amended by a mutual written agreement of the parties, whether before or after our stockholders approve the merger. However, if our stockholders approve the merger, the agreement may not be amended if such amendment would reduce or modify in any material respect the consideration our common stockholders will receive without their further approval.

The merger agreement also provides that, at any time before the effective time of the merger, either we or Babcock & Brown may, with respect to the other:

•	waive any default in the performance of any term of the merger agreement;

•	waive or extend the time for the compliance or performance of any and all of the obligations under merger agreement; or

•	waive compliance with any or all of the conditions under the merger agreement, except any condition which, if not satisfied, would result in the violation of any law.

No such waiver will be effective unless in writing and signed by an authorized officer of the party executing the waiver.

Guarantee. In connection with the merger agreement, Babcock & Brown International Pty Ltd (an affiliate of Babcock & Brown), we and our operating partnership entered into a Guarantee pursuant to which, among other things, Babcock & Brown International Pty Ltd is providing us and our operating partnership a guarantee of payment of the obligations of Babcock & Brown and its subsidiaries under the merger agreement.

Regulatory Approvals

No material federal or state regulatory approvals are required to be obtained by us or the other parties to the merger agreement in connection with either the merger or the partnership merger.

Fees and Expenses

We estimate that our company will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, totaling approximately $6.2 million, assuming the mergers and the related transactions are completed.

Material United States Federal Income Tax Consequences of the Merger

The following is a general summary of the material federal income tax considerations that you should take into account in determining whether to vote for or against the merger. This summary is based upon interpretations of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service, which we refer to in this proxy statement as the “IRS,” concerning our tax treatment or the tax treatment of the merger, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this summary will not be challenged by the IRS, or if challenged, sustained by a court. The discussion below does not address all federal income tax considerations, or any state, local or foreign tax consequences of the mergers. Your tax treatment may vary depending upon your particular situation. This discussion assumes that our common shares are held as a capital asset and does not address various tax rules that may apply if you are a stockholder subject to special treatment under the Internal Revenue Code, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	mutual funds;

•	cooperatives;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding our common shares as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale transaction;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders who acquired our common shares through the exercise of employee stock options or warrants or otherwise as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity for federal income tax purposes (and persons holding their common shares through a partnership or other pass-through entity);

•	holders that hold more than 5% or more of our common shares; and

•	non-U.S. stockholders, as defined below (except to the extent discussed below).

If any entity that is treated as a partnership for federal income tax purposes holds our common shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for federal income tax purposes and that entity holds our common shares, you should consult your tax advisor.

For purposes of this discussion, a “U.S. stockholder” is a beneficial owner of our common shares that is for federal income tax purposes one of the following: a U.S. citizen or resident alien individual as defined in the Internal Revenue Code, a domestic corporation or entity that has elected to be treated as a domestic corporation for federal income tax purposes, an estate the income from which is includable in its gross income for federal income tax purposes without regard to its source, or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all of the substantial decisions of the trust.

For purposes of this discussion, a “non-U.S. stockholder” is a beneficial owner of our common shares that is an individual, corporation, estate or trust that is not a U.S. stockholder as described above.

THIS FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO YOU. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

Consequences to Us of the Merger. For federal income tax purposes, we will treat the merger as if we had sold all of our assets to B&B Acquisition Sub in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to our stockholders in exchange for shares of our common stock.

Consequences to You of the Merger - U.S. Stockholders. The merger will be treated as a taxable sale by you of your shares of our common stock in exchange for the merger consideration. As a result, if you are a U.S. stockholder, you will recognize capital gain or loss with respect to your shares, measured by the difference between your adjusted tax basis in the shares exchanged and the amount of cash received for those shares. Your gain or loss will constitute long-term capital gain or loss if you held your shares for more than one year as of the effective time of the merger. However, if you have held our shares for six months or less at the effective time of the merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Internal Revenue Code, and you recognize a loss with respect to those shares, you will be treated as recognizing long-term capital loss to the extent of any capital gain dividends you previously received from us, or your share of any designated retained capital gains, with respect to those shares. If you are an individual holder of our common shares, you will be subject to tax on net long-term capital gain at a maximum federal income tax rate of 15%. Capital gains of corporate U.S. stockholders generally are taxable at the regular rates applicable to corporations. The deductibility of any capital loss recognized as a result of the merger is subject to limitations under the Internal Revenue Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25%, which is generally higher than the long-term capital gain tax rates for noncorporate stockholders, to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

If you hold blocks of shares which were acquired separately at different times and/or prices, you must separately calculate your gain or loss for each block of shares. Stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability.

Consequences to You of the Merger—Non-U.S. Stockholders. If you are a non-U.S. stockholder, generally you will recognize capital gain or loss with respect to your shares of our common stock calculated in the same manner as for U.S. stockholders above. The manner in which you will be subject to tax on your capital gain or loss is complex and will depend on various factors, including the treatment of the merger for purposes of the Foreign Investment in Real Property Tax Act of 1980, which we refer to in this proxy statement as FIRPTA. In particular, the consequences to non-U.S. stockholders will depend on whether their receipt of the merger consideration is taxed under the provisions of FIRPTA governing sales of REIT shares, consistent with the treatment of the merger as a sale of shares for purposes of determining the tax consequences to U.S. stockholders, or whether their receipt of the merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for federal income tax purposes, the merger will be treated as a sale of our assets followed by a liquidating distribution from us to our stockholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. stockholders, and non-U.S. stockholders should consult with their tax advisors regarding the possible application of those provisions.

Taxable Sale of Shares. Subject to the discussions of backup withholding and of distributions of gain from the disposition of U.S. real property interests below, if the merger is treated as a taxable sale of shares, then you should not be subject to federal income taxation on any gain or loss from the merger unless (a) the gain is effectively connected with a trade or business that you conduct in the United States, (b) you are an individual who has been present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are satisfied or (c) your shares constitute a “U.S. real property interest” under FIRPTA.

If your gain is effectively connected with a U.S. trade or business, then you will be subject to federal income tax on your gain on a net basis in the same manner as U.S. stockholders. In addition, if you are a non-U.S. corporation, you will be subject to the 30% branch profits tax.

If you are an individual non-U.S. stockholder and have been present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are satisfied, you will be subject to a flat 30% tax on the gross amount of your capital gains, which may be offset by U.S. source capital losses. In addition, non-U.S. stockholders may be subject to applicable alternative minimum taxes.

If your shares constitute a “U.S. real property interest” under FIRPTA, you will be subject to federal income tax on your gain on a net basis in the same manner as U.S. stockholders. In addition, if you are a non-U.S. corporation, you may be subject to the 30% branch profits tax. Your shares generally will constitute a “U.S. real property interest” if (a) we are not a “domestically-controlled qualified investment entity” at the effective time of the merger, and (b) you hold more than 5% of the total fair market value of our shares at any time during the shorter of (x) the five-year period ending with the effective date of the merger and (y) your holding period for your shares. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically-controlled qualified investment entity” at the effective time of the merger if non-U.S. stockholders held directly or indirectly less than 50% of the value of our common stock at all times during the five-year period ending with the effective time of the merger. No assurances can be given that the actual ownership of shares of our common stock has been or will be sufficient for us to qualify as a domestically-controlled qualified investment entity at the effective time of the merger.

In addition, our common shares will not constitute a U.S. real property interest if (1) as of the effective date of the merger, we did not hold any U.S. real property interests and (2) all of the U.S. real property interests held by us during the five-year holding period ending with the effective date of the merger were disposed of in transactions in which the full amount of the gain (if any) was recognized. The application of this rule in a transaction such as the merger is not entirely clear. You should consult your tax advisor regarding the possible FIRPTA tax consequences to you of the merger.

Distribution of Gain from the Disposition of U.S. Real Property Interests. The tax treatment described above assumes that the receipt of the merger consideration in the deemed liquidating distribution will be treated as a sale or exchange of shares of our common stock for purposes of FIRPTA, which is consistent with the general treatment of the merger for other federal income tax purposes. It is possible, however, that the IRS may assert that the merger consideration you receive is subject to tax as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger, and not as a sale of shares of our common stock. If the IRS were successful in making this assertion, then such distribution would be taxed under FIRPTA, unless a special exception (the “5% Exception,” discussed below) applies. If the distribution were taxed under FIRPTA, gain recognized by you generally would be subject to federal income tax on a net basis to the extent attributable to gain from the sale of our U.S. real estate assets and, if you are a corporation, you could be subject to the branch profits tax on such FIRPTA gain. On the other hand, the 5% Exception would apply to you if (a) the distribution is attributable to a class of our common stock that is regularly traded on an established securities market located in the United States and (b) you do not own more than 5% of such class of our common stock (after the application of certain constructive ownership rules) at any time during the one-year period ending on the distribution date. If the 5% Exception were to apply to you, the FIRPTA tax would not apply, but there is some risk that the merger consideration could be treated as an ordinary dividend distribution from us, in which case the merger consideration you receive would be subject to federal income tax at a 30% rate.

Income Tax Treaties. If you are eligible for treaty benefits under an income tax treaty with the United States, you may be able to reduce or eliminate certain of the federal income tax consequences discussed above, such as the branch profits tax. You should consult your tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax Under FIRPTA. As described above, it is unclear whether the receipt of the merger consideration will be treated as a sale or exchange of our common shares or as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger. Accordingly, we intend to withhold federal income tax at a rate of 35% from the portion of the merger consideration that is, or is treated as, attributable to the gain from the sale of U.S. real property interests unless you qualify for the 5% Exception, in which case we intend to withhold federal income tax at a 30% rate unless reduced by an applicable income tax treaty.

You may be entitled to a refund or credit against your U.S. tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. You should consult your tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding. Under certain circumstances you may be subject to information reporting and backup withholding at a rate of 28% with respect to your merger consideration. Backup withholding generally will not apply if you are a corporation or other exempt entity, or you furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on IRS Form W-9 if you are a U.S. stockholder, or on the applicable Form(s) W-8 if you are a non-U.S. stockholder, or an appropriate substitute form. If you are subject to backup withholding, the amount withheld is not an additional tax, but rather is credited against your federal income tax liability. You should consult your tax advisor to ensure compliance with the procedures for exemption from backup withholding.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is traded on the AMEX under the symbol “BNP.” There were 1,164 common stockholders of record on October 20, 2006. The table below shows, for the periods indicated, the range of high, low and closing sale prices of our common stock as reported by the AMEX and the dividends paid per share.

	Market Price Range
	High	Low	Close	Dividends Paid Per Share
2006:
Fourth Quarter (through November 3, 2006)	$24.15	$23.74	$23.88	$—
Third Quarter	23.80	16.71	23.75	*
Second Quarter	17.29	16.12	17.05	0.26
First Quarter	17.50	15.90	16.80	0.26

2005:
Fourth Quarter	16.05	13.53	16.00	0.25
Third Quarter	16.04	13.75	14.35	0.25
Second Quarter	16.10	15.45	16.00	0.25
First Quarter	16.29	15.65	16.00	0.25

2004:
Fourth Quarter	16.20	13.62	16.10	0.25
Third Quarter	13.90	12.80	13.68	0.25
Second Quarter	13.24	12.35	13.14	0.25
First Quarter	13.35	11.50	13.17	0.25

*	On October 16, 2006, we declared a dividend of $0.26 per share payable on November 15, 2006 to stockholders of record on November 1, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides certain information regarding beneficial ownership of our common stock as of November 3, 2006, by each person or group known to be the beneficial owner of more than 5% of the company’s common stock based on the named beneficial owners’ most recent filings with the SEC regarding their ownership of our shares:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of All Shares
Cliffwood Partners LLC and affiliates 11726 San Vicente Blvd., #600, Los Angeles CA 90049	552,900	9.0%

Kensington Investment Group Inc. 4 Orinda Way, Suite 2000, Orinda, CA 94563	933,900	5.9%

The following table provides certain information regarding beneficial ownership of common stock as of November 3, 2006, by each of the directors and named executive officers, and by all directors and executive officers as a group:

	Number of Shares Beneficially Owned	Percent of All Shares
Directors and Officers (1)
Philip S. Payne (2)	259,570	2.5%
D. Scott Wilkerson (3)	163,343	1.6%
Stephen R. Blank	2,000	*
Paul G. Chrysson (4)	294,766	2.8%
W. Michael Gilley (5)	293,145	2.7%
Peter J. Weidhorn	470,817	4.5%
Pamela B. Bruno (6)	70,621	*
Eric S. Rohm	30,000	*
All directors and executive officers as a group (8 persons) (7)	1,584,262	14.2%

(1)	Address for each person listed herein is 301 South College Street, Suite 3850, Charlotte NC 28202.

(2)	Includes options exercisable for 100,000 shares of common stock.

(3)	Includes options exercisable for 50,000 shares of common stock.

(4)	Includes 276,766 shares issuable (at our option) in satisfaction of the right to redeem the same number of units owned by Mr. Chrysson in the operating partnership.

(5)	Includes 292,145 shares issuable (at our option) in satisfaction of the right to redeem the same number of units owned by Mr. Gilley in the operating partnership.

(6)	Includes options exercisable for 28,000 shares of common stock.

(7)	Includes options exercisable for 178,000 shares of common stock and includes 568,911 shares issuable (at our option) in satisfaction of the right to redeem the same number of units in the operating partnership.

OTHER MATTERS

Other than the business or matters indicated above, no other business or matter may be properly presented at the special meeting.

STOCKHOLDER PROPOSALS

If we do not complete the mergers when currently anticipated, we intend to hold our next annual meeting in the year 2007. Stockholder proposals intended to be presented at the Annual Meeting of Stockholders to be held in the year 2007 must be received by us at our principal executive offices on or before December 13, 2006 for inclusion in the proxy statement and form of proxy relating to that meeting. However, if we hold our 2007 annual meeting before April 18 or after June 17, stockholders must submit proposals for inclusion in our 2007 proxy statement within a reasonable time before we begin to print our proxy materials.

If a stockholder wishes to present a proposal at the 2007 annual meeting, whether or not the proposal is intended to be included in the 2007 proxy material, our bylaws require that the stockholder give advance written notice to our Secretary by February 17, 2007, which is 90 days prior to the anniversary of our 2006 annual meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual and quarterly reports, proxy statements and other information with the SEC under the Exchange Act. You may obtain copies of this information in person or by mail from the Public Reference Section of the SEC, 100 F Street N.E., Room 1024, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet website that contains annual, quarterly and current reports, proxy statements and other information about issuers like our company, which file electronically with the SEC. The address of that site is www.sec.gov. You may also retrieve financial information from our website at www.bnp-residential.com. Information contained on our website is not incorporated in or made a part of this proxy statement.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that important information may be disclosed to you by referring you to another document filed separately with the SEC. Our information incorporated by reference is deemed to be part of this proxy statement, except for information superseded by information in, or incorporated by reference in, this proxy statement. This proxy statement incorporates by reference the documents set forth below, which have been previously filed with the SEC:

•	our Definitive Proxy Statement, filed on April 12, 2006, in connection with our 2006 Annual Meeting of Stockholders;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	our Current Reports on Form 8-K dated January 6, 2006, April 7, 2006, July 13, 2006, August 31, 2006 and October 17, 2006;

•	the description of our common stock contained in our registration statement on Form 8-A filed on April 27, 1987; and

•	the description of our preferred share purchase rights contained in our registration statement on Form 8-A (filed November 12, 1998).

We are also incorporating by reference additional documents that we may file with the SEC under the Exchange Act between the date of this proxy statement and the date of our special meeting of stockholders.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement.

You may have been sent some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. A copy of any and all of the information that has been incorporated by reference is available from us, excluding any exhibits that are not specifically incorporated by reference as exhibits to this proxy statement, without charge to each person to whom a proxy statement is delivered, upon written or oral request of such person. Any requested documents will be sent by first class mail or other equally prompt means within one business day of receipt of such request, at the following address:

BNP Residential Properties, Inc.

301 South College Street

Suite 3850

Charlotte, North Carolina 28202

Attn: Investor Relations

If you would like to request documents from us, please do so immediately to receive them before the special meeting.

You should rely only on the information in this document or in documents to which we have referred you. We have not authorized anyone to provide you with information that is different. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

EXHIBIT A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BABCOCK & BROWN BRAVO HOLDINGS LLC,

BABCOCK & BROWN BRAVO ACQUISITION LLC,

BABCOCK & BROWN BRAVO OPERATING PARTNERSHIP LP,

BNP RESIDENTIAL PROPERTIES, INC.

AND

BNP RESIDENTIAL PROPERTIES LIMITED PARTNERSHIP

Dated as of October 17, 2006

A-i

4.20	Opinion of Financial Advisor	36
4.21	Investment Company Act of 1940	36
4.22	Related-Party Transactions	36
4.23	Insurance	37
4.24	Intellectual Property	37
4.25	Hart-Scott-Rodino Antitrust Improvements Act	38
4.26	Internal Controls	38
4.27	Deficit Restoration Obligations, Adjusted Capital Account Deficits and Capital Contribution Obligations	39
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		39
5.1	Organization, Standing and Power	39
5.2	Authority; No Breach by Agreement	40
5.3	Statements True and Correct	41
5.4	Equity Commitment	41
ARTICLE VI CONDUCT OF BUSINESS PENDING CONSUMMATION		42
6.1	Affirmative Covenants of Target	42
6.2	Negative Covenants of Target	42
6.3	Covenants of Buyer	47
6.4	Adverse Changes in Condition	47
6.5	Reports	48
ARTICLE VII ADDITIONAL AGREEMENTS		48
7.1	Proxy Statement; Stockholder Approval	48
7.2	Other Offers, Etc.	49
7.3	Consents of Regulatory Authorities	52
7.4	Consents of Third Parties	52
7.5	Agreement as to Efforts to Consummate	52
7.6	Information and Confidentiality	52
7.7	Press Releases	53
7.8	Employee Benefits and Contracts	53
7.9	Indemnification; Directors’ and Officers’ Insurance	54
7.10	Stockholder Claims	55
7.11	Delisting	55
7.12	Takeover Statutes	56
7.13	Financing	56
7.14	Section 16 Matters	56
7.15	Transfer Taxes	56
7.16	Special Dividend	57
7.17	Form of Election	58
ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		59
8.1	Conditions to Obligations of Each Party	59
8.2	Conditions to Obligations of Buyer	59
8.3	Conditions to Target’s Obligation to Effect the Merger	60
ARTICLE IX TERMINATION		61
9.1	Termination	61
9.2	Effective Termination; Certain Fees and Expenses	63

A-ii

9.3	Non-Survival of Representations and Covenants	64
ARTICLE X MISCELLANEOUS		64
10.1	Definitions	64
10.2	Brokers and Finders	78
10.3	Entire Agreement	78
10.4	Amendments	79
10.5	Waivers	79
10.6	Assignment	79
10.7	Notices	80
10.8	Governing Law	81
10.9	Counterparts	81
10.10	Captions; Articles and Sections	81
10.11	Interpretations	81
10.12	Enforcement of Agreement	81
10.13	Severability	81

Exhibit A – Form of Guarantee

A-iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 17, 2006, by and between Babcock & Brown Bravo Holdings LLC (“Buyer”), a Delaware limited liability company, Babcock & Brown Bravo Acquisition LLC (“Buyer Acquisition Entity”), a Delaware limited liability company, Babcock & Brown Bravo Operating Partnership LP (“Buyer Operating Partnership”), a Delaware limited partnership, BNP Residential Properties, Inc. (“Target”), a Maryland corporation, and BNP Residential Properties Limited Partnership (“Target Operating Partnership”), a Delaware limited partnership.

Preamble

WHEREAS, Buyer, Buyer Acquisition Entity, Buyer Operating Partnership, Target and Target Operating Partnership entered into an Agreement and Plan of Merger, dated as of August 31, 2006 (the “Original Agreement”);

WHEREAS, Buyer, Buyer Acquisition Entity, Buyer Operating Partnership, Target and Target Operating Partnership desire to amend and restate the Original Agreement as set forth herein;

WHEREAS, it is proposed that Target shall merge (the “Merger”) with and into Buyer Acquisition Entity with Buyer Acquisition Entity surviving in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), pursuant to which each of the issued and outstanding common shares of common stock, par value $0.01 per share, of Target, together with the associated preferred stock purchase rights granted pursuant to the Rights Agreement, dated as of March 18, 1999 (as amended, the “Rights Agreement”), between Target and First Union National Bank as Rights Agent (together, the “Target Common Stock”), shall be converted into the right to receive the Common Stock Price Per Share (as defined herein) upon the terms and subject to the conditions provided herein;

WHEREAS, it is proposed that Buyer Operating Partnership shall merge with and into Target Operating Partnership (the “OP Merger” and collectively with the Merger, the “Mergers”), with Target Operating Partnership surviving in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”), pursuant to which each unit of partnership interest in Target Operating Partnership, together with the associated preferred unit purchase rights granted pursuant to Article 16 of the Target OP Agreement (as defined herein) (together, a “Target OP Unit”) that is not owned by Target shall be converted into the right to receive the Partnership Merger Consideration (as defined herein);

WHEREAS, the Board of Directors of the Target adopted a resolution declaring that the Merger is advisable on substantially the terms set forth in this Agreement and directing that the Merger be submitted for consideration at a meeting of the stockholders of Target;

WHEREAS, the Board of Directors of the Target, on behalf of Target as the general partner of Target Operating Partnership, has voted to approve this Agreement and the transactions contemplated hereby;

WHEREAS, as an inducement to the Buyer entering into this Agreement and incurring the obligations set forth herein, certain officers and directors of Target and certain limited partners of Target Operating Partnership have entered into a Voting Agreement (a “Voting Agreement”) relating to shares of Target Common Stock and Target OP Units (Common), as applicable, held by such officers and directors and limited partners;

WHEREAS, the Parties hereto intend that for federal income tax purposes and, where applicable, state income tax purposes, the Merger will be treated as a taxable sale by Target of all of Target’s assets to Buyer Acquisition Entity in exchange for the Merger Consideration to be paid to the holders of Target Common Stock and the assumption of all of Target’s liabilities, followed by a distribution of such Merger Consideration to the holders of Target Common Stock in liquidation of Target pursuant to Section 331 of the Code and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of Target for federal income tax purposes;

WHEREAS, Buyer has delivered to Target a guarantee of the obligations arising under this Agreement of Buyer, Buyer Acquisition Entity and Buyer Operating Partnership executed by Babcock & Brown International Pty Ltd, in the form attached as Exhibit A to this Agreement (the “Guarantee”); and

WHEREAS, the Parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

Certain capitalized terms used in this Agreement are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER

1.1	The Mergers

(a) Subject to the terms and conditions of this Agreement, at the Merger Effective Time, Target shall be merged with and into Buyer Acquisition Entity in accordance with the provisions of Section 3-102 of the MGCL and Section 18-209 of the DLLCA and with the effect provided in Section 3-114 of the MGCL, and the separate existence of Target shall cease. Buyer Acquisition Entity shall be the surviving company resulting from the Merger (the “Surviving Company”) and shall continue to be governed by the Laws of the State of Delaware.

(b) Subject to the terms and conditions of this Agreement, immediately prior to the Merger Effective Time, Buyer Operating Partnership shall be merged with and into Target Operating Partnership in accordance with the DRULPA, and the separate existence of Buyer Operating Partnership shall cease. Target Operating Partnership shall be the surviving partnership resulting from the OP Merger (the “Surviving Partnership”) and shall continue to be governed by the Laws of the State of Delaware.

1.2	Time and Place of Closing

The closing of the Mergers (the “Closing”) will take place at 10:00 a.m., Eastern Time, on a date to be specified by the Parties, which date will be no later than five (5) Business Days following the satisfaction (or waiver, to the extent permitted by Law) of the conditions set forth in Article VIII, other than such conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment (or waiver, to the extent permitted by Law) of those conditions to be satisfied at the Closing, or at such other time as the Parties, acting through their authorized officers, may mutually agree in writing; provided, however, that Buyer shall not be obligated to effect the Merger and consummate the transactions contemplated hereby prior to June 30, 2007 if Target shall not have received any of the Consents set forth on Section 4.2(c)(ii) of the Target Disclosure Memorandum on terms satisfactory to Buyer, in its sole and absolute discretion, or if any Consent received prior to such date shall no longer be in full force and effect. The Closing shall be held at such location as may be mutually agreed upon by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3	Effective Times

(a) On the Closing Date, Target and Buyer Acquisition Entity shall execute and file articles of merger, in such form as is required by the relevant provisions of the MGCL (the “Articles of Merger”) and a certificate of merger, in such form as is required by the relevant provisions of the DLLCA (the “Certificate of Merger”), in accordance with, and shall make all other filings or recordings and take all such other action required with respect to the Merger under, the MGCL and DLLCA, as applicable. Unless Target and Buyer agree otherwise, the Merger shall become effective on the Closing Date at such time as is specified in the Articles of Merger and the Certificate of Merger (the “Merger Effective Time”).

(b) On the Closing Date, prior to the Merger Effective Time, Target Operating Partnership and Buyer Operating Partnership shall execute and file the certificate of merger with respect to the OP Merger, in such form as required by the relevant provisions of the DRULPA (the “LP Certificate of Merger”), and shall make all other filings or recordings and take all such other action required with respect to the OP Merger under the DRULPA. Unless Target and Buyer otherwise agree, the OP Merger shall become effective when the LP Certificate of Merger has been accepted for record with the Delaware Secretary of State or at such other time specified in the LP Certificate of Merger (the “Partnership Merger Effective Time”), it being understood that the parties shall cause the Partnership Merger Effective Time to occur prior to the Merger Effective Time.

1.4	Organizational Documents

(a) The certificate of formation of Buyer Acquisition Entity in effect immediately prior to the Merger Effective Time shall be the certificate of formation of the Surviving Company until duly amended or repealed. The limited liability company agreement of Buyer Acquisition Entity in effect immediately prior to the Merger Effective Time shall be the limited liability company agreement of the Surviving Company until duly amended or repealed.

(b) The agreement of limited partnership of Target Operating Partnership shall be the agreement of limited partnership of the Surviving Partnership (the “Surviving Partnership Agreement”) following the Partnership Merger Effective Time until further amended in accordance with the DRULPA; provided, however, that (i) Exhibit A to such agreement shall be amended to reflect the Partnership Units (as defined in such agreement) outstanding, and the Percentage Interest (as defined in such agreement) in the Surviving Partnership represented by such Partnership Units, after giving effect to the OP Merger, and (ii) a partnership unit designation for the Preferred Units, in such form as shall be specified by the general partner of Buyer Operating Partnership, shall be added to the agreement as new Exhibit I. The certificate of limited partnership of Target Operating Partnership shall continue to be the certificate of limited partnership of the Surviving Partnership following the Partnership Merger Effective Time until further amended in accordance with the DRULPA.

1.5	Directors and Officers

(a) The directors of Buyer Acquisition Entity immediately prior to the Merger Effective Time shall be the directors of the Surviving Company from and after the Merger Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws of the Surviving Company.

(b) The officers of Buyer Acquisition Entity immediately prior to the Merger Effective Time shall serve as the officers of the Surviving Company from and after the Merger Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws of the Surviving Company.

ARTICLE II

MANNER OF CONVERTING SHARES

2.1	Conversion of Shares

Subject to the provisions of this Article II, at the Merger Effective Time, by virtue of the Merger and without any action on the part of Buyer Acquisition Entity or Target or the stockholders of any of the foregoing:

(a) Each share of common stock of Buyer Acquisition Entity issued and outstanding immediately prior to the Merger Effective Time shall continue to be one issued and outstanding share of common stock of the Surviving Company.

(b) Each share of Target Common Stock (other than any Cancelled Shares (as defined in Section 2.1(c))) issued and outstanding immediately prior to the Merger Effective Time shall be converted automatically into the right to receive a cash payment in the amount of $24.00 without interest and less any applicable amounts required to be withheld in accordance with Section 3.4 with respect to such payment (such sum, the “Common Stock Price Per Share”), payable upon surrender of the certificate of Target Common Stock formerly representing such share. All such shares of Target Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Common Stock Price Per Share to be paid in consideration therefor upon the surrender of such certificates in accordance with this Section 2.1(b), without interest.

(c) Each share of Target Common Stock issued and outstanding and owned, directly or indirectly, by Buyer or Buyer Acquisition Entity immediately prior to the Merger Effective Time or held by the Target (collectively, the “Cancelled Shares”) shall be cancelled automatically and shall cease to exist, without payment of any consideration being made in respect thereof.

(d) If, at any time during the period between the date of the Original Agreement and the Merger Effective Time, any change in the outstanding Target Common Stock shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (it being understood that the right of Target to effect the foregoing shall be subject to Section 6.2), the Common Stock Price Per Share shall be equitably adjusted to reflect such change.

2.2	Partnership Merger Consideration

(a) At the Partnership Merger Effective Time, by virtue of the OP Merger and without any further action on the part of the Parties, each Target OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time that is owned by Target shall automatically be converted into a common unit of partnership interest in the Surviving Partnership (each, a “Continuing Unit”).

(b) At the Partnership Merger Effective Time, by virtue of the OP Merger and without any further action on the part of the Parties, each Target OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time, other than Target OP Units owned by Target, shall automatically be converted into a Continuing Unit; provided, however, that in lieu of the Continuing Units to which such holder would otherwise be entitled and subject to the procedures and time periods set forth in Section 7.17 hereof, each holder of Target OP Units shall be entitled, with respect to all, but not less than all, of such holder’s Target OP Units, to make an unconditional election (the “Election”) on or prior to 5:00 p.m. (New York City time) on the Business Day preceding the Stockholders Meeting (the “Election Deadline”) to receive for each Target OP Unit owned immediately prior to the Partnership Merger Effective Time, either (i) cash in an amount equal to the Common Stock Price Per Share, or (ii) one unit of a new class of preferred units of partnership interest (“Preferred Units”) in the Surviving Partnership with terms specified by Buyer.

(c) At the Partnership Merger Effective Time, by virtue of the OP Merger and without any further action on the part of the Parties, (i) the general partner interest in Buyer Operating Partnership shall be automatically converted into a limited partner interest in the Surviving Partnership represented by a number of Continuing Units equal to 1% of the number of Target OP Units that are converted into the right to receive cash in the OP Merger and (ii) the limited partner interest in Buyer Operating Partnership shall automatically be converted into a limited partner interest in the Surviving Partnership represented by a number of Continuing Units equal to 99% of the number of Target OP Units that are converted into the right to receive cash in the OP Merger.

(d) If, at any time during the period between the date of the Original Agreement and the Partnership Merger Effective Time, any change in the outstanding Target OP Units shall occur as a result of any reclassification, recapitalization, unit split (including a reverse unit split) or combination, exchange or readjustment of units, or any unit dividend or unit distribution with a record date during such period (it being understood that the right of Target to effect the foregoing shall be subject to section 6.2), the Partnership Merger Consideration shall be equitably adjusted to reflect such change.

2.3	No Appraisal Rights

The holders of Target Common Stock and Target OP Units shall not be entitled to appraisal or similar rights as a result of the Mergers.

2.4	Conversion of Stock Options

(a) Prior to the Merger Effective Time, Target shall take such actions as may be necessary so that each stock option, stock purchase right, any other similar right to acquire shares of Target Common Stock, or any other right to receive payment with respect to an award (the “Existing Target Options”) issued under the BNP Residential Properties, Inc. Amended and Restated 1994 Stock Option and Incentive Plan (the “Stock Option Plan”), or under any agreement to which Target or any Target Subsidiary is a party, is fully vested (to the extent not otherwise vested) at the Merger Effective Time. At the Merger Effective Time, (i) each holder of an Existing Target Option shall be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the amount, if any, by which the Common Stock Price Per Share exceeds the per share exercise or purchase price of such Existing Target Option multiplied by the number of shares of Target Common Stock subject to such Existing Target Option, and (ii) each Existing Target Option shall be canceled at the Merger Effective Time. Notwithstanding the foregoing, if the exercise price per share provided for in any Existing Target Option equals or exceeds the Common Stock Price Per Share, no cash shall be paid with regard to such Existing Target Option to the holder of such Existing Target Option. Prior to the Merger Effective Time, Buyer and Target shall establish a procedure to effect the surrender of Existing Target Options contemplated by this Section 2.4(a).

(b) In connection with the Merger, as of the Merger Effective Time, any restrictions with respect to outstanding restricted shares awarded under the Stock Option Plan shall terminate or lapse. After such restrictions terminate or lapse, the shares relating thereto shall be automatically converted into the right to receive the Common Stock Price per Share on the terms and conditions set forth in the applicable sections of this Article II.

(c) As of the Merger Effective Time, (i) the Stock Option Plan shall terminate, (ii) all awards issued under such Stock Option Plan shall be terminated and (iii) no holder of an Existing Target Option or any participant in such Stock Option Plan shall have any right thereunder to acquire any securities of Target, the Surviving Company or any Subsidiary thereof or receive any payment or benefit with respect to any award previously granted under the Stock Option Plan except as provided in Section 2.4(a).

2.5	Termination of Dividend Reinvestment and Stock Purchase Plan

Target shall terminate its Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), effective prior to the Merger Effective Time, and ensure that no purchase or other rights under the DRIP enable the holder of any such rights to acquire any interest in the Surviving Company, Buyer or Buyer Acquisition Entity as a result of such purchase or exercise of such rights at or after the Merger Effective Time. Target has taken all necessary and appropriate action to ensure that no additional shares of Target Common Stock shall be issued under the DRIP following execution of this Agreement.

ARTICLE III

EXCHANGE PROCEDURES

3.1	Paying Agent

Prior to the Partnership Merger Effective Time, Buyer shall designate a bank or trust company to act as agent (the “Paying Agent”) for the payment of the Common Stock Price Per Share upon surrender of certificates formerly representing issued and outstanding shares of Target Common Stock (other than Cancelled Shares) and surrender of Target OP Units (other than Target OP Units held by Target) in respect of which an Election to receive cash has been made and payment in respect of Existing Target Options upon surrender and cancellation of Existing Target Options, in each case without interest thereon (the “Exchange Fund”). Promptly following the Partnership Merger Effective Time, the Surviving Company shall provide to the Paying Agent cash in an amount sufficient to make the cash payments referred to in this Section 3.1.

3.2	Exchange Procedures with respect to Target Common Stock

(a) As promptly as practicable after the Merger Effective Time (but in no event later than five (5) Business Days), Buyer shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (each, a “Certificate”) that immediately prior to the Merger Effective Time represented outstanding shares of Target Common Stock whose shares were converted into the right to receive the Common Stock Price Per Share pursuant to section 2.1(b) (the “Merger Consideration”): (i) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Company may reasonable specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

(b) Upon surrender of Certificates for cancellation to the Paying Agent, together with a Letter of Transmittal, duly executed, and any other documents reasonably required by the Paying Agent or Surviving Company, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 2.1(b); and (ii) the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.2, each such Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration.

(c) In the event of a transfer of ownership of Target Common Stock that is not registered in the transfer records of Target, the Merger Consideration shall be paid to a transferee if (i) the Certificate representing such Target Common Stock is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and (ii) such transferee shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate or establish to the satisfaction of the Paying Agent and the Surviving Company that such tax has been paid or is not applicable.

3.3	Exchange Procedures with respect to Target OP Units

(a) As promptly as practicable after the Partnership Merger Effective Time (but in no event later than five (5) Business Days), Buyer shall cause the Paying Agent to mail to each holder of Target OP Units registered on the transfer books of Target Operating Partnership immediately prior to the Partnership Merger Effective Time (i) a letter of transmittal (a “Unitholder Letter of Transmittal”) which shall certify to the Buyer and to the Paying Agent the number of Target OP Units held by such holder and shall be in such form and have such other provisions as the Surviving Company may reasonably specify; and (ii) instructions for use in effecting the delivery of the Unitholder Letter of Transmittal in order to receive the consideration specified in Section 2.2(b) (the “Partnership Merger Consideration”).

(b) Upon delivery of a Unitholder Letter of Transmittal, duly executed, and any other documents reasonably required by the Paying Agent or the Surviving Company, the holder of the Target OP Units identified in such Unitholder Letter of Transmittal shall be entitled to receive the Partnership Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 2.2(b).

(c) In the event of a transfer of ownership of Target OP Units which is not registered in the transfer records of Target Operating Partnership, the Partnership Merger Consideration shall be paid to a transferee if (i) such transferee delivers a Unitholder Letter of Transmittal in accordance with Section 3.3(a) and (ii) such transferee shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Target OP Unit or establish to the satisfaction of the Paying Agent and the Surviving Partnership that such tax has been paid or is not applicable.

3.4	Withholding Rights

Target, Target Operating Partnership, Buyer, Surviving Company, Surviving Partnership or Paying Agent, as applicable, shall be entitled to deduct and withhold, from the consideration otherwise payable pursuant to Article II to any former holder of shares of Target Common Stock or Target OP Units, such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld by Target, Target Operating Partnership, Buyer, Surviving Company, Surviving Partnership or Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Target Common Stock or Target OP Units in respect of which such deduction and withholding was made.

3.5	Rights of Former Target Stockholders

(a) The Merger Consideration paid upon the surrender for exchange of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Target Common Stock and, after the Merger Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Company of the shares of Target Common Stock. If, after the Merger Effective Time, Certificates are presented to the Surviving Company, for any reason, they shall be canceled and exchanged as provided in this Article III.

(b) The Partnership Merger Consideration paid with respect to the Target OP Units in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Target OP Units and, after the Partnership Merger Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Partnership of the Target OP Units.

3.6	Termination of Exchange Fund

Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former holders of Target Common Stock or Target OP Units on the first anniversary of the Merger Effective Time shall be delivered to the Buyer upon demand, and any former holders of Target Common Stock or Target OP Units who have not theretofore received any applicable Merger Consideration or Partnership Merger Consideration, as applicable, to which they are entitled under this Article III shall thereafter look only to the Surviving Company or the Surviving Partnership, as applicable, for payment of their claims with respect thereto.

3.7	No Liability

Any other provision of this Agreement notwithstanding, neither Buyer, Buyer Acquisition Entity nor Buyer Operating Partnership shall be liable to any former holder of Target Common Stock or Target OP Units for any amount properly paid or property properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of any such securities immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental authority, shall, to the extent permitted by applicable Law, become the property of the Surviving Company or the Surviving Partnership, as applicable, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

3.8	Additional Actions

If, at any time after the Merger Effective Time, Buyer shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other documents, actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company or the Surviving Partnership its right, title or interest in, to or under any of the rights, properties or assets of the Parties or otherwise to carry out this Agreement, the officers of the Surviving Company and the Surviving Partnership shall be authorized to execute and deliver, in the name and on behalf of the Parties, all such deeds, bills of sale, assignments, assurances and other documents and to take and do, in the name and on behalf of the Parties, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or the Surviving Partnership or otherwise to carry out this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TARGET

Target and Target Operating Partnership hereby represent and warrant to Buyer, Buyer Acquisition Entity and Buyer Operating Partnership, as of the date of the Original Agreement (except that those representations and warranties which are made as of a specific date shall be true and correct only as of such date), as follows:

4.1	Organization, Standing and Power

Target is a corporation and Target Operating Partnership is a limited partnership, in each case, duly organized, validly existing, and in good standing under the Laws of the State of Maryland and the State of Delaware, respectively. Each of Target and Target Operating Partnership has the requisite power (corporate, limited partnership or otherwise) and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of Target and Target Operating Partnership are duly qualified or licensed to transact business as a foreign corporation or limited partnership, respectively, in good standing in the states of the United States and foreign jurisdictions where the ownership of its property, character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed has not had and is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Target has made available to Buyer, prior to the date of the Original Agreement, a true and complete copy of Target’s Charter and Bylaws, and Target Operating Partnership has made available to Buyer, prior to the date of the Original Agreement, a true and complete copy of its organizational documents. Such Charter, Bylaws and organizational documents are in full force and effect. Target is not in violation of any provision of its Charter or Bylaws, and Target Operating Partnership is not in violation of any provision of its organizational documents.

4.2	Authority of Target; No Breach by Agreement

(a) Target has the corporate power and authority necessary to execute, deliver and, other than with respect to the Merger, perform this Agreement and with respect to the Merger, subject to obtaining the approval of the Merger by the affirmative vote of the holders of such percentage of the then outstanding shares of Target Common Stock as required by the MGCL and the Charter of

Target, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Target Operating Partnership has the power and authority necessary to execute, deliver and, other than with respect to the OP Merger, perform this Agreement and with respect to the OP Merger, subject to obtaining the approval of the OP Merger by the affirmative vote of the holders of such percentage of the then outstanding Target OP Units as required by the DRULPA and the Target OP Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered by Target, Target Operating Partnership or any Target Subsidiary prior to or at the Merger Effective Time and the consummation of the transactions contemplated herein, including the Merger and the OP Merger, have been duly and validly authorized by the Board of Directors of Target (including, with respect to the OP Merger, on behalf of Target in its capacity as the general partner of the Target Operating Partnership) and, except for obtaining the Requisite Target Vote, no other action on the part of Target or Target Operating Partnership is necessary to authorize the execution, delivery and performance by Target or Target Operating Partnership of this Agreement and the consummation by Target, Target Operating Partnership or any Target Subsidiary of the transactions contemplated herein. This Agreement has been duly executed and delivered by Target and Target Operating Partnership and, assuming this Agreement constitutes the legal, valid and binding obligation of Buyer, Buyer Acquisition Entity and Buyer Operating Partnership, is a legal, valid, and binding obligation of Target and Target Operating Partnership, enforceable against each of them in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) The Board of Directors of Target has (i) determined that the Merger is advisable on substantially the terms and conditions set forth in this Agreement, (ii) approved the Merger, this Agreement and the other transactions contemplated by this Agreement including, on behalf of Target in its capacity as the general partner of the Target Operating Partnership, the OP Merger, (iii) resolved to recommend that the stockholders of Target vote to approve the Merger and (iv) adopted resolutions approving the Merger and all of the other actions and transactions contemplated by this Agreement.

(c) Neither the execution and delivery of this Agreement by Target, nor the consummation by Target or any Target Subsidiary of the transactions contemplated hereby (including the OP Merger), nor compliance by Target and each Target Subsidiary (to the extent applicable thereto) with any of the provisions hereof or of any instrument required to be executed and delivered by Target or any Target Subsidiary prior to or at the Merger Effective Time, will (i) conflict with or result in a breach of any provision of Target’s Charter or Bylaws or any similar organizational document of any Target Subsidiary or any Order applicable to Target or any Target Subsidiary or any of their respective Assets, or (ii) except as disclosed in Section 4.2(c)(ii) of the Target Disclosure Memorandum, constitute or result in a Default or any increased cost or loss of benefit to Target or any Target Subsidiary under, trigger any put, call, right of first refusal, right of first offer, “tag-along” or similar right under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Target or any Target Subsidiary under, any Contract or Permit of Target or any Target Subsidiary where such Default or Lien, or any failure to obtain such Consent will have or is reasonably likely to (x) prevent or materially delay Target from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated hereby or (y) have, individually or in the aggregate, a Target Material Adverse Effect, or (iii) assuming that all consents, approvals, authorizations and other actions described in Section 4.2(d) have been obtained and all filings and obligations described in Section 4.2(d) have been made, except as disclosed in Section 4.2(c)(iii) of the Target Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, any Law applicable to Target or any Target Subsidiary or any of their respective Assets, where such Default, or any failure to obtain such Consent, will have or is reasonably likely to (x) prevent or materially delay Target from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated hereby or (y) have, individually or in the aggregate, a Target Material Adverse Effect.

(d) No notice to, filing, recordation, declaration or registration with, action by or in respect of, or Consent of, any Regulatory Authority is necessary for the execution and delivery of this Agreement by Target, the consummation by Target of the Merger and the other transactions contemplated in this Agreement and the compliance by Target with the applicable provisions of this Agreement other than (i) any filings required by Securities Laws, (ii) the filing with the SEC and AMEX of the Proxy Statement (as defined in Section 7.1(a)), (iii) the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland and the filing of the Certificate of Merger and the LP Certificate of Merger, in each case, with the Secretary of State of Delaware, (iv) notices to or filings with the United States Internal Revenue Service (“IRS”) or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plan sponsored or maintained by Target or a Target Subsidiary, (v) compliance with applicable requirements of state securities or “blue sky” Laws and the rules and regulations of the AMEX and (vi) notices, filings, recordations, declarations, registrations and actions that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Target Material Adverse Effect or prevent or materially delay the Target from consummating the transactions contemplated hereby.

4.3	Capitalization

(a) The total number of shares of authorized stock of Target is 110,000,000 shares, which consists of (i) 100,000,000 shares of Target Common Stock, of which 10,468,177 shares are issued and outstanding as of the date of the Original Agreement (of which (A) 205,000 shares represent restricted stock awards granted under the Stock Option Plan and (B) 14,423 shares represent shares issued pursuant to the DRIP on August 15, 2006), and (ii) 10,000,000 shares of preferred stock (par value $0.01 per share), of which no shares are issued and outstanding as of the date of the Original Agreement. All of the issued and outstanding shares of stock of Target are, and all shares of Target Common Stock reserved for issuance as noted in subsection (b) below shall be, when issued in accordance with the terms thereof, (i) issued in compliance with all applicable Laws and not in violation of any preemptive or similar rights and (ii) duly authorized, validly issued, fully paid and nonassessable under the MGCL. No shares of stock of Target are held by any Target Subsidiary.

(b) As of the date of the Original Agreement, (i) 1,095,656 shares of Target Common Stock are reserved for future issuance pursuant to the Stock Option Plan of which 263,000 shares are subject to options outstanding as of the date of the Original Agreement, (ii) 2,608,693 shares of Target Common Stock are reserved for future issuance at the Target’s option upon redemption of Target OP Units outstanding as of the date of the Original Agreement, and (iii) except as described in this Section 4.3 or as disclosed in Section 4.3(b) of the Target Disclosure Memorandum, no other shares of Target Common Stock or other capital stock of Target are, or are required to be, reserved for issuance. Except as noted therein, Section 4.3(b) of the Target Disclosure Memorandum sets forth a complete and correct list as of the date of the Original Agreement of (i) the name of each holder of restricted shares, stock options or other awards issued pursuant to the Stock Option Plan, (ii) the number of restricted shares, stock options or other awards issued pursuant to the Stock Option Plan, (iii) the dates on which such restricted shares, stock options or other awards issued pursuant to the Stock Option Plan were granted and (iv) the exercise price of each outstanding stock option or other award. Target does not have any stock option and other stock-based compensation plans pursuant to which any Person has any right or privilege capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of Target.

(c) As of the date of the Original Agreement, 13,076,870 Target OP Units (Common) are outstanding, of which 2,608,693 Target OP Units (Common) are not owned by Target as of the date of the Original Agreement. All such Target OP Units (Common) were duly and validly issued are fully paid and nonassessable under the DRULPA and are not subject to preemptive or similar rights and any capital contributions required to be made by the holders thereof have been made. No Target OP Units (Preferred) of the Target Operating Partnership are outstanding as of the date of the Original Agreement. As of the date of the Original Agreement, 10,468,177 of Target OP Units are owned by Target and the remainder is owned by the Persons and in amounts set forth in Section 4.3(c) of the Target Disclosure Memorandum. None of the outstanding Target OP Units have been issued in violation of any preemptive or similar rights under applicable Law, the Target OP Agreement or any Contract to which either Target or the Target Operating Partnership is a party or by which either is bound. Target is the sole general partner of the Target Operating Partnership. Pursuant to the Target OP Agreement, Target OP Units (Common) may be redeemed for cash or (at the option of Target) shares of Target Common Stock at a rate of one share of Target Common Stock for each Target OP Unit (Common). As of the date of the Original Agreement, no notice has been received by Target or Target Operating Partnership of the exercise of the redemption rights associated with any of the outstanding Target OP Units (Common). Except as set forth in Section 4.3(c) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary has issued or granted, and is not a party to any outstanding commitments of any kind relating to or any presently effective agreements or understandings with respect to, issuing Equity Rights in the Target Operating Partnership or securities convertible into Equity Rights in the Target Operating Partnership, except for those that are issuable to Target or a wholly owned Target Subsidiary. Except as noted in Section 4.3(c) of the Target Disclosure Memorandum, the

Target OP Units owned by Target and, as of the date of the Original Agreement, to the Knowledge of Target, the Target OP Units owned by the limited partners of Target Operating Partnership, are subject only to the restrictions on transfer set forth in the Target OP Agreement and those imposed by applicable securities law. The Target OP Units are uncertificated. After giving effect to the OP Merger, unless any holders of Target OP Units make an Election to receive Continuing Units or Preferred Units, the Target Operating Partnership will be wholly owned by the Surviving Company and its wholly owned Subsidiaries.

(d) Except as set forth in subsections (a), (b) and (c) above: (i) Target does not have any shares issued or outstanding, other than shares of Target Common Stock that have become outstanding after August 31, 2006 pursuant to the exercise of outstanding options to purchase shares of Target Common Stock which had been outstanding on August 31, 2006 or the redemption of Target OP Units (Common) (and that had been reserved for issuance as set forth in Section 4.3(b)) and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of shares in Target to which Target or any Target Subsidiary is a party obligating Target or any Target Subsidiary to (A) issue, transfer or sell any shares, voting securities or other equity interests of Target or any Target Subsidiary or securities convertible or exercisable into, or exchangeable for, such shares, voting securities or equity interests or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities or other similar right, agreement, arrangement or commitment to repurchase.

(e) Except as disclosed in Section 4.3(e) of the Target Disclosure Memorandum, there are no voting trusts, proxies, registration rights agreements, or other agreements, commitments, arrangements or understandings of any character by which Target or any Target Subsidiary is bound with respect to voting of any shares of stock or other Equity Rights of Target or any Target Subsidiary or with respect to the registration of the offering, sale or delivery of any shares of stock or other Equity Rights of Target or any Target Subsidiary under the Securities Act.

(f) Except as set forth in Section 4.3(f) of the Target Disclosure Memorandum, there are no obligations, contingent or otherwise, of Target to repurchase, redeem or otherwise acquire any Target Common Stock or other stock or Equity Rights of Target, or the stock or other Equity Rights of any Target Subsidiary.

(g) Except as set forth in Section 4.3(g) of the Target Disclosure Memorandum, all dividends or distributions on securities of Target or any Target Subsidiary that have been declared or authorized prior to the date of the Original Agreement have been paid in full.

(h) Except for any shares issuable pursuant to the redemption of any Target OP Units and any outstanding awards to acquire shares of Target Common Stock under the Stock Option Plan, neither Target nor any Target Subsidiary has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into, exchangeable or exercisable for securities having the right to vote) with the stockholders of Target on any matter.

4.4	Target Subsidiaries

(a) Section 4.4(a) of the Target Disclosure Memorandum sets forth a complete and accurate list of each Target Subsidiary as of the date of the Original Agreement, and sets forth, for each Target Subsidiary, (i) its name and jurisdiction of incorporation or organization, (ii) the type of and percentage interest held by Target in such Subsidiary and the names of and percentage interest held by the other interest holders, if any, in such Subsidiary, and (iii) any loans from Target to, or priority payments due to Target from, such Subsidiary, and the rate of return thereon. Except as disclosed in Section 4.4(a) of the Target Disclosure Memorandum, Target or one of its Subsidiaries owns all of the issued and outstanding shares of stock (or other Equity Rights) of each Target Subsidiary. Except as disclosed in Section 4.4(a) of the Target Disclosure Memorandum, no stock (or other Equity Rights) of any Target Subsidiary is or may become required to be issued (other than to Target or another wholly owned Target Subsidiary) by reason of any Equity Rights, and there are no Contracts by which any Target Subsidiary is bound to issue (other than to Target or another Target Subsidiary) additional shares of its stock (or other equity interests) or Equity Rights or by which Target or any Target Subsidiary is or may be bound to transfer any shares of the stock (or other equity interests) of any Target Subsidiary (other than to Target or another Target Subsidiary). Except as disclosed in Section 4.4(a) of the Target Disclosure Memorandum, there are no Contracts relating to the rights of Target or any Target Subsidiary to vote or to dispose of any shares of the stock (or other equity interests) of any Target Subsidiary. Except as noted in Section 4.4(a) of the Target Disclosure Memorandum, all of the shares of stock (or other equity interests) of each Target Subsidiary held by Target or a Target Subsidiary have been issued in compliance with applicable Law and not in violation of any preemptive or similar rights and are duly authorized, validly issued, fully paid, nonassessable and owned by Target or a Target Subsidiary free and clear of any material Lien. Except as disclosed in Section 4.4(a) of the Target Disclosure Memorandum, each Target Subsidiary is a corporation, limited liability company, limited partnership or limited liability partnership, and each such Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power (corporate or otherwise) and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted, except where such failure is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Each Target Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the ownership of its property, the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Target has made available to Buyer, prior to the date of the Original Agreement, true and complete copies of the organizational documents of each Target Subsidiary. Such organizational documents are in full force and effect. No Target subsidiary is in violation of any provision of its applicable organizational documents.

(b) Except for interests in Target Subsidiaries and except as set forth in Section 4.4(b) of the Target Disclosure Memorandum, neither Target nor any of the Target Subsidiaries owns directly or indirectly any interest or investment that constitutes 1% or more of the voting securities or equity value of any corporation, partnership, limited liability company, joint venture, business, trust or entity (other than investments in short-term securities). With respect to such interest or investment, Section 4.4(b) of the Target Disclosure Memorandum sets forth the direct or indirect ownership interest percentage of Target or any Target Subsidiary in any such corporation, partnership, limited liability company, joint venture, business, trust or entity and the ownership interest percentage and contributed capital, and the preferred return percentage and accumulated preferred return, if any, of each Person in such corporation, partnership, limited liability company, joint venture, business, trust or entity to the extent not wholly owned by Target or any Target Subsidiary.

4.5	SEC Filings; Financial Statements

(a) Target has timely filed or furnished and made available to Buyer all SEC Documents filed or furnished by Target since January 1, 2003 (including any SEC Documents filed subsequent to the date of the Original Agreement, the “Target SEC Reports”), which are all of the documents that Target was required to file with or furnish to the SEC since January 1, 2003 and through the date of the Original Agreement pursuant to the federal securities Laws. The Target SEC Reports filed prior to or on the date of the Original Agreement (i) at the time filed or furnished, complied in all material respects with the applicable requirements of the federal securities Laws and (ii) did not, at the time they were filed or furnished, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Target SEC Reports or necessary in order to make the statements in such Target SEC Reports, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Target SEC Reports filed and publicly available before the date of the Original Agreement. There is no unresolved violation asserted by any Regulatory Authority with respect to any Target SEC Reports, and Target does not have any outstanding and unresolved comments from the SEC with respect to any of the Target SEC Documents. No Target Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any SEC Documents.

(b) Each of the Target Financial Statements (including, in each case, any related notes) contained in or incorporated by reference into the Target SEC Reports, (i) was prepared from the books and records of Target and the Target Subsidiaries, (ii) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), (iv) fairly presented in all material respects the consolidated financial position of Target and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and (v) except in the case of unaudited statements, as permitted by Form 10-Q of the SEC, was accompanied by unqualified reports from the independent auditor opining on the same financial statements contained therein.

(c) Each Target SEC Report was accompanied by the certifications required to be filed or submitted by Target’s chief executive officer and chief financial officer pursuant to the Sarbanes–Oxley Act of 2002 and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes–Oxley Act of 2002.

4.6	Absence of Undisclosed Liabilities

Neither Target nor any Target Subsidiary has any Liabilities, whether or not required to be reflected in or reserved against in financial statements prepared in accordance with GAAP, whether due or to become due, except (i) Liabilities which are accrued or reserved against in the consolidated balance sheets of Target as of June 30, 2006, including in the Target Financial Statements delivered prior to the date of the Original Agreement or reflected in the notes thereto, (ii) those Liabilities disclosed in Section 4.6 of the Target Disclosure Memorandum, (iii) Liabilities disclosed in the Target Disclosure Memorandum in response to any other representation of Target in Article IV of this Agreement, (iv) Liabilities incurred in the ordinary course of business consistent with past practices subsequent to June 30, 2006, and (v) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

4.7	Absence of Certain Changes or Events

Since June 30, 2006, except as disclosed in Section 4.7 of the Target Disclosure Memorandum, Target and each of the Target Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice and

(a) there have been no events, changes, occurrences, effects, facts, violations, developments or circumstances which have had, or are reasonably likely to have, individually or in the aggregate, a (i) Target Material Adverse Effect and (ii) with respect to events, changes, occurrences, effects, facts, violations, developments or circumstances relating to the matters that are the subject of Section 4.9 or 4.10 (other than matters related to toxic mold), a Specified Target Material Adverse Effect; provided, that, with respect to this clause (ii), the events, changes, occurrences, effects, facts, violations, developments or circumstances resulting from or relating to the items described in clauses (A) - (G) of the definition of Target Material Adverse Effect shall be ignored;

(b) Target and its Subsidiaries have not taken any action that, if taken during the period between the date of the Original Agreement through the Merger Effective Time, would constitute a violation of Section 6.2; and

(c) there has not been any change that would prevent or delay beyond the Termination Date (as defined in Section 9.1(f)) the ability of Target or the Target Operating Partnership to consummate the Mergers or any of the other transactions contemplated in this Agreement.

4.8	Tax Matters

Except as set forth in Section 4.8 of the Target Disclosure Memorandum:

(a) Target and each Target Subsidiary have timely filed all income Tax Returns and all other material Tax Returns required to be filed by them (after giving effect to any extension granted by a taxing authority having authority to do so), and such Tax Returns are correct and complete in all material respects. All Liabilities for Taxes of Target and each Target Subsidiary, whether or not shown on such Tax Returns, have been fully paid. There are no Liens for any Taxes on any of the Assets of Target or any Target Subsidiary (other than a Lien for current real property or ad valorem Taxes not yet due and payable). Neither Target nor any Target Subsidiary has incurred any material Liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code. Neither Target nor any Target Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on Target or any Target Subsidiary or presents a material risk that Target’s status as a REIT will be jeopardized. Neither Target nor any Target Subsidiary has incurred any Liability for Taxes other than in the ordinary course of business. With respect to Target and each Target Subsidiary, no state of facts exists or has existed which, if known to the IRS or any other Regulatory Authority, would constitute grounds for the assessment of any material Tax Liability with respect to periods that have not been audited by the IRS or such other Regulatory Authority. Target has previously delivered or made available to Buyer true, correct, and complete copies of Target’s Federal income Tax Returns for 2000 and subsequent years and of the Target Operating Partnership’s Tax Returns of income for 2000 and subsequent years. Each of such Tax Returns is true, correct, and complete in all material respects. Target’s Federal income Tax Return for 2005 has not been prepared as of the date of the Original Agreement (and copies thereof shall be provided to Buyer when such Tax Returns are prepared).

(b) Neither Target nor any Target Subsidiary has received any written notice of assessment or proposed assessment in connection with any Taxes, and there are no pending or, to the Knowledge of Target, threatened disputes, claims, audits or examinations regarding any Taxes of Target or any Target Subsidiary. Neither Target nor any Target Subsidiary has waived or extended any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency. No power of attorney with respect to any Tax matter is currently in force with respect to Target or any Target Subsidiary. Neither Target nor any Target Subsidiary is a party to any Litigation or pending Litigation or administrative proceeding relating to Taxes (other than Litigation dealing with appeals of property tax valuations).

(c) Target (i) has been subject to taxation as a real estate investment trust (a “REIT“) within the meaning of Section 856 of the Code since its formation and has satisfied all requirements to qualify as a REIT for all taxable years of its existence, (ii) has operated since its formation to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT. No such challenge is pending or threatened in writing. Each Target Subsidiary which is a partnership, joint venture or limited liability company (i) has been treated since its formation and continues to be treated for federal income tax purposes either as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Target of a direct or indirect interest therein, owned any assets (including securities) that have caused Target to violate Section 856(c)(4) of the Code or would cause Target to violate Section 856(c)(4) of the Code on the last day of any calendar quarter ending after the date of the Original Agreement. Each Target Subsidiary that is a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code or, since January 1, 2001, a taxable REIT subsidiary under Section 856(l) of the Code. No Target Subsidiary that is a taxable REIT subsidiary under Section 856(l) of the Code (i) operates or manages, has operated or managed, or will operate or manage prior to the Closing Date a “lodging facility” or “health care facility” within the meaning of Sections 856(1)(4)(A) and 856(1)(4)(B) of the Code, respectively, or (ii) licenses, has licensed, or will license prior to the Closing Date, rights to any brand name under which any such lodging facility or health care facility is operated. Neither Target nor any Target Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(d) Target and each Target Subsidiary have complied in all material respects with all applicable Laws, rules and regulations relating to the withholding and reporting of Taxes and the payment thereof to the applicable Regulatory Authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under foreign Law.

(e) The most recent audited financial statements contained in the Target SEC Reports filed prior to the date of the Original Agreement reflect an adequate reserve for all material Taxes payable by Target and the Target Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and Taxes payable by Target and each Target Subsidiary on the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of Target and each Target Subsidiary in filing their Tax Returns.

(f) No claim has been made in writing by a Regulatory Authority in a jurisdiction where Target or any Target Subsidiary does not file Tax Returns that Target or any such Target Subsidiary is or may be subject to taxation by that jurisdiction.

(g) Neither Target nor any other Person on behalf of Target or any Target Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(h) Neither Target nor any Target Subsidiary is a party to any Tax sharing or similar agreement or arrangement (the foregoing does not apply to Tax Protection Agreements existing as of the date of the Original Agreement) other than any agreement or arrangement solely between Target and any Target Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.

(i) Neither Target nor any Target Subsidiary has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities. Neither Target nor any of the Target Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(j) Neither Target nor any Target Subsidiary (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is Target or a directly or indirectly wholly-owned Target Subsidiary) filing a consolidated or similar Tax Return for federal, state, local or foreign Tax purposes or (B) has any liability for the Taxes of another Person other than Target and the Target Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(k) Target is a “domestically-controlled” REIT within the meaning of Section 897(h) of the Code and Treasury Regulation Section 1.897-1(c)(2)(i).

(l) Neither Target nor any of the Target Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(m) Target has not had as of the end of any taxable year commencing with the taxable year ended December 31, 2001, any undistributed earnings and profits (as computed for Tax purposes) attributable to any “C” corporation year of Target or attributable to any other “C” corporation.

(n) Since January 1, 2002, neither Target nor any Target Subsidiary has recognized taxable gain or loss from the disposition of any property that was reported as a “like kind exchange” under Section 1031 of the Code, except to the extent of any gain that was required to be recognized under Section 1031(b) of the Code and that was timely reported on the Tax Returns of Target or the applicable Target Subsidiary.

(o) Neither Target nor any Target Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of the Original Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p) Neither Target nor any Target Subsidiary has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, has any Knowledge that any Regulatory Authority has proposed any such adjustment, or has any application pending with any Regulatory Authority requesting permission to make any change in accounting method.

(q) With respect to the taxable year ending on the Closing Date, Target will have distributed to its stockholders, in distributions qualifying for the dividends paid deduction pursuant to Section 857(b)(2)(B) of the Code, an amount equal to 100% of its real estate investment trust taxable income as described in Section 857(b) of the Code. If the Merger were not to occur, Target would not be required to make a distribution to stockholders pursuant to Section 858 or Section 860 of the Code in order to maintain its status as a REIT.

(r) At no time on or prior to the Closing Date, has Target or any of the Target Subsidiaries provided services to tenants other than services that (i) do not give rise to “impermissible tenant service income” as defined in Section 856(d)(7) of the Code or (ii) give rise to impermissible tenant service income with respect to any property for any taxable year in an amount not in excess of one percent of all amounts received or accrued by Target and the Target Subsidiaries with respect to such property during such year.

(s) Neither Target nor any Target Subsidiary owns or has owned, directly or indirectly (including through attribution under the Code), an interest in a partnership or limited liability company in which Target was not the direct or indirect (including through attribution under the Code) managing member or general partner.

4.9	Real Property

(a) Except as listed in Section 4.9(a) of the Target Disclosure Memorandum, Target Operating Partnership or a Target Subsidiary owns fee simple title to each of the real properties identified (by name of property, address of property and legal owning entity of property) in Section 4.9(a) of the Target Disclosure Memorandum (each property so owned, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, a “Target Property,” and collectively, the “Target Properties”), which is a complete and correct listing of all of the real estate properties owned by them, in each case (except as provided below) free and clear of liens, mortgages or deeds of trust, claims against title, title defects, charges that are liens, security interests, other covenants or reservations of interest in title, or encumbrances on title (“Encumbrances”). Except as set forth in Section 4.9(a) of the Target Disclosure Memorandum, no other Person has any ownership interest in any of the Target Properties. Except as set forth in Section 4.9(a) of the Target Disclosure Memorandum, neither Target, Target Operating Partnership, nor any of the Target Subsidiaries (i) has a leasehold interest in any property or (ii) is a tenant, licensee or occupant under any lease, license or similar agreement.

(b) The Target Properties are not subject to any rights of way, restrictive covenants (including, without limitation, deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, reciprocal easement agreements, or Laws affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”) or Encumbrances, except for (i) Encumbrances and Property Restrictions set forth in Section 4.9(b) of the Target Disclosure Memorandum, (ii) Property Restrictions imposed or promulgated by Law or any governmental authority with respect to real property, including, without limitation, zoning regulations, provided that such Property Restrictions do not materially adversely affect the currently intended use of any Target Property and (iii) Encumbrances and Property Restrictions disclosed on existing title policies or existing surveys (in either case copies of which title policies or surveys have been delivered or made available to Buyer) (collectively, the “Permitted Title Exceptions”). The Permitted Title Exceptions, whether individually or in the aggregate, do not materially interfere with the present use of any of the Target Properties subject thereto or affected thereby.

(c) Except as provided in Section 4.9(c) of the Target Disclosure Memorandum, (i) valid title insurance policies have been issued insuring, as of the effective date of each such title policy, Target Operating Partnership’s or the applicable Target Subsidiary’s fee simple title to each of the Target Properties; (ii) Target and Target Operating Partnership have made available to Buyer all such valid policies of title insurance and such policies are, at the date of the Original Agreement, in full force and effect and no material claim has been made against any such policy; and (iii) Target and Target Operating Partnership have previously provided or made available to Buyer the most current surveys of each of the Target Properties in its possession.

(d) Except as set forth in Section 4.9(d) of the Target Disclosure Memorandum, as of the date of the Original Agreement, (i) no certificate, permit or license from any governmental authority having jurisdiction over any of the Target Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Target Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Target Properties has not been obtained and is not in full force and effect, except for such failures to obtain and to have in full force and effect, which do not materially interfere with the present use of any of the Target Properties subject thereto or affected thereby, and Target and Target Operating Partnership have no Knowledge of any pending written threat of modification or cancellation of any of same that would materially interfere with the present use of any of the Target Properties subject thereto or affected thereby and (ii) neither Target nor any Target Subsidiary has received written notice of any violation of any federal, state or municipal Law, ordinance, order, regulation or requirement affecting any of the Target Properties or, to the Knowledge of Target, the Pending Acquisition Properties or operations thereon issued by any governmental authority which has not been cured, or has been, or is currently being, contested in good faith and which violations, if any, do not materially interfere with the present use of any of the Target Properties subject thereto or affected thereby.

(e) Except as set forth in Section 4.9(e) to the Target Disclosure Memorandum to Target’s Knowledge, as of the date of the Original Agreement, neither Target nor any Target Subsidiary has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened with respect to any of the Target Properties or, to the Knowledge of Target, the Pending Acquisition Properties which would reasonably be likely to materially interfere with the present use of any of the Target Properties subject thereto or affected thereby.

(f) Except as set forth in Section 4.9(f) of the Target Disclosure Memorandum, all work required to be performed, payments required to be made and actions required to be taken prior to the date of the Original Agreement pursuant to any agreement entered into with a governmental authority in connection with a site approval, zoning reclassification or other similar action relating to any of the Target Properties or, to the Knowledge of Target, Pending Acquisition Properties (including, without limitation, local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those actions, individually or in the aggregate, the failure of which would not materially interfere with the present use of any of the Target Properties subject thereto or affected thereby.

(g) Except as set forth in Section 4.9(g) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary is the lessee of any ground lease and, except for that certain Amended and Restated Master Lease Agreement dated December 21, 1995, between Target and Boddie-Noell Enterprises, Inc., neither Target nor and Target Subsidiary is the lessor of any master lease or similar agreement.

(h) Except as set forth in Section 4.9(h) of the Target Disclosure Memorandum, as of the date of the Original Agreement, neither Target nor any Target Subsidiary has (i) granted or acquired any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of any Target Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire a Target Property or Pending Acquisition Property or any portion thereof or in favor of Target or any Target Subsidiary to acquire any real property from any third Person or (ii) entered into any contract for sale, purchase or ground lease or letter of intent to sell, purchase or ground lease any Target Property or Pending Acquisition Property or any portion thereof, or any real property from a third Person.

(i) Except as set forth in Section 4.9(i) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary is a party to any agreement relating to the management of any of the Target Properties by a party other than Target, Target Operating Partnership or any wholly owned Target Subsidiaries. Target has provided or made available to Buyer (i) each agreement pursuant to which a third Person other than Target or any wholly owned Target Subsidiary manages, acts as leasing agent for or provides development services for any Target Property and (ii) each agreement pursuant to which Target or any Target Subsidiary manages, acts as leasing agent for or provides development services for (A) any Target Property or Pending Acquisition Property, or (B) real property owned by any third Person (including any related guarantees).

(j) There is no material renovation or construction project with aggregate projected costs in excess of $100,000 currently being performed at any of the Target Properties, except for the projects set forth in Section 4.9(j) of the Target Disclosure Memorandum (the “Construction Projects”). Section 4.9(j) of the Target Disclosure Memorandum sets forth the budgeted cost and the cost to complete each Construction Project. Neither Target nor any Target Subsidiary is in material default of any material obligation with respect to the Construction Projects and, to the Knowledge of Target, the contractors and subcontractors obligated to complete any of the Construction Projects are not in material default with respect to such obligations as of the date of the Original Agreement.

(k) Except as set forth in Section 4.9(k) of the Target Disclosure Memorandum, none of the material personal property necessary for the use, operation, repair or maintenance of any Target Property as currently used, operated, maintained and repaired is leased from or otherwise owned by third parties, except (i) for equipment owned or leased by third party vendors providing maintenance or repair services to a Target Property or (ii) for leases, the expense for which is included in Target’s financial statements. Neither Target nor any Target Subsidiary is in material default of any material obligation with respect to the leases referenced in clauses (i) and (ii) above and, to the Knowledge of Target, the counterparties to such leases are not in material default of any material obligation thereunder. Section 4.9(k) of the Target Disclosure Memorandum sets forth a correct and complete list, as of the date of the Original Agreement, of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell or dispose of (by merger, purchase or sale of assets or stock or otherwise) any material personal property located on the Target Properties valued at $30,000 or more. Except as would not reasonably be expected to materially interfere with the present use of any of the Target Properties subject thereto or affected thereby, Target and each of the Target Subsidiaries have good and sufficient title to all the material personal property and assets reflected in their books and records as being owned by them, free and clear of all Liens and Encumbrances.

(l) There (i) are no material structural defects relating to any of the Target Properties, (ii) is no Target Property whose building systems are not in working order in any material respect, and (iii) is no material physical damage to any Target Property for which there is no insurance in effect, which, in the case of any of (i), (ii) or (iii) would materially interfere with the present use of any of the Target Properties subject thereto or affected thereby.

(m) Except as provided in Section 4.9(m) of the Target Disclosure Memorandum and except for immaterial discrepancies or omissions, the rent rolls for the Target Properties previously made available by Target to Buyer, are true, complete and correct and list each apartment lease that was in effect, as of the respective dates of such rent rolls at each of the Target Properties for which Target or any Target Subsidiary is a party as landlord (which leases are the only leases in effect as of such dates at each of the Target Properties for which Target or any Target Subsidiary is a party as landlord) (such leases, together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the “Target Leases”). Except as would not be reasonably expected to have a Specified Target Material Adverse Effect, tenants under the Target Leases are not in monetary or, to the Knowledge of Target or any Target Subsidiary, material non-monetary default under such Target Leases. Except as would not reasonably be expected to have a Specified Target Material Adverse Effect, (i) neither Target nor any Target Subsidiary is and, to the Knowledge of Target, no other party is in breach or violation of, or default under, any Target Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Target Lease by Target or any Target Subsidiary, or to the Knowledge of Target, any other party thereto (in each case, with or without notice or lapse of time or both) and (iii) each Target Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Target or the Target Subsidiaries and, to the Knowledge of Target, with respect to the other parties thereto. As of the date of the Original Agreement, except as provided in Section 4.9(m) of the Target Disclosure Memorandum, neither Target, nor any Target Subsidiary, leases or otherwise occupies space at any applicable Target Property.

(n) Target has made available to Buyer, prior to the date of the Original Agreement, a true, complete and correct copy of the Amended and Restated Master Lease Agreement dated December 21, 1995, between Target and Boddie-Noell Enterprises, Inc. (the “Master Lease”) and all amendments, supplements or modifications thereto. As of the date of the Original Agreement, (i) neither Target nor Boddie-Noell Enterprises, Inc. is in material breach or violation of, or material default under, the Master Lease, (ii) no event has occurred which would result in a material breach or violation of, or a material default under, the Master Lease (in each case, with or without notice or lapse of time or both) and (iii) the Master Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Target and, to Target’s Knowledge, Boddie-Noell Enterprises, Inc.

(o) Except for those contracts or agreements set forth in Section 4.9(o) of the Target Disclosure Memorandum, none of Target or any of Target Subsidiaries has entered into any contract or agreement with any third party or any employee, consultant, Affiliate or other Person (each, a “Participation Party”) that provides for a right of such Participation Party to participate, invest, join, partner, or have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which Target or any Target Subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party.

(p) Target has made available to Buyer, prior to the date of the Original Agreement, true complete and correct copies of the applicable acquisition agreements in connection with the pending acquisitions of the Pending Acquisition Properties. Such acquisition agreements are in full force and effect as of the date of the Original Agreement, and to the Knowledge of Target (i) no condition or state of affairs currently exists, that with the giving of notice or the passage of time would constitute a default by any party to any such acquisition agreement and (ii) no party to any such acquisition agreement has cause to terminate such acquisition agreement, pursuant to the terms thereof (other than any termination rights exercisable at the sole option of any such party).

4.10	Environmental Matters

(a) Except as set forth in Section 4.10(a) of the Target Disclosure Memorandum or as set forth in the Executive Summaries, Conclusions or Recommendations of the Target Environmental Reports, to the Knowledge of Target, Target and each Target Subsidiary and the Target Properties are, and have been, in compliance with all Environmental Laws and all environmental Permits, except for violations that have been fully cured pursuant to applicable Environmental Laws, and with respect to which all required expenditures have been made.

(b) There is no Litigation pending or, to the Knowledge of Target, threatened in which Target or any Target Subsidiary or any Target Property has been or, with respect to threatened Litigation, may be named as a defendant or otherwise required to respond to (i) for alleged or actual noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, exposure, migration or disposal into the indoor or outdoor environment of any Hazardous Material, mold, lead-based paint or radon, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Target or any Target Subsidiary or any Target Property (collectively, “Environmental Claims”) except for such Environmental Claims that have been fully resolved pursuant to applicable Environmental Laws, and with respect to which all required expenditures have been made.

(c) Except as set forth in Section 4.10(c) of the Target Disclosure Memorandum or as disclosed in the Executive Summaries, Conclusions or Recommendations of the Target Environmental Reports, (i) to the Knowledge of Target, as of the date of the Original Agreement, there is no toxic mold in, on, under, or affecting any Target Property and (ii) there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any property currently or formerly owned, leased or operated by Target or any Target Subsidiary, in either case, which have resulted in or are reasonably likely to result in a Specified Target Material Adverse Effect, and there are no underground storage tanks at any Target Property.

(d) Except as set forth in Section 4.10(d) of the Target Disclosure Memorandum or in the Executive Summaries, Conclusions or Recommendations of the Target Environmental Reports, there are no liens or encumbrances on any of the Target Properties which arose pursuant to or in connection with any Environmental Law, Environmental Permit or Environmental Claim and, to the Knowledge of Target, no governmental actions have been taken or threatened to be taken or are in process which are reasonably likely to subject any Target Property to such liens or encumbrances, except for any such liens or encumbrances that are not reasonably likely to have, individually or in the aggregate, a Specified Target Material Adverse Effect.

(e) Section 4.10(e) of the Target Disclosure Memorandum sets forth a true and complete list of each of the Target Environmental Reports. Target has previously delivered or made available to Buyer a true and complete copy of each Target Environmental Report.

4.11	Compliance with Laws

Target and each Target Subsidiary has in effect all Permits necessary for the current conduct of the business of Target and the Target Subsidiaries taken as a whole, including the ownership, lease or operation of their Assets (including the Target Properties), except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Except as disclosed in Section 4.11 of the Target Disclosure Memorandum, neither Target nor any of the Target Subsidiaries:

(a) is in Default under any Laws, Orders, or Permits applicable to its business, properties or operations except for Defaults under any Laws or Permits which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect; or

(b) has, since January 1, 2003, received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Target or any Target Subsidiary is not in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, (ii) threatening to revoke any Permits or notifying Target that any Permits will not be renewed and there are no actions, suits, inquiries or proceedings pending to revoke or withdraw any such Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, or (iii) requiring Target or any Target Subsidiary to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

4.12	Labor Relations

Except as set forth in Section 4.12 of the Target Disclosure Memorandum:

(a) Neither Target nor any Target Subsidiary is party to, or bound by, any collective bargaining agreement, labor agreement or contract, work rules or practices, or other agreement or understanding with a labor union or labor union organization.

(b) There are no collective bargaining agreements, labor agreements or contracts, work rules or practices, or other agreement or understanding that pertains to any of the employees of the Target or any Target Subsidiary.

(c) No employees of Target or any Target Subsidiary are represented by any labor organization with respect to their employment with the Target or any Target Subsidiary.

(d) Neither Target nor any Target Subsidiary is subject to any bargaining order, injunction or other Order relating to Target’s relationship or dealings with its employees, any labor organization or any other employee representative.

(e) There is no material grievance, material arbitration, strike, slowdown, lockout, walkout, work stoppage or other job action or labor dispute against or affecting Target or any Target Subsidiary that is pending or, to the Knowledge of Target, threatened or anticipated.

(f) To the Knowledge of Target, there is no activity by Target or any Target Subsidiary employees or any labor organization or other employee representative seeking to organize, certify or represent a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of Target or any Target Subsidiary.

(g) Neither Target nor Target Subsidiary has committed, or been accused of committing, any material unfair labor practice as defined in the National Labor Relations Act.

(h) Neither Target nor any Target Subsidiary is the subject of any Litigation relating to labor matters or employment practices, including, but not limited to, laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, that has had or is reasonably likely to have, in the aggregate, a Target Material Adverse Effect.

(i) No employee of the Target or any Target Subsidiary is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Target or any Target Subsidiary or (ii) to the knowledge or use of trade secrets or proprietary information.

4.13	Employee Benefit Plans

(a) Target has listed in Section 4.13(a) of the Target Disclosure Memorandum each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Target or any Target Subsidiary or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Target Benefit Plans”).

(b) Target has delivered or made available to Buyer prior to the execution of this Agreement true and complete copies of the following documents, with respect to each Target Benefit Plan: (i) all trust agreements or other funding arrangements and all amendments thereto, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions (as applicable) issued by the IRS, the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS Employee Plan Compliance Resolution System set forth in Revenue Procedure 2006-27 (or its predecessor or successor rulings) during this calendar year or any of the preceding three calendar years issued with respect to each Target Benefit Plan intended to be qualified under Code Section 401(a), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations (as applicable) for the current plan year and the three preceding plan years, (v) the most recent summary plan descriptions and any material modifications thereto, and (vi) written summaries of the material terms of all unwritten Target Benefit Plans, if any.

(c) Except as disclosed in Section 4.13(c) of the Target Disclosure Memorandum, (i) each Target Benefit Plan has been maintained, funded, and administered in all material respects in accordance with the terms of such Target Benefit Plan, and in material compliance with the applicable requirements of the Code, ERISA and any other applicable Laws, (ii) to the Knowledge of Target, there are no current circumstances likely to result in the disqualification of any Target Benefit Plan that is intended to be qualified under Code Section 401 or material liability relating to such qualified or exempt status, (iii) Target has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Target Benefit Plan with applicable Laws, (iv) no Target Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that the Target Benefit Plan failed to comply with applicable Laws, and (v) no nonexempt “prohibited transaction” (within the meaning of Code Section 4975(c) or ERISA Section 406) has occurred with respect to any Target Benefit Plan.

(d) Each Target Benefit Plan can be amended, terminated or otherwise discontinued without material liability to Target or any Target Subsidiary or ERISA Affiliate thereof, other than with respect to benefits accrued through the date of such action.

(e) Neither Target nor any administrator or fiduciary of any Target Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Target or any Target Subsidiary or Buyer to any direct or indirect material Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes or proceedings pending under the terms of, or in connection with, any Target Benefit Plan other than routine claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Target Benefit Plan or, to the Knowledge of Target, is threatened or anticipated.

(f) Neither Target nor any Target Subsidiary nor any ERISA Affiliate maintains, contributes to (or has ever maintained, contributed to or been required to contribute to), or has any Liability or potential Liability under (or with respect to) any (i) plan or arrangement which is subject to (I) the minimum funding requirements of Code Section 412, (II) Part 3 of Title I of ERISA, or (III) Title IV of ERISA; (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) multiple employer plan, including any multiple employer welfare arrangement (as defined in Section 3(40) of the ERISA); (iv) voluntary employees’ beneficiary association (within the meaning of Code Section 501(c)(9)); or (v) plan or arrangement applicable to employees located outside of the United States.

(g) Except as disclosed in Section 4.13(g) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary has any Liability for post-employment health and life benefits under any of the Target Benefit Plans and there are no restrictions on the rights of Target or any Target Subsidiary to amend or terminate any such plan without incurring any Liability thereunder, except to the extent required by the health care continuation requirements of Part 6 of Title I of ERISA or Code Section 4980B, and, to the Knowledge of Target, neither Target nor any Target Subsidiary has ever represented, promised or contracted (whether oral or in written form) to any employee or former employee that post-employment medical or life insurance benefits would be provided, except with respect to health care coverage to the extent required under COBRA. Each Target Benefit Plan that is subject to COBRA has been administered in compliance with such requirements and with any applicable state law regarding health care continuation requirements.

(h) Except as disclosed in Section 4.13(h) of the Target Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of Target or any Target Subsidiary from Target or any Target Subsidiary under any Target Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Target Benefit Plan, (iii) result in any acceleration of the time of payment of any such benefit, (iv) limit the ability to amend any Target Benefit Plans or (v) result in any payment or benefit which will or may be made by Target, any Target Subsidiary or any of their Affiliates which will be characterized as an “excess parachute payment” (as defined in Code Section 280G(b)(1)) or be nondeductible under Code Section 280G and the rules and regulations promulgated thereunder.

(i) Except as disclosed in Section 4.13(i) of the Target Disclosure Memorandum, neither the Target nor any of its ERISA Affiliates has made any commitment, whether legally binding or not, to establish any new Employee Benefit Plan or to modify any existing Target Benefit Plan, except as otherwise required by Law.

(j) All amendments and actions required to bring the Target Benefit Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and all other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing.

(k) All Existing Target Options have been granted with an exercise price per share no lower than the “fair market value” (as defined in the applicable Stock Option Plan) of one share of Target Common Stock on the date of the corporate action effectuating the grant. All Existing Target Options were validly issued and properly approved by the Board of Directors of Target (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable Law and recorded on the Target Financial Statements in accordance with GAAP.

4.14	Material Contracts

(a) Except as disclosed in Section 4.14(a) of the Target Disclosure Memorandum or otherwise reflected in an exhibit to Target’s Form 10-K for the year ended December 31, 2005 or in any other Target SEC Report filed subsequent to such Form 10-K and prior to the date of the Original Agreement, neither Target nor any Target Subsidiary is a party to, or is bound by (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000 or aggregate payments over the term of such Contract in excess of $250,000, (ii) any Contract relating to the borrowing of money by Target or any Target Subsidiary or the guarantee by Target or any Target Subsidiary of any such obligation of any other Person (including any Subsidiary or Affiliate of Target) (other than Contracts evidencing trade payables) (each such Contract, a “Loan Document”), (iii) any Contract which prohibits or restricts Target or any Target Subsidiary from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Target, a Target Subsidiary and any of their Affiliates, (v) any Contract relating to the purchase or sale of any goods or services involving payments in excess of $50,000 (other than Contracts entered into in the ordinary course of business that are cancelable without penalty upon no more than 90 days notice), (vi) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, (vii) any brokerage, finders’ or similar Contracts, (viii) any indemnification Contracts, (ix) any joint venture, partnership or similar Contracts, (x) any Contract with or for the benefit of any of Target or its Subsidiaries’ officers, directors, executive employees, Affiliates, stockholders or holders of Target OP Units (Common), including, in each case, any Contracts providing for a direct or indirect interest in Target’s property or the business of Target’s competitors, customers or suppliers; (xi) any settlement, conciliation or similar agreement with any Regulatory Authority to which Target or any Target Subsidiary is a party involving future performance by Target or any Target Subsidiary and which is material to Target and Target’s Subsidiaries taken as whole; (xii) merger or consolidation Contract or Contract for the sale of the assets of Target or any Target Subsidiary; (xiii) any Contract to which the Target or a Target Subsidiary is a party or otherwise bound (A) granting or obtaining any right to use any material Intellectual Property (other than Contracts granting rights to use readily available commercial software having an acquisition price of less than $20,000 in the aggregate for all such related Contracts), or (B) restricting the Target’s or any Target Subsidiary’s rights, or permitting other Persons, to use or register any material Intellectual Property; (xiv) other Contract under which Target and the Target Subsidiaries are obligated to make payments in excess of $100,000 or that is otherwise material to Target and the Target Subsidiaries; or (xv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K pursuant to item 601(b)(10) of Regulation S-K. With respect to each Target Contract and except as disclosed in Section 4.14(a) of the Target Disclosure Memorandum: (A) the Contract is in full force and effect, is a valid and binding obligation of Target or the Target Subsidiary party thereto and, to the Target’s Knowledge, each other party thereto; (B) neither Target nor any Target Subsidiary is in Default nor has received any claim of Default, thereunder, other than Defaults which have not had and are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect; (C) neither Target nor any Target Subsidiary has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Target, in Default in any respect thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, or has repudiated or waived any material provision thereunder except as noted in Section 4.14(a) of the Target Disclosure Memorandum. No other party has provided any notice of any intention to terminate any Target Contract and no event or circumstance has occurred, or will occur by reason of the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby, that would result in or permit a termination thereof, except for terminations which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Target has, prior to the date of the Original Agreement, provided or made available to Buyer true, correct and complete copies of all Target Contracts together with all amendments and supplements thereto in effect as of the date of the Original Agreement. Section 4.14(a) of the Target Disclosure Memorandum sets forth a complete and accurate list of Target’s outstanding Indebtedness as of the date of the Original Agreement. As used in this Agreement, “Indebtedness” means, without duplication, (i) all indebtedness, notes payable (including, without limitation, notes payable in connection with acquisitions), accrued interest payable or other obligations of Target and its Subsidiaries for borrowed money, whether current, short-term, or long-term, secured or unsecured, other than intercompany indebtedness, (ii) all indebtedness of Target and its Subsidiaries for the deferred purchase price for purchases of property or assets, (iii) all lease obligations of Target and its Subsidiaries under leases which are capital leases in accordance with GAAP, (iv) any obligations of Target or its Subsidiaries in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in the ordinary course or documentary letters of credit in support of trade payables), (v) any indebtedness referred to in clauses (i) through (iv) above of any person or entity other than the Target or any of its Subsidiaries which is either guaranteed by, or secured by any Lien upon any material property or assets owned by, the Target or any of its Subsidiaries.

(b) Neither Target nor any Target Subsidiary has entered into or is subject, directly or indirectly, to any “Tax Protection Agreements” (except as set forth in Section 4.14(b) of the Target Disclosure Memorandum, true and correct copies of which have been made available to Buyer). As used herein, a “Tax Protection Agreement” is an agreement, oral or written, (A) that (i) prohibits or restricts in any manner the disposition of any Assets of Target or any Target Subsidiary, (ii) requires that Target or any Target Subsidiary maintain, put in place, or replace, Indebtedness, whether or not secured by one or more of Target’s or any of its Subsidiaries’ properties, or (iii) requires that Target or any Target Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including a “bottom” guarantee, indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for Indebtedness or other liabilities of Target or any Target Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more Assets of Target or a Target Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of Target or any Target Subsidiary under Section 752 of the Code. Neither Target nor any Target Subsidiary is in violation of or in default under any Tax Protection Agreement, and no Person has asserted, or to the Knowledge of Target threatened to assert, a material claim against Target or any Target Subsidiary for any violation of any Tax Protection Agreement.

(c) Except as set forth in Section 4.14(c) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary is a party to any agreement relating to the development or management of any Target Property by any Person other than Target or a Target Subsidiary.

(d) Section 4.14(d) of the Target Disclosure Memorandum lists all agreements currently in force and effect entered into by Target or any Target Subsidiary providing for the sale of, or option to sell, any Target Property or the purchase of, or option to purchase, by Target or any Target Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date of the Original Agreement.

(e) Except as set forth in Section 4.14(e) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary is subject to any pending claims or, to the Knowledge of Target, any threatened claims regarding material continuing contractual liability (A) for indemnification under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Target or any Target Subsidiary, (B) to pay any additional purchase price for any Target Property or (C) with respect to any indebtedness which encumbered any real estate that has been conveyed, except for any indebtedness under the Loan Documents.

4.15	Legal Proceedings

Except as disclosed in Section 4.15 of the Target Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Target, threatened (or unasserted but considered probable of assertion) against or affecting Target or any Target Subsidiary, or any director, officer or employee in their capacities as such or Employee Benefit Plan of Target or any Target Subsidiary, or any Asset, interest, or right of any of them, or for which Target is required to indemnify any third party or any Orders outstanding that would reasonably be expected to (i) prevent or materially delay Target from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated hereby or (ii) be material to Target and its Subsidiaries taken as a whole.

4.16	Reports

Since January 1, 2003 or the date of organization if later, Target and each Target Subsidiary has filed all material reports and documents, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except for Target SEC Reports which are the subject of the representation and warranty contained in Section 4.5 or reports and documents which the failure to file have not had and are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.17	Inapplicability of Takeover Statutes, Rights Agreement and Certain Charter and Bylaw Provisions

Target has taken all appropriate and necessary actions to exempt the Merger, the OP Merger, this Agreement and the other transactions contemplated hereby from the restrictions of Subtitles 6, 7 and 8 of Title 3 of the MGCL (collectively, the “Takeover Statutes”). No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Laws apply to the Merger, the OP Merger, this Agreement or the other transactions contemplated hereby. Target and Target Board of Directors have taken all appropriate and necessary actions to (i) render the rights under the Rights Agreement and the rights governed by Article 16 of the Target OP Agreement (collectively, the “Purchase Rights”) inapplicable in the Merger, the OP Merger, this Agreement and the other transactions contemplated thereby, (ii) cause the Merger, the OP Merger, this Agreement and the other transactions contemplated hereby to comply with or be exempted from any provision contained in the Target Charter, Target Bylaws or in the comparable organizational document of any Target Subsidiary that would otherwise prohibit, hinder or delay such transactions and (iii) render any and all limitations on ownership of (X) shares of Target Common Stock as set forth in the Target Charter and (Y) the limited partner interests in Target Operating Partnership as set forth in the Target OP Agreement, including the ownership limit set forth in the Target Charter inapplicable to the Merger, the OP Merger, this Agreement and the other transactions contemplated thereby.

4.18	Regulatory Matters

Neither Target nor any Target Subsidiary or any officer or director thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b).

4.19	INTENTIONALLY OMITTED

4.20	Opinion of Financial Advisor

The Board of Directors of Target has received an opinion of Banc of America Securities LLC, financial advisor to the Target (the “Target Financial Advisor”), a signed copy of which will be delivered to Buyer solely for informational purposes after receipt thereof by the Board of Directors, to the effect that, as of the date of the Original Agreement, the Common Stock Price Per Share to be received in the Merger by the holders of Target Common Stock (other than Buyer and its affiliates) is fair, from a financial point of view, to such holders. Target has received Target Financial Advisor’s consent to include a signed copy of the opinion in the Proxy Statement.

4.21	Investment Company Act of 1940

Neither Target nor any Target Subsidiary is, or at the Merger Effective Time of the Merger will be, required to be registered under the Investment Company Act of 1940, as amended.

4.22	Related-Party Transactions

Except as disclosed in Section 4.22 of the Target Disclosure Memorandum, since January 1, 2003, neither Target nor any Target Subsidiary has entered into any agreement, understanding, relationship or transaction with or for the benefit of any officer, director, employee or Affiliate of Target and its Subsidiaries or any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K under the Securities Act) of the foregoing or any entity of which any of the foregoing is an Affiliate of a sort that would be required to be disclosed by Target pursuant to Item 404 of Regulation S-K of the Securities Act or which provides for a direct or indirect interest in the Target’s property or the business of Target’s competitors, customers or suppliers, except for those matters that have been disclosed in SEC Documents filed prior to the date of the Original Agreement.

4.23	Insurance

Target and the Target Subsidiaries maintain insurance policies that are of the type and in amounts customarily carried by Persons conducting businesses similar to those of Target and the Target Subsidiaries. A complete list of all material insurance policies is set forth in Section 4.23 of the Target Disclosure Memorandum, and Target has made available to Buyer correct and complete copies of all such material insurance policies, including, general liability policies, comprehensive general liability and umbrella insurance policies maintained as of the date of the Original Agreement by Target and any Target Subsidiary (the “Insurance Policies”), together with descriptions of “self-insurance” programs. All Insurance Policies are valid and enforceable and in full force and effect (except as the enforceability of any such policy may be limited by the insurer’s bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles) and all premiums owing in respect thereof have been timely paid. Except as set forth in Section 4.23 of the Target Disclosure Memorandum and for any matters which will not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, there are no material claims pending under any of the Insurance Policies as to which the insurer has denied liability or is reserving its rights, and all claims have been timely and properly filed. Except as set forth in Section 4.23 of the Target Disclosure Memorandum, within the last three years, neither Target nor any Target Subsidiary has been refused any insurance coverage sought or applied for, and Target has no reason to believe that the existing insurance coverage of Target and the Target Subsidiaries cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought.

4.24	Intellectual Property

(a) Section 4.24(a) of the Target Disclosure Memorandum sets forth a true, correct, and complete list of all U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered trademarks, (iii) copyright registrations and applications and material unregistered copyrights, and (iv) Software, in each case which is owned or purported to be owned by the Target or any Target Subsidiary. To Target’s Knowledge, The Target or a Target Subsidiary is the sole and exclusive beneficial and record owner of all of the Intellectual Property items set forth in Section 4.24 of the Target Disclosure Memorandum, and all such Intellectual Property is subsisting, valid, and enforceable.

(b) Except as disclosed in Section 4.24(b) of the Target Disclosure Memorandum, (a) the Target and Target Subsidiaries own, or have a valid right to use, free and clear of all Encumbrances, all Intellectual Property used or held for use in, or necessary to conduct, the respective businesses of the Target and the Target Subsidiaries, (b) the conduct of the business of the Target and the Target Subsidiaries as currently conducted does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property rights, and there has been no such claim asserted or threatened in the past three (3) years against the Target or any Target Subsidiary, nor, to the Knowledge of the Target, does there exist a valid basis for any such claim, and (c) to the Knowledge of the Target, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned, used, or held for use by the Target or any Target Subsidiary, and no such claims have been asserted or threatened against any Person by the Target or any Target Subsidiary in the past three (3) years.

4.25	Hart-Scott-Rodino Antitrust Improvements Act

The transactions contemplated hereby are exempt from any requirement to make any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the implementing regulations thereto, because (a) Target is a REIT and (b) Target has determined that the aggregate fair market value of the non-exempt assets of Target and the entities controlled by Target is less then $56.7 million.

4.26	Internal Controls

(a) Target and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of the AMEX. Target has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Target’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Target in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Target’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) Target has disclosed, based on its most recent evaluation, to Target’s outside auditors, the audit committee of the Board of Directors of Target and to Buyer (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect Target’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, known to management that involves management or other employees who, in each case, have a significant role in the Target’s internal control over financial reporting. There have been no significant changes since January 1, 2006 in Target’s internal controls or in other factors that could significantly affect Target’s internal controls, or any significant deficiencies or material weaknesses in such internal controls requiring corrective actions. Target has delivered to Buyer complete and accurate copies of notices received from its independent auditor of any significant deficiencies or material weaknesses in Target’s internal control over financial reporting since January 1, 2006 and any other management letter or similar correspondence from any independent auditor of Target or any of Target’s Subsidiaries received since January 1, 2006.

4.27	Deficit Restoration Obligations, Adjusted Capital Account Deficits and Capital Contribution Obligations

Section 4.27 of the Target Disclosure Memorandum sets forth (i) the amount of each obligation to restore a deficit balance in an adjusted capital account of Target or any Target Subsidiary that owns an equity interest in any non-corporate entity (including a partnership, limited partnership, limited liability company or joint venture), calculated through December 31, 2005, (ii) the amount of each deficit balance in any capital account of Target or any Target Subsidiary that owns an equity interest in any non-corporate entity (including a partnership, limited partnership, limited liability company or joint venture), calculated as of December 31, 2005, and (iii) each capital contribution required to be made by Target or any Target Subsidiary (other than to a Target Subsidiary that is wholly owned by Target) that owns an equity interest in any non-corporate entity (including a partnership, limited partnership, limited liability company or joint venture).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer, Buyer Acquisition Entity and Buyer Operating Partnership hereby represent and warrant to Target, as of the date of the Original Agreement (except that those representations and warranties which are made as of a specific date shall be true and correct only as of such date), as follows:

5.1	Organization, Standing and Power

Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Buyer wholly owns Buyer Acquisition Entity. Buyer Acquisition Entity is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer Acquisition Entity is the sole general partner of Buyer Operating Partnership and also indirectly wholly owns Buyer Operating Partnership. Buyer Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has, prior to the date of the Original Agreement, delivered to Target true, complete and correct copies of the certificate of formation, limited liability company agreement, Charter, bylaws or other organizational documents of each of Buyer Acquisition Entity and Buyer Operating Partnership, each as amended and in full force and effect as of the date of the Original Agreement. Since the date of its formation, neither Buyer Acquisition Entity nor Buyer Operating Partnership has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its respective obligations hereunder and matters ancillary thereto.

5.2	Authority; No Breach by Agreement

(a) Buyer, Buyer Acquisition Entity and Buyer Operating Partnership have all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered by Buyer, Buyer Acquisition Entity and Buyer Operating Partnership prior to or at the Merger Effective Time and the consummation of the transactions contemplated herein have been duly and validly authorized by all requisite corporate or limited partnership action in respect thereof on the part of Buyer, Buyer Acquisition Entity and Buyer Operating Partnership. This Agreement has been duly executed and delivered by Buyer, Buyer Acquisition Entity and Buyer Operating Partnership and, assuming this Agreement constitutes the legal, valid and binding obligation of Target and Target Operating Partnership, is a legal, valid, and binding obligation of each of Buyer, Buyer Acquisition Entity and Buyer Operating Partnership, enforceable against such Person in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Buyer, Buyer Acquisition Entity or Buyer Operating Partnership nor the consummation by any of them of the transactions contemplated hereby, nor compliance by any of them with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the organizational documents of Buyer, Buyer Acquisition Entity or Buyer Operating Partnership, or (ii) except as disclosed in Section 5.2(b)(ii) of the Buyer Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Buyer under, any Contract or Permit of Buyer, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or (iii) assuming that all consents, approvals, authorizations and other actions described in Section 5.2(c) have been obtained and all filings and obligations described in Section 5.2(c) have been made, except as disclosed in Section 5.2(b)(iii) of the Buyer Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Buyer or any of its Assets, where such Default, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c) No notice to, filing, recordation, declaration or registration with, action by or in respect of, or Consent of, any Regulatory Authority is necessary for the execution and delivery of this Agreement by Buyer, Buyer Acquisition Entity or Buyer Operating Partnership, the consummation by any of them of the Merger and the other transactions contemplated in this Agreement or the compliance by any of them with the applicable provisions of this Agreement other than (i) any filings required by Securities Laws, (ii) the filing with the SEC and AMEX of the Proxy Statement, (iii) the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland and the filing of the Certificate of Merger and the LP Certificate of Merger, in

each case, with the Secretary of State of the State of Delaware, (iv) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plans sponsored or maintained by Target or a Target Subsidiary, (v) compliance with applicable requirements of state securities or “blue sky” Laws, the rules and regulations of the AMEX and applicable requirements of Takeover Statutes and (vi) notices, filings, recordations, declarations, registrations and actions that, if not obtained or made, would not reasonably be expected to result in a Buyer Material Adverse Effect.

(d) Except as disclosed in Section 5.2(d) of the Buyer Disclosure Memorandum or otherwise disclosed to Target, there is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against Buyer, Buyer Acquisition Entity or Buyer Operating Partnership, in each case which would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.3	Statements True and Correct

(a) None of the information supplied in writing or to be supplied in writing by Buyer or any subsidiary thereof for inclusion in the Proxy Statement to be mailed to Target’s stockholders in connection with the Stockholders Meeting will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Target, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders Meeting.

(b) All documents that Buyer, Buyer Acquisition Entity or Buyer Operating Partnership is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.4	Equity Commitment

Buyer has (or has access to) sufficient funds to pay the amount that will constitute the Exchange Fund at the Closing.

ARTICLE VI

CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1	Affirmative Covenants of Target

From the date of the Original Agreement until the earlier of the Merger Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Target shall, and shall cause each of its Subsidiaries to, (A) operate its business only in (i) such a manner as to permit Target to continue to operate as a REIT for the taxable year of Target that includes the Merger Effective Time and (ii) the usual, regular, and ordinary course and substantially the same manner as heretofore operated, (B) use reasonable best efforts to conduct its operations in compliance with applicable Laws and maintain and preserve intact its business (corporate or otherwise) organization, goodwill and Assets (in good repair and condition) and maintain its rights and franchises and its current relationships with lessees, suppliers and other Persons with which it has significant business relations, (C) keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted, (D) prepare and file all Tax Returns (or obtain extensions thereof) required to be filed by them on or before the Closing Date (“Post-Signing Returns”), (E) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed, (F) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to Merger Effective Time in a manner consistent with past practice, (G) terminate all Tax sharing agreements to which Target or any of the Target Subsidiaries is a party such that there are no further Liabilities thereunder (provided that the foregoing does not apply to Tax Protection Agreements existing as of the date of the Original Agreement) and (H) take no action which would (1) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, (2) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, or (3) be intended to result in any of the conditions to the Merger set forth in Article VIII not being satisfied, except in every case as may be required by applicable Law.

6.2	Negative Covenants of Target

From the date of the Original Agreement until the earlier of the Partnership Merger Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Target covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) except as noted in Section 6.2(a) of the Target Disclosure Memorandum, amend the Charter or Bylaws of Target or the articles or certificate of incorporation, bylaws, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Target Subsidiary; or

(b) except as noted in Section 6.2(b) of the Target Disclosure Memorandum and with respect to the payment of (i) the Special Dividend determined in accordance with Section 7.16(b) hereof, (ii) the Transaction Fees and Expenses, (iii) any principal amounts owed or owing under existing Indebtedness, (iv) the purchase price and commercially reasonable and customary transaction costs incurred in connection with closing the acquisitions of the Pending Acquisition Properties or (v) any items set forth in Section 4.9(j) of the Target Disclosure Memorandum, incur, assume, guarantee or otherwise become liable for any Indebtedness or other obligation, including any guarantee obligations, for borrowed money (directly, contingently or otherwise) or refinance or prepay any Indebtedness of Target or its Subsidiaries or make any loan or advance to any other Person (other than loans or advances to a wholly owned Target Subsidiary); or

(c) except as set forth in Section 6.2(c) of the Target Disclosure Memorandum, (i) directly or indirectly repurchase, redeem, or otherwise acquire or exchange any securities of Target or any Target Subsidiary, other than (x) in connection with the redemption of Target OP Units in accordance with the Target OP Agreement, (y) exchanges in the ordinary course under Employee Benefit Plans sponsored or maintained by Target or a Target Subsidiary upon the exercise of any stock option or other award outstanding on the date of the Original Agreement and issued pursuant to the Stock Option Plan disclosed in Section 4.3(b) of the Target Disclosure Memorandum, or (z) the use of Target Common Stock to pay the exercise price or tax withholding in connection with equity-based Employee Benefit Plans sponsored or maintained by Target or a Target Subsidiary by the participants therein, or (ii) subject to the exceptions described in the next sentence, declare, set aside or pay any dividend or make any other distribution in respect of Target’s stock or the equity interests of any Target Subsidiary that is not indirectly wholly owned by Target or Target Operating Partnership. Such restrictions on distributions and dividends shall not apply to (A) Target with respect to regular cash distributions at a rate not in excess of $0.26 per share of Target Common Stock, declared and paid quarterly, (B) Target Operating Partnership in connection with corresponding distributions payable to holders of Target OP Units or (C) the Special Dividend. Such restrictions on distributions and dividends shall also not apply to the extent a distribution (or increase in a distribution) by Target is necessary for Target to maintain REIT status, avoid the incurrence of any Taxes under Section 857 of the Code, or avoid the imposition of any excise taxes under Section 4981 of the Code; provided, that Target shall furnish Buyer with prior written notice of its intention to pay any such distribution or dividends, shall consult in good faith with Buyer with respect thereto and shall provide Buyer with a statement of the calculation relevant to Target’s determination that such dividend or distribution was so required; or

(d) except for (i) transactions contemplated by this Agreement, (ii) pursuant to (x) the exercise of stock options outstanding under the Stock Option Plan as of the date of the Original Agreement and pursuant to the terms thereof in existence on the date of the Original Agreement, or (y) the redemption of Target OP Units (Common) pursuant to the Target OP Agreement as in effect on the date of the Original Agreement, or (iii) as disclosed in Section 6.2(d) of the Target Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding or cause to become exercisable any otherwise unexercisable right granted for, any additional shares of Target capital stock or voting securities or any capital stock or voting securities of any Target Subsidiary (including any Target OP Units), or any stock appreciation rights, or any option, warrant, convertible or exchangeable security or other Equity Right relating to Target or any Target Subsidiary; or

(e) adjust, split, combine, classify, or reclassify any shares of stock or any other equity interests or Equity Rights of Target or any Target Subsidiary or authorize the issuance of any securities in respect of or in substitution for such shares of stock, equity interests or other Equity Rights; or

(f) except as disclosed in Section 6.2(f) of the Target Disclosure Memorandum, sell, lease, mortgage or otherwise dispose of or encumber any shares of stock of or any other equity interests of Target or any Target Subsidiary or amend the terms of any security of Target or any Target Subsidiary; or

(g) except as disclosed in Section 6.2(g) of the Target Disclosure Memorandum, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than in a wholly owned Target Subsidiary, or otherwise acquire direct or indirect control over any Person other than in connection with (i) foreclosures in the ordinary course of business, or (ii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(h) except as disclosed in Section 6.2(h) of the Target Disclosure Memorandum, (i) grant any increase in compensation or benefits to the employees or officers of Target or any Target Subsidiary, except as required by Law or any Contract in effect on the date of the Original Agreement and except for increases in the ordinary course of business and consistent with past practice to employees with a salary less than $100,000 per year, (ii) pay any severance or termination pay or any bonus other than (A) in the ordinary course of business provided the severance or termination payment or bonus payment to any single individual does not exceed $25,000 or (B) pursuant to written policies or written Contracts in effect on the date of the Original Agreement and disclosed in Section 6.2(h) of the Target Disclosure Memorandum, (iii) enter into or amend any contractual obligation with any officers or Affiliates of Target or any Target Subsidiary, (iv) enter into any contractual obligation with any new employee or consultant of Target or any Target Subsidiary except for obligations entered into in the ordinary course of business and consistent with past practice that involves or may involve annual payments not in excess of $100,000, or (v) grant any increase in fees or other increases in compensation or other benefits to directors of Target or any Target Subsidiary; or

(i) adopt any new Employee Benefit Plan of Target or any Target Subsidiary or terminate or withdraw from, or make any material change in or to, any existing Employee Benefit Plans of Target or any Target Subsidiary other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such Employee Benefit Plans, except as required by Law or the terms of such plans; or

(j) make any change in any Tax accounting method or any material change in any accounting methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or GAAP; or

(k) (i) make, change, or rescind any express or deemed election relative to Taxes, unless such election or rescission is required by Law or necessary (A) to preserve Target’s status as a REIT, or (B) to qualify or preserve the status of any Target Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be (in which event Target shall promptly notify Buyer of such election and Target or the applicable Target Subsidiary shall make such election in a timely manner), (ii) amend any material Tax Return, or settle or compromise any material federal, state, local or foreign Tax Liability, audit, claim or assessment, (iii) waive or extend the statute of limitations with respect to the Taxes of Target or any Target Subsidiary, (iv) enter into any material closing agreement related to Taxes, (v) surrender any right to claim any material Tax refund or (vi) take any action that could reasonably be expected to cause Target to fail to continue to qualify as a REIT; or

(l) enter into, amend or modify any Tax Protection Agreement or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any Liability of Target or any Target Subsidiary with respect thereto; or

(m) except as disclosed in Section 6.2(m) of the Target Disclosure Memorandum, pay, discharge or satisfy any claim, liability, Lien or obligation with respect to, or settle or compromise any Litigation pending, threatened against or affecting Target or any Target Subsidiary, including Litigation relating to the transactions contemplated by this Agreement brought by any current, former or purported holder of any securities of Target, the Target Operating Partnership or any other Target Subsidiary; provided that routine claims, liabilities, obligations and Litigation in the ordinary course of business may be paid, discharged, settled or compromised for monetary amounts only (and not for any equitable remedy) if the amount expended does not exceed $50,000 for any single matter and $250,000 in the aggregate for all such matters; or

(n) make capital expenditures, other than capital expenditures disclosed in Section 6.2(n) of the Target Disclosure Memorandum and other than capital expenditures made in the ordinary course of business and consistent with past practice in an amount not exceeding $50,000 in each instance and $2,000,000 in the aggregate for all instances; or

(o) except as disclosed in Section 6.2(o) of the Target Disclosure Memorandum, enter into (i) any Contract that would be required to be disclosed as a Target Contract if entered into prior to the date of the Original Agreement or (ii) any Contract with a term longer than one year which cannot be terminated without material penalty upon notice of sixty (60) days or less; or

(p) except as disclosed in Section 6.2(p) of the Target Disclosure Memorandum, terminate or amend any Target Contract or other material Contract (including any Loan Contract) or waive, release, compromise or assign any material rights or claims; or

(q) except as disclosed in Section 6.2(q) of the Target Disclosure Memorandum sell, lease, mortgage, subject to any material Lien or otherwise dispose of any Target Property (including, for avoidance of doubt, the Property (as defined in that certain Agreement for the Purchase of Real Property, dated as of March 14, 2005, by and between Shugart Management, Inc. and Target Operating Partnership, as amended)) or modify or waive any rights under any agreements that created a Permitted Title Exception or enter into any contract or agreement to acquire any real property Assets or enter into any contract for any broker, promoter or similar agent to market or otherwise offer for sale or refinance any real property Assets of Target or any Target Subsidiary; or

(r) except as disclosed in Section 6.2(r) of the Target Disclosure Memorandum, sell, lease, license, transfer, exchange, swap, acquire, mortgage, subject to any material Lien or otherwise dispose of any of personal property or intangible property, except sales or acquisitions of equipment which are not material to Target and the Target Subsidiaries or their respective businesses or operations taken as a whole which are made in the ordinary course of business; or

(s) enter into or make any loans to any of its officers, directors, employees, agents or consultants or make any change in existing borrowing or lending arrangements for or on behalf of any of such persons; or

(t) except as necessary in the ordinary conduct of the business of the Target and the Target Subsidiaries and consistent with past practice, dispose of, grant or obtain, or permit to lapse any rights to, any Intellectual Property, or dispose of or disclose to any Person, other than representatives of Buyer, any Trade Secret; or

(u) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization; or

(v) enter into any transaction, agreement or arrangement between (i) Target or any Target Subsidiary on the one hand and (ii) any affiliate of Target (other than any Target Subsidiary) on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K; or

(w) permit any insurance policy to terminate or lapse without replacing such policy with comparable coverage or amend or cancel any insurance policy; or

(x) initiate or consent to any material zoning reclassification of any Target Property or any other material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Target Property; or

(y) fail to use its commercially reasonable efforts to comply or remain in compliance with the material terms of any agreement relating to any outstanding Indebtedness of Target or any Target Subsidiary; or

(z) except as disclosed on Section 6.2(z) of the Target Disclosure Memorandum, consummate any transaction for the acquisition of a Pending Acquisition Property;

(aa) except as disclosed in Section 6.2(aa) of the Target Disclosure Memorandum, agree, commit or arrange to take any action prohibited under this Section 6.2.

6.3	Covenants of Buyer

From the date of the Original Agreement until the earlier of the Merger Effective Time or the termination of this Agreement, unless the prior written consent of Target shall have been obtained, and except as otherwise expressly contemplated herein, Buyer covenants and agrees that it shall take no action, and shall cause its Subsidiaries to take no action, which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, or (iii) be intended to result in any of the conditions to the Merger set forth in Article VIII not being satisfied, except in every case as may be required by applicable Law. Buyer Acquisition Entity covenants and agrees that, from and after the Merger Effective Time, as the Surviving Company, it will perform its obligations as general partner of the Surviving Partnership as set forth in the Surviving Partnership Agreement, as in effect on the Merger Effective Time and as it may be thereafter amended in accordance with the terms thereof.

6.4	Adverse Changes in Condition

Each of Target and Buyer agree to give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, in the case of Target, a Target Material Adverse Effect and in the case of Buyer, a Buyer Material Adverse Effect, as applicable, or (ii) if unremedied by the Merger Effective Time, would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable best efforts to prevent or promptly to remedy the same; provided, however, that no such notification shall affect the representations and warranties of any Party or relieve any party of any breach of any such representation or warranty or affect the remedies available to the party receiving notice hereunder.

6.5	Reports

Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of the Original Agreement and the Merger Effective Time and shall deliver to the applicable counterparties copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1	Proxy Statement; Stockholder Approval

(a) Target shall as soon as practicable following the date of the Original Agreement prepare and file with the SEC a proxy statement with respect to the meeting of the stockholders of Target in connection with the Merger (the “Proxy Statement”), and Target shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each Party shall notify the applicable counterparties promptly of the receipt of any comments from the SEC or its staff and or any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply the other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Target will provide Buyer and its counsel with a reasonable opportunity to review and comment on the Proxy Statement and any supplement or amendment thereof, and Target shall give due regard to such comments. Target agrees that (i) none of the information with respect to the Target or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to receipt of the Requisite Target Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Target shall promptly inform Buyer and provide Buyer and its counsel with a reasonable opportunity to review and comment on such amendment or supplement and give due regard to such comments and prepare and mail to its stockholders such an amendment or supplement. Target shall not file with the SEC or mail any Proxy Statement, or any amendment or supplement thereto, to which Buyer reasonably objects.

(b) As promptly as practicable after the execution and delivery of this Agreement, Target, acting through its Board of Directors, shall, in accordance with applicable Law, duly call, give notice of, convene and hold a special meeting of its stockholders, which meeting shall be held as promptly as practicable following the mailing of the Proxy Statement, for the purpose of considering and taking action upon the approval of the Merger, and Target agrees that the Merger shall be submitted at such meeting. Except as permitted by Section 7.2(b), Target shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of Target approve the Merger and shall use commercially reasonable efforts to obtain such approval (including the solicitation of proxies to be exercised in favor of the Merger).

(c) Buyer agrees that none of the information with respect to Buyer or its Subsidiaries supplied by or on behalf of Buyer to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Stockholders Meeting any event or circumstances relating to Buyer, or its respective officers or directors, should be discovered by Buyer that should be set forth in an amendment or a supplement to the Proxy Statement, Buyer shall promptly inform Target (which shall file such amendment or supplement with the SEC).

7.2	Other Offers, Etc.

(a) Target and each Target Subsidiary shall, and shall cause each of their Affiliates and each of their respective officers and directors to, and shall use their commercially reasonable efforts to cause their respective employees and Representatives to, immediately cease any existing negotiations, or discussions with any third party that may be ongoing with respect to any Acquisition Proposal and shall use its commercially reasonable efforts to cause any such parties in possession of confidential information about Target that was furnished by or on behalf of Target to return or destroy all such information in the possession of such third party or its officers, directors, Affiliates, employees or Representatives (it being understood and agreed that any such request to return or destroy information shall not be deemed to revoke any invitation previously made by Target to any third party to make an Acquisition Proposal). Target and each Target Subsidiary shall not take, and shall cause its Affiliates and each of their respective officers and directors not to take, and shall use its commercially reasonable efforts to cause its employees and Representatives not to take, any action directly or indirectly to (i) solicit, initiate or induce the making or submission of any Acquisition Proposal, (ii) enter into any letter of intent, agreement, arrangement or understanding with respect to any Acquisition Proposal, other than a confidentiality agreement referred to below, in accordance with the terms and under the circumstances contemplated below in this Section 7.2(a), or approve, endorse or recommend any Acquisition Proposal (or publicly announce an intention to approve, endorse or recommend any Acquisition Proposal) or enter into any agreement, arrangement or understanding that would require Target to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any nonpublic information to, or afford access to any of the properties, Assets, books or records of Target or any Target Subsidiary to, any Person in connection with or in furtherance of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or (iv) grant any waiver or release under any standstill or similar provision (whether in a separate agreement, a confidentiality agreement or otherwise) with respect to Target or any Target Subsidiary other than a waiver or release limited to permitting another Person to initiate (by means of written correspondence to the Board of Directors of Target) nonpublic negotiations or discussions that are permitted by the proviso below; provided, that so long as there has been no material breach of this Section 7.2(a), prior to the Stockholders Meeting, Target, in response to an Acquisition Proposal that was not solicited from the date of the Original Agreement by Target or any Target Subsidiary or any of their respective officers, directors, employees, Affiliates or Representatives, may request clarifications from, furnish information to, or enter into negotiations or discussions with, any Person which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with Target containing customary terms and conditions and which does not contain any terms that would prevent Target from complying with its obligations pursuant to this Section 7.2; except that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, Target agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreements to the same extent, (B) Target complies in all material respects with the provisions of Section 7.2(c) hereof and (C) the Board of Directors of Target reasonably determines in good faith, after consultation with an independent nationally recognized investment bank and Target’s outside legal advisors, that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Notwithstanding the foregoing, (1) the Board of Directors of Target may authorize a communication with any party that is limited to making such party aware of the existence of this Agreement, and (2) a director, officer, employee or Representative of Target or a Target Subsidiary may respond to an unsolicited communication by making such party aware that such director, officer, employee or Representative may not communicate with such party unless such party has first contacted the Board of Directors of Target in writing and the Board of Directors subsequently authorizes further communication.

(b) Neither the Board of Directors of Target nor any committee thereof shall withdraw, withhold or modify, or propose to withdraw, withhold or modify, in a manner adverse to Buyer, the approval, adoption or recommendation, as the case may be, of the Merger, this Agreement or any of the other transactions contemplated hereby (a “Target Change of Recommendation”), or resolve to do any of the foregoing; provided, that the Board of Directors of Target may effect a Target Change of Recommendation prior to the Stockholders Meeting if (A) Target shall have given Buyer two (2) Business Days’ written notice of its intention to effect a Target Change of Recommendation and (B) the Board of Directors of Target, in its good faith judgment and after being advised by reputable outside counsel experienced in such matters, shall have determined that the failure to take such action would result in a breach of the Board of Directors’ duties to Target’s stockholders under applicable Law. Notwithstanding anything to the contrary contained in Section 7.2(b) or elsewhere in this Agreement, the Board of Directors of Target may take and disclose to the Target stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal, or making any other disclosure to the Target’s stockholders if, the Board of Directors determines in its good faith judgment (after receipt of advice from reputable outside legal counsel experienced in such matters) that there is a reasonable basis to conclude disclosure is required under applicable Law.

(c) Target shall promptly (and in any event within two (2) days of the receipt thereof) notify Buyer (in writing) after: (i) receipt of an Acquisition Proposal (including the identity of such offeror, a copy of such Acquisition Proposal, or if such Acquisition Proposal was not made in writing, a summary of the terms of such Acquisition Proposal), (ii) any request for information relating to the Target (including nonpublic information) or for access to the properties, books or records of the Target by any Person that has made an inquiry that could reasonably lead to an Acquisition Proposal, or (iii) receipt of an amendment to a previously disclosed Acquisition Proposal (including the identity of such offeror, a copy of such amendment or, if such amendment was not made in writing, a summary of the terms of such amendment). In addition, Target shall inform Buyer within two (2) days with respect to any material development relating to such Acquisition Proposal, including the entering into of discussions or negotiations, and any results of any discussions or negotiations (including any changes in material terms or conditions based thereon), with respect thereto. Target shall (within two (2) days that such information or access is provided to such third party) provide Buyer with all material information or access provided to any third party that has not previously been provided to Buyer regardless of whether Buyer previously requested such information (regardless of whether such information has been previously provided to Buyer). In the event of any Target Change of Recommendation, Target shall provide Buyer with the Target’s stockholder lists and allow and facilitate Buyer’s contact with Target’s stockholders and prospective investors and following a Target Change in Recommendation such contacts may be made without regard to the limitations set forth in Section 7.5.

(d) Subject to the provisions of this Agreement, the Parties acknowledge and agree that Target may, subject to compliance with the provisions of Section 9.1(h) hereof, accept a Superior Proposal, enter into an agreement for such Superior Proposal and terminate this Agreement concurrently therewith.

7.3	Consents of Regulatory Authorities

The Parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the OP Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.4	Consents of Third Parties

The Parties shall cooperate with each other and use their reasonable best efforts to obtain as promptly as practicable all Consents set forth on Section 4.2(c)(ii) of the Target Disclosure Memorandum.

7.5	Agreement as to Efforts to Consummate

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of the Original Agreement, the Merger, the OP Merger and the other transactions contemplated by this Agreement, including using all reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article VIII; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6	Information and Confidentiality

(a) Prior to the Merger Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger; provided, however, that no such notification shall affect the representations and warranties of any Party or the conditions to the obligations of any Party hereunder.

(b) Any information or material obtained pursuant to this Section 7.6 shall be governed by the terms of the Confidentiality Agreement, dated as of June 5, 2006, between the Target and Babcock & Brown LP,(the “Confidentiality Agreement”).

(c) Target shall (and shall cause each Target Subsidiary to) afford to Buyer’s Affiliates, officers, employees and Representatives reasonable access, upon reasonable advance notice, during normal business hours during the period from the date of the Original Agreement to the Merger Effective Time, to all of the properties, books, contracts, commitments, personnel and records and accountants and other Representatives of Target and the Target Subsidiaries and, during such period, Target shall (and shall cause each Target Subsidiary to) (i) promptly furnish to Buyer (A) a copy of each report, schedule, registration statement and other document filed or received by it or any Target Subsidiary during such period pursuant to the requirements of federal or state securities Laws and (B) all other information concerning business, properties, assets and personnel of Target and the Target Subsidiaries as Buyer may reasonably request and (ii) instruct Target’s employees, counsel and financial advisors to cooperate with Buyer in its investigation of Target. Such access shall include access by Buyer’s environmental consultants for the purpose of conducting environmental site assessments, which may include, at Buyer’s sole discretion, Phase I environmental site assessments, and if conditions are revealed, or recommendations made in any Phase I report or any update thereto, Buyer may, subject to Target’s reasonable approval and upon such conditions as Target may reasonably impose, also conduct Phase II environmental site assessments at any such locations (the usage of the terms “Phase I” and “Phase II” in this Agreement shall be as defined by ASTM). The Target shall reasonably cooperate and shall cause Target Subsidiaries to reasonably cooperate with Buyer and the environmental consultants in connection with the completion of the Phase I and Phase II environmental assessments and related activities, including making knowledgeable Target representatives available, and will permit such consultants access to the facilities of the Target and its Subsidiaries consistent with this Section 7.6 provided such assess shall not unreasonably interfere with rights of tenants or the operation of business at the Target Property. Copies of the resulting environmental assessment reports (including any drafts thereof) and all back-up documentation and data shall be promptly provided to Target. No information or knowledge obtained in any investigation pursuant to this Section 7.6 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or relieve any party of any breach of any such representation or warranty.

7.7	Press Releases

Target and Buyer shall mutually agree upon the form and substance of the initial press release related to this Agreement and the transactions contemplated hereby. Prior to the Merger Effective Time, Target and Buyer shall consult with each other as to the form and substance of, and provide each other with advance review of, any and all subsequent press releases or other public disclosures materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from the prompt filing of this Agreement as an exhibit on the Form 8-K filed pursuant to Item 1.01 thereof or making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.8	Employee Benefits and Contracts

(a) Immediately prior to the Closing Date, Target shall pay the amounts due to such of Target’s senior executive officers under such senior executive officers’ employment agreements, which agreements are set forth in Section 7.8 of the Target Disclosure Memorandum to the extent such agreements are not superseded effective as of the Closing Date.

(b) Target and each Target Subsidiary shall take all actions as may be necessary under the Stock Option Plan to effect the cancellations described in Section 2.4. In addition to the foregoing and subject to the terms of the Stock Option Plan and applicable Law, Target shall take all actions necessary to cause the Stock Option Plan to be terminated at or prior to the Partnership Merger Effective Time, and to reasonably satisfy Buyer that no holder of Existing Target Options or other awards under such plans or programs or participant in the Stock Option Plan, will have any right to acquire any interest in the Surviving Company, Buyer or any Subsidiary of Buyer, including Buyer Acquisition Entity, as a result of the exercise of Existing Target Options or other awards or rights pursuant to such Stock Option Plan at or after the Merger Effective Time.

(c) For a period of not less than one year commencing immediately following the Merger Effective Time, Buyer shall, or cause the Surviving Company to, provide to each employee of Target or a Target Subsidiary who remains employed by Buyer, the Surviving Company or the Surviving Partnership after the Merger Effective Time (a “Target Employee”) compensation and employee benefits (other than equity–based compensation) that are substantially equivalent, in the aggregate, to the compensation and employee benefits (other than equity–based compensation, retention, sale, stay, special bonus or other change-in-control payments or awards) provided by Target immediately before the Merger Effective Time. If any Target Employee becomes a participant in an Employee Benefit Plan sponsored or maintained by Buyer or its Affiliates (“Buyer Plans”), in accordance with the eligibility criteria of such Buyer Plans, (i) such participants shall receive full credit for all service with Target and Target Subsidiaries prior to the Merger Effective Time for purposes of eligibility and vesting (but not benefit accrual), to the extent such service is taken into account under such Buyer Plans, (ii) such participants shall participate in the Buyer Plans on terms no less favorable than those offered by Buyer or its significant Affiliates to their similarly-situated employees, and (iii) with respect to any Buyer Plan that provides medical or health benefits, such Target Employees (and their eligible dependents) shall be given credit for co-payments made, amounts credited towards deductibles, co-insurance and out-of-pocket maximums under the corresponding Target Employee Benefit Plan in the year in which such Target Employee becomes a participant in such Buyer Plans. Buyer shall, or shall cause the Surviving Company to, preserve and provide all vacation, sick leave and paid time off accrued by each Target Employee under Target Employee Benefit Plans prior to the Merger Effective Time.

7.9	Indemnification; Directors’ and Officers’ Insurance

(a) For a period of six (6) years after the Merger Effective Time, the Surviving Company shall indemnify, defend and hold harmless the present and former directors and officers of Target and each Target Subsidiary (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors and officers of Target and each Target Subsidiary (including the transactions contemplated by this Agreement) to the fullest extent required under

Maryland Law, by Target’s Charter and Bylaws as in effect on the date of the Original Agreement and by the terms of any agreement between Target and an Indemnified Party set forth in Section 7.8 of the Target Disclosure Memorandum, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not the Surviving Company is insured against any such matter.

(b) With respect to acts or omissions occurring on or prior to the Merger Effective Time, Buyer and the Surviving Company shall, until the sixth anniversary of the Merger Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, at no cost to the beneficiaries thereof, to the extent available, the policies of directors’ and officers’ liability insurance maintained by Target as of the date of the Original Agreement or purchase “tail period” coverage for such six-year period to the extent that such insurance coverage can be maintained at an annual cost to the Surviving Company of not greater than 250% of the annual premium for Target’s current insurance policies and, if such insurance coverage cannot be so purchased or maintained at such cost, providing as much of such insurance as can be so purchased or maintained at such cost.

(c) In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company shall assume its obligations set forth in this Section 7.8.

7.10	Stockholder Claims

Target shall (i) promptly notify Buyer of any action, suit, charge, complaint, grievance or proceeding commenced, or to Target’s Knowledge, threatened against Target or any Target Subsidiary which, if pending on the date of the Original Agreement, would have been required to have been disclosed pursuant to the terms hereof or which relates to the consummation of the transactions contemplated hereby and (ii) give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against Target and its directors relating to the Merger or any transaction contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Buyer’s consent, which consent may be granted or withheld in the sole discretion of Buyer.

7.11	Delisting

Each Party agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Target Common Stock from the AMEX and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until the Merger Effective Time.

7.12	Takeover Statutes

If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Target and Buyer and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

7.13	Financing

Target shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees, Affiliates and Representatives to, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Buyer. Such cooperation by Target shall include, at the reasonable request of Buyer, (i) agreeing to enter into such customary agreements, and using commercially reasonable efforts to deliver such customary officer’s certificates and opinions as are requested by Buyer, (ii) agreeing to pledge, grant security interests in, and otherwise grant liens on, Target’s assets pursuant to such agreements as may be reasonably requested, provided that no obligation of Target under any such agreement, pledge or grant shall be effective until the Partnership Merger Effective Time, (iii) participating in meetings, “road shows” and sessions with rating agencies, (iv) using commercially reasonable efforts to prepare or participate in the preparation of business projections and financial statements for inclusion in offering documents, (v) causing its independent accountants and in-house general counsel to provide assistance to Buyer and (vi) providing to the Buyer’s lenders financial and other information in Target’s possession with respect to the transactions contemplated hereby, making Target’s senior officers available to assist such lenders and otherwise reasonably cooperating in connection with the consummation of the Financing.

7.14	Section 16 Matters

Prior to the Merger Effective Time, Target shall use all commercially reasonable efforts to approve in advance, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act, any dispositions of shares of Target Common Stock or Target OP Units (Common) (including derivative securities with respect to Target Common Stock or Target OP Units (Common)) resulting from the transactions contemplated by this Agreement by each officer or director of Target who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of Target.

7.15	Transfer Taxes

Buyer and Target shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Merger Effective Time, the Surviving Company shall pay or cause to be paid all Transfer Taxes, without deduction or withholding from the Common Stock Price Per Share.

7.16	Special Dividend

(a) No later than three (3) Business Days prior to the anticipated Closing Date, Target shall deliver to Buyer a certificate (the “FFO Certificate”) setting forth Target’s calculation of the Distributable FFO Amount (together with all supporting documentation), estimated as of the close of business on the last Business Day immediately prior to the anticipated Closing Date, together with a report thereon from the principal financial officer of Target stating that (i) the FFO Certificate was prepared in good faith and in accordance (except for adjustments with respect to the Transaction Fees and Expenses) with the accounting principles, policies and practices used by Target for the calculation of FFO (as such term is defined in Target’s Annual Report on 10-K for the fiscal year ended December 31, 2005) and (ii) in the judgment of the principal financial officer of Target, the FFO Certificate fairly presents the Distributable FFO Amount, in each case, estimated as of the close of business on the last Business Day immediately prior to the anticipated Closing Date. Buyer and its Representatives shall be afforded a reasonable opportunity to review the books and records, supporting documentation and calculations used by Target to prepare the FFO Certificate. Unless reasonably objected to by Buyer, the FFO Certificate shall be binding on Target for purposes of calculating the Special Dividend. In the event Buyer objects to the FFO Certificate as provided above, Target and Buyer shall resolve such objection in a mutually agreeable manner. The Distributable FFO Amount, as modified by any mutual agreement of Target and Buyer, shall be the final and binding determination of the Distributable FFO Amount (such amount, the “Final Distributable FFO Amount”).

(b) Immediately prior to the Partnership Merger Effective Time, the Board of Directors of Target, in accordance with Law and Target’s Charter and Bylaws, shall set a record date for, and declare payable, a special dividend (the “Special Dividend”) on each share of Target Common Stock and OP Unit, in each case, outstanding as of the close of business on such date, in an amount equal to the Final Distributable FFO Amount divided by the aggregate number of shares of Target Common Stock and OP Units, in each case, outstanding as of such date; provided, that, in no event shall the Special Dividend exceed an amount per share of Target Common Stock or OP Unit, as applicable, equal to $0.26 multiplied by the quotient equal to (i) the number of days between the last day of the last quarter for which full quarterly dividends on the shares of Target Common Stock have been declared and paid and the Closing Date (including the Closing Date) divided by (ii) the total number of days in the quarter in which the Closing Date occurs.

(c) At or prior to the Partnership Merger Effective Time, Target shall provide to the Paying Agent cash in an amount sufficient to satisfy the Special Dividend (as determined in accordance with Section 7.16(b) above) to be distributed to the holders of Target Common Stock and OP Units in a manner consistent with the payment of Target’s regular quarterly dividend.

7.17 Form of Election

(a) As promptly as practicable following the date of the Original Agreement, Buyer shall prepare a form of election, which form shall be reasonably acceptable to Target, as the general partner of Target Operating Partnership (the “Form of Election”). The Form of Election may be used by each holder of Target OP Units to affirmatively designate such holder’s election to exchange all, but not less than all, of such holder’s Target OP Units for (i) cash in an amount equal to the Common Stock Price Per Share or (ii) Preferred Units, in each case, in lieu of the right to receive Continuing Units in the OP Merger.

(b) Buyer shall mail Forms of Election to each holder of Target OP Units, together with any other materials that Target and Buyer mutually determine to be necessary or prudent. Any such holder’s election to receive either cash in an amount equal to the Common Stock Price Per Share or Preferred Units shall be effective only if a properly executed Form of Election is received by Buyer prior to 5:00 p.m. (New York City time), on the Business Day preceding the Stockholders Meeting. If a holder of Target OP Units fails to return a duly completed Form of Election within the time period specified above, such holder shall be deemed to have elected to convert all of such holder’s Target OP Units into the right to receive Continuing Units in the OP Merger. The reasonable determination of Buyer shall be binding as to whether or not elections to receive cash or Preferred Units have been properly made. If Buyer determines that any election to receive cash or Preferred Units, as applicable, was not properly made, the Target OP Units with respect to which such election was not properly made shall be converted into the right to receive Continuing Units in the OP Merger. Buyer and Target by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Forms of Election and the issuance of Preferred Units or Continuing Units, as applicable, in the OP Merger.

(c) Buyer may make it a condition to the validity of an Election to receive Preferred Units that the holder of Target OP Units making such Election shall have: (i) represented to Buyer that such holder is an “accredited investor” (within the meaning of Rule 501 of Regulation D promulgated under the Securities Act) and (ii) agreed to be bound by the terms of the Surviving Partnership Agreement as it will be in effect immediately following the Partnership Merger Effective Time.

(d) Target agrees to reasonably cooperate with Buyer in preparing any disclosure statement or other information to accompany the Form of Election.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1	Conditions to Obligations of Each Party

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction on or prior to the Partnership Merger Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Target and Buyer pursuant to Section 10.5:

(a) Stockholder and Unitholder Approval. The stockholders of Target by the Requisite Target Vote shall have approved the Merger, as and to the extent required by Law, by the Target’s Charter and the Target’s Bylaws, or by the rules of the AMEX. The holders of Target OP Units by the Requisite Partner Approval shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the OP Merger, as and to the extent required by Law and the Target OP Agreement.

(b) Regulatory Approvals. Other than the filing of the Articles of Merger, the Certificate of Merger and the LP Certificate of Merger as contemplated by Section 1.3, all material Consents of, filings and registrations with, and notifications to all Regulatory Authorities required for consummation of the Merger and the other transactions contemplated by this Agreement, shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

(c) Injunctions. No Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which, as of the Closing Date, prohibits, restricts or makes illegal consummation of the Merger or any of the other transactions contemplated by this Agreement, including the OP Merger.

8.2	Conditions to Obligations of Buyer

The obligations of Buyer to effect the Merger and consummate the other transactions contemplated hereby are also subject to the satisfaction on or prior to the Partnership Merger Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Buyer pursuant to Section 10.5.

(a) Representations and Warranties. The representations and warranties of Target set forth in this Agreement shall be true and correct when made and on the Closing Date as if made on the Closing Date (without giving effect to any Knowledge, materiality, “Specified Target Material Adverse Effect” or “Target Material Adverse Effect” qualifications or exceptions contained therein) unless the inaccuracies in respect of such representations and warranties, together in their entirety, do not and would not reasonably be expected to result in a Target Material Adverse Effect; provided, however, that in addition to the foregoing: (A) the representations and warranties contained in Sections 4.2(c)(i) and 4.3 shall be true and correct in all respects when made and on the Closing Date as if made on the Closing Date (subject to de minimis inaccuracies with respect to Section 4.3) and (B) the inaccuracies in respect of the representations and warranties contained in Sections 4.9 and 4.10 do not and would not reasonably be expected to have an aggregate effect or impact in excess of $15,000,000 (a “Specified Target Material Adverse Effect”); provided, further, that representations and warranties that speak as of a specified date shall only be true and correct to such extent as of such date. Target shall have delivered to Buyer a certificate, signed on behalf of Target by the Chief Executive Officer of Target, to such effect.

(b) Covenants. Target shall have performed or complied in all material respects with all material obligations, agreements or covenants required to be performed under this Agreement on or prior to the Closing Date. Target shall have delivered to Buyer a certificate, signed on behalf of Target by the Chief Executive Officer of Target, to such effect.

(c) Tax Opinion. Buyer and Buyer Acquisition Entity shall have received a tax opinion of DLA Piper Rudnick Gray Cary US LLP, tax counsel to Target, dated as of the Closing Date and reasonably satisfactory to Buyer, opining that Target has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with Target’s taxable year ended December 31, 2001 through and including the Closing Date. Such opinion shall be based, in part, on customary assumptions and customary factual representations of Target and the Target Subsidiaries.

8.3	Conditions to Target’s Obligation to Effect the Merger

The obligation of Target to effect the Merger and consummate the other transactions contemplated hereby are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Target pursuant to Section 10.5.

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct when made and on the Closing Date as if made on the Closing Date unless the inaccuracies (without giving effect to any Knowledge, materiality or “Buyer Material Adverse Effect” qualifications or exceptions contained therein) in respect of such representations and warranties, together in their entirety, do not and would not reasonably be expected to result in a Buyer Material Adverse Effect; provided, however, that representations and warranties that speak as of a specified date shall only be true and correct to such extent as of such date. Buyer shall have delivered to Target a certificate, signed on behalf of Buyer by the Chief Executive Officer of Buyer, to such effect.

(b) Covenants. Buyer shall have performed or complied in all material respects with all material obligations, agreements or covenants required to be performed under this Agreement on or prior to the Closing Date. Buyer shall have delivered to Target a certificate, signed on behalf of Buyer by the Chief Executive Officer of Buyer, to such effect.

ARTICLE IX

TERMINATION

9.1	Termination

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Target, this Agreement may be terminated and the Merger and the OP Merger abandoned at any time prior to the Partnership Merger Effective Time:

(a) By mutual written agreement of Buyer and Target; or

(b) By Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 8.2(a) or 8.2(b) not to be satisfied, and (ii) cannot be or has not been cured prior to the earlier of (x) the thirtieth (30th) calendar day following receipt by Target of written notice of such breach from Buyer and (y) the Termination Date; or

(c) By Target, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 8.3(a) or 8.3(b) not to be satisfied, and (ii) cannot be or has not been cured prior to the earlier of (x) the thirtieth (30th) calendar day following receipt by Buyer of written notice of such breach from Target and (y) the Termination Date; or

(d) By either Buyer or Target in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such Regulatory Authority or if any action taken by such Regulatory Authority is not appealed within the time limit for appeal, or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of any of the foregoing events; or

(e) By either Buyer or Target, if the Merger, shall not have received the Requisite Target Vote at the Stockholders Meeting where such matter was presented to such stockholders for approval and voted upon; or

(f) By either Buyer or Target in the event that the Merger shall not have been or cannot be consummated by June 30, 2007, (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement shall have been the principal cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date; or

(g) By Buyer, if (x) Target shall have (A) effected a Target Change of Recommendation or failed to solicit proxies in favor of the Merger; (B) delivered a Superior Proposal Notice (as defined herein) to Buyer, (C) failed to recommend against a publicly announced Acquisition Proposal or any Acquisition Proposal communicated to the Target which is the subject of public rumor or speculation within ten (10) Business Days of being requested to do so by Buyer, (D) breached its obligations under Section 7.1 or Section 7.2 hereof in any material respect or (E) approved or recommended or entered into any agreement, arrangement or understanding (other than a confidentiality agreement permitted by and in accordance with Section 7.2(a)) with respect to, any Acquisition Proposal; (y) Target’s Board of Directors shall have resolved to take any of the actions set forth in preceding subclause (x); or (z) a tender offer or exchange offer constituting an Acquisition Proposal is commenced and the Target shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published sent or given, a statement disclosing that the Target recommends rejection of such tender or exchange offer; or

(h) By Target, if prior to obtaining the Requisite Target Vote, an Acquisition Proposal is received and the Board of Directors of Target reasonably determines in good faith after consultation with an independent nationally recognized investment bank and Target’s outside legal advisors that such Acquisition Proposal constitutes a Superior Proposal and determines to terminate this Agreement in accordance with Section 7.2(d) and enter into an agreement to effect the Superior Proposal; provided, that Target may not terminate this Agreement pursuant to this Section 9.1(h) unless (i) Target shall have complied in all material respects with the provisions of Section 7.2 hereof, (ii) Target shall have given Buyer three (3) Business Days’ written notice of the material terms of such Superior Proposal and its intention to terminate this Agreement pursuant to this Section 9.1(h) (a “Superior Proposal Notice”), (iii) the Board of Directors of Target shall have taken into account any revised proposal made by Buyer to Target within three (3) Business Days following Buyer’s receipt of the Superior Proposal Notice (the “Match Period”) and again the Board of Directors of Target shall have determined in good faith after consultation with an independent nationally recognized investment bank and Target’s outside legal advisors that the original Acquisition Proposal that was the subject of the Superior Proposal Notice remains a Superior Proposal (provided that, if the third party whose Acquisition Proposal was the subject of the Superior Proposal Notice modifies or amends such proposal during the Match Period, a new three (3) Business Day period shall begin for purposes of clauses (ii) and (iii) of this proviso), (iv) concurrent with such termination, Buyer has received the Termination Fee by wire transfer in same day funds and (v) simultaneously or substantially simultaneously with such termination Target enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

9.2	Effective Termination; Certain Fees and Expenses

(a) If this Agreement is validly terminated by either Target or Buyer pursuant to Section 9.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either Target or Buyer (or any of their respective Representatives or Affiliates), except (i) that the provisions of the Confidentiality Agreement, this Section 9.2 and Article X will continue to apply following any such termination, (ii) that, except as provided in Section 8.2(b), nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement or fraud and (iii) as provided in paragraph (b) below.

(b) Notwithstanding the foregoing, if this Agreement is terminated pursuant to:

(i) Sections 9.1(b) (provided, that the breach giving rise to such termination pursuant to Section 9.1(b) was willful), 9.1(d)(i), 9.1(e) or 9.1(f) and (A) at any time after the date of the Original Agreement, an Acquisition Proposal is publicly disclosed, publicly proposed or otherwise communicated to the Board of Directors of Target and (B) prior to the twelve (12) month anniversary of such termination a Qualifying Transaction (as defined herein), or an agreement providing therefor, shall have been entered into or approved by the Board of Directors of Target or a committee thereof, or any such Qualifying Transaction is consummated; or

(ii) Sections 9.1(g) or 9.1(h),

then Target shall (1) in the case of termination pursuant to clause (i) of this Section 9.2(b), upon the earlier to occur of the execution of such definitive agreement or the consummation of such Qualifying Transaction or (2) in the case of termination pursuant to clause (ii) of this Section 9.2(b), concurrently with such termination, pay to Buyer a fee in the amount of $12,500,000 (the “Termination Fee”), payable by wire transfer of immediately available funds to an account designated by Buyer or by a bank guaranteed check if Buyer fails to designate an account. If Target fails to promptly pay the Termination Fee in accordance with the provisions of this Section 9.2(b), and, in order to obtain such payment Buyer commences a suit which results in a judgment against Target for the payment of the Termination Fee, Target shall pay to Buyer its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on any unpaid amount of the Termination Fee at a rate equal to 2% plus the prime lending rate as published in The Wall Street Journal for the last Business Day prior to the date of payment, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(c) Target acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and not a penalty, and that, without these agreements, Buyer would not enter into this Agreement.

9.3	Non-Survival of Representations and Covenants

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Merger Effective Time except this Section 9.3 shall not limit any covenant or agreement of the Parties, which by its terms contemplates performance after the Merger Effective Time.

ARTICLE X

MISCELLANEOUS

10.1	Definitions

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any inquiry, proposal or offer or any indication of interest (whether communicated to Target or publicly announced to Target’s stockholders) by any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Target or any of its Subsidiaries.

“Acquisition Transaction” means (i) any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (x) any direct or indirect acquisition or purchase by any Person or “Group” (other than Buyer or any of its Affiliates) of 15% or more in interest of any class of securities (including the Target OP Units (Common)) of Target or any Target Subsidiary in a single transaction or a series of related transactions, (y) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Buyer or any of its Affiliates) beneficially owning 15% or more in interest of the total outstanding class of any securities of Target or any Target Subsidiary or the filing with the SEC of a Registration Statement under the Securities Act or any statement, schedule or report under the Exchange Act in connection therewith, or (z) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or any Target Subsidiary (each, a “Business Combination Transaction”), including any acquisition by Target or any Target Subsidiary of a third party pursuant to a Business Combination Transaction in which the stockholders of such third party own 15% or more of any class of securities of Target or any Target Subsidiary following such Business Combination Transaction; (ii) any sale or lease, or exchange, transfer, license, acquisition or disposition of 15% or more of the consolidated assets of Target and its Subsidiaries; (iii) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to Buyer of the transactions contemplated hereby or (iv) any public announcement by or on behalf of Target, any Target Subsidiary or any of their respective Affiliates or any of their respective officers, directors, employees or Representatives or by any third-party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and (ii) any officer or director, of such Person.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“AMEX” means the American Stock Exchange, Inc.

“Articles of Merger” shall have the meaning set forth in Section 1.3.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Acquisition Entity” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Disclosure Memorandum” means the letter entitled “Buyer Disclosure Memorandum,” dated the date of the Original Agreement, delivered to Target describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

“Buyer Material Adverse Effect” means an event, change, occurrence, effect, fact, violation, development or circumstance which, individually or together with any other event, change, occurrence, effect, fact, violation, development or circumstance has or results in a material adverse impact on the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

“Buyer Operating Partnership” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Plans” shall have the meaning set forth in Section 7.7(d).

“Cancelled Shares” shall have the meaning set forth in Section 2.1(c).

“Certificates” shall have the meaning set forth in Section 3.2.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Charter” of a Person incorporated under the Laws of the State of Maryland means such Person’s charter as defined in the MGCL.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock Price Per Share” shall have the meaning set forth in Section 2.1(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 7.5(b).

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Construction Projects” shall have the meaning set forth in Section 4.9(j).

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, bond, credit agreement, note, mortgage, loan, guarantee of Indebtedness instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document (including, in each case, all amendments, modifications and supplements thereto) to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Continuing Units” shall have the meaning set forth in Section 2.2(b).

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, beyond any applicable grace or cure period, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Distributable FFO Amount” means, with respect to Target, net income (computed in accordance with GAAP), excluding gains (losses) from sales of property and the Transaction Fees and Expenses, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

“DOL” shall have the meaning set forth in 4.13(b).

“DRIP” shall have the meaning set forth in Section 2.5.

“DRULPA” shall have the meaning set forth in the Preamble.

“Election” shall have the meaning set forth in Section 2.2(b).

“Election Notice” shall have the meaning set forth in Section 2.2(b).

“Employee Benefit Plan” means each employment, severance, termination, consulting, pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock purchase, equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, policy or arrangement, medical, hospitalization, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability, tuition refund, company car, scholarship, relation or any other employee benefit plan, policy or arrangement or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not any of the foregoing is or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Encumbrances” shall have the meaning set forth in Section 4.9(a).

“Environmental Claims” shall have the meaning set forth in Section 4.10(b).

“Environmental Laws” means all Laws relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock, membership interests or units of general or limited partnership interest, any Contract or arrangement to make any payments based on the market price or value of the shares including stock appreciation rights and other profit participation instruments, membership interests or units of general or limited partnership interest of a Person, any security the value of which is measured by beneficial interest or any security subordinated to the claim of general creditors of a Person or by which a Person is or may be bound to issue additional shares of its capital stock, membership interests or units of general or limited partnership interest, any security the value of which is measured by beneficial interest or any security subordinated to the claim of general creditors or other Equity Rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any entity which together with Target or a Target Subsidiary would be treated as a single employer under Code Section 414(b) or (c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.1.

“Existing Target Options” shall have the meaning set forth in Section 2.4(a).

“Financing” means the financing of the transactions contemplated in this Agreement.

“Form of Election” shall have the meaning set forth in Section 7.17(a).

“GAAP” means generally accepted accounting principles, consistently applied during the periods involved.

“Guarantee” shall have the meaning set forth in the Preamble.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Indebtedness” shall have the meaning set forth in Section 4.14(a).

“Indemnified Party“ shall have the meaning set forth in Section 7.8(a).

“Insurance Policies” shall have the meaning set forth in Section 4.23.

“Intellectual Property” shall mean all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing, and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof.

“IRS” shall have the meaning set forth in Section 4.2(d).

“Knowledge” (or words of similar import) as used with respect to Target means (a) those facts that are actually known, after due inquiry and (b) solely with respect to the Pending Acquisition Properties, those facts that are actually known by any director or executive officer of Target and as used with respect to Buyer means those facts that are actually known, after due inquiry, by the following: Thomas Quinn, Thomas G. Maira and Scott Hileman.

“Law” means any code, law (including common law), ordinance, regulation, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(a).

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, or matured or unmatured.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right-of-way, call right, right of first refusal, “tag” or “drag”- along right (or other restriction on transfer), security interest, title retention or other security arrangement, or, in the case of securities restrictions on voting rights, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

“Litigation” means any action, arbitration, cause of action, lawsuit, complaint, claim, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“LP Certificate of Merger” shall have the meaning set forth in Section 1.3(b).

“Loan Document” shall have the meaning set forth in Section 4.14(a).

“Master Lease” shall have the meaning set forth in Section 4.9(n).

“Match Period” shall have the meanings set forth in Section 9.1(h).

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance. The inclusion of an item in the Target Disclosure Memorandum or the Buyer Disclosure Memorandum shall not constitute an admission that the item is material.

“Merger” shall have the meaning set forth in the Preamble.

“Merger Effective Time” shall have the meaning set forth in Section 1.3(a).

“Merger Consideration” shall have the meaning set forth in Section 3.2.

“MGCL” shall have the meaning set forth in the Preamble.

“OP Merger” shall have the meaning set forth in the Preamble.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Partnership Merger Consideration” shall have the meaning set forth in Section 3.3(a).

“Partnership Merger Effective Time” shall have the meaning set forth in Section 1.3(b).

“Participation Party” shall have the meaning set forth in Section 4.9(o).

“Party” means any of Target, Target Operating Partnership, Buyer, Buyer Acquisition Entity and Buyer Operating Partnership.

“Paying Agent” shall have the meaning set forth in Section 3.1.

“Pending Acquisition Properties” shall mean (i) Laurel Springs III, (ii) Park at Clearwater Phase I and (iii) Park at Clearwater Phase II.

“Permit” means any federal, state, local, and foreign governmental approval, consent, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Permitted Title Exceptions” shall have the meaning set forth in Section 4.9(b).

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Post-Signing Returns” shall have the meaning set forth in Section 6.1.

“Preferred Units” shall have the meaning set forth in Section 2.2(b).

“Property Restrictions” shall have the meaning set forth in Section 4.9(b).

“Proxy Statement” shall have the meaning set forth in Section 7.1(a).

“Purchase Rights” shall have the meaning set forth in Section 4.17.

“Qualifying Transaction” means (i) any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (x) any direct or indirect acquisition or purchase by any Person or “Group” (other than Buyer or any of its Affiliates) of 33% or more in interest of any class of securities (including the Target OP Units (Common)) of Target or any Target Subsidiary in a single transaction or a series of related transactions, (y) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person or “Group” beneficially owning 33% or more in interest of the total outstanding class of any securities of Target or any Target Subsidiary or the filing with the SEC of a Registration Statement under the Securities Act or any statement, schedule or report under the Exchange Act in connection therewith, or (z) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or any Target Subsidiary (each, a “Business Combination Transaction”), including any acquisition by Target or any Target Subsidiary of a third party pursuant to a Business Combination Transaction in which the stockholders of such third party own 33% or more of any class of securities of Target or any Target Subsidiary following such Business Combination Transaction; or (ii) any sale or lease, or exchange, transfer, license, acquisition or disposition of 50% or more of the consolidated assets of Target and its Subsidiaries; or (iii) any public announcement by or on behalf of Target, any Target Subsidiary or any of their respective Affiliates or any of their respective officers, directors, employees or Representatives of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Regulatory Authorities” means, collectively, the SEC, the AMEX, the FTC, the DOJ and all other federal, state, county, local or other governmental, administrative or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, tribunals or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“REIT” shall have the meaning set forth in Section 4.8(c).

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative engaged by a Person.

“Requisite Partner Approval” means the affirmative vote or written consent, as applicable, of the holders of (a) in the case of a vote, the majority or (b) in the case of written consent, seventy-five percent (75%), of the outstanding Target OP Units.

“Requisite Target Vote” means the affirmative vote of the holders of a majority of the outstanding shares of Target Common Stock.

“Rights Agreement” shall have the meaning set forth in the Preamble.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents (including, in each case, exhibits, financial statements, schedules, annexes, amendments or supplements thereto, and any other information incorporated by reference therein) filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Specified Target Material Adverse Effect” shall have the meaning set forth in Section 8.2(a).

“Stock Option Plan” shall have the meaning set forth in Section 2.4(a).

“Stockholders Meeting” means the special meeting of the stockholders of Target to be held pursuant to Section 7.1(b), including any adjournment or postponement thereof.

“Subsidiaries” means, with respect to any Person, all those corporations, associations, or other business entities of which such Person either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means an Acquisition Proposal made by any Person providing for a transaction that is reasonably capable of being consummated for all of the shares of common stock of Target and all of the Target OP Units (Common) or a purchase of all or substantially all of the assets of Target and the Target Subsidiaries which the Board of Directors of Target reasonably determines in good faith, after consultation with an independent nationally recognized investment bank and Target’s outside legal advisors, to be (i) on terms more favorable from a financial point of view to Target and its stockholders (in their capacity as such) than the Mergers, taking into account such factors as the Board of Directors of Target in good faith deems relevant, including all legal, financial, regulatory and other aspects of such proposal and the terms of this Agreement (including the terms of any financing and the likelihood that the transaction would be consummated) and the identity of the Person making such proposal, (ii) not subject to any financing or due diligence condition or other related contingency, and (iii) supported by fully committed and available financing and for which such Person has received executed financing commitment letters from reputable financing sources.

“Superior Proposal Notice” shall have the meaning set forth in Section 9.1(h).

“Surviving Company” shall have the meaning set forth in Section 1.1.

“Surviving Partnership” shall have the meaning set forth in Section 1.1.

“Surviving Partnership Agreement” shall have the meaning set forth in Section 1.4(b).

“Takeover Statutes” shall have the meaning set forth in Section 4.17.

“Target” shall have the meaning set forth in the first paragraph of this Agreement.

“Target Benefit Plans” shall have the meaning set forth in Section 4.13(a).

“Target Change of Recommendation” shall have the meaning set forth in Section 7.2(b).

“Target Common Stock” shall have the meaning set forth in the Preamble.

“Target Contracts” means those items (i) disclosed in Sections 4.14(a), 4.14(b), 4.14(c) and 4.14(d) of the Target Disclosure Memorandum or (ii) reflected in an exhibit to Target’s Form 10-K for the year ended December 31, 2005 or in any other Target SEC Report filed subsequent to such Form 10-K and prior to the date of the Original Agreement.

“Target Disclosure Memorandum” means the letter entitled “Target Disclosure Memorandum,” dated the date of the Original Agreement, delivered to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

“Target Employee” shall have the meaning set forth in Section 7.7(d).

“Target Environmental Reports” shall mean the environmental reports, audits or similar documents with respect to the environmental condition of any Target Property that are listed in Section 4.10(f) of the Target Disclosure Memorandum.

“Target Financial Advisor” shall have the meaning set forth in Section 4.20.

“Target Financial Statements” means (i) the audited consolidated balance sheet (including related notes and schedules, if any) of Target as of December 31, 2005, and the related audited consolidated statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the fiscal year ended December 31, 2005, as filed by Target in SEC

Documents, and (ii) the consolidated balance sheet of Target (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents (including in any SEC Documents filed subsequent to the date of the Original Agreement) filed with respect to periods ended subsequent to December 31, 2005 (including any periods ended subsequent to the date of the Original Agreement).

“Target Material Adverse Effect” means an event, change, occurrence, effect, fact, violation, development or circumstance which, individually or together with any and all other events, changes, occurrences, effects, facts, violations, developments or circumstances, has had or is reasonably likely to have a material adverse impact on (i) the condition (financial or otherwise), business, properties, assets, results of operations of Target and its Subsidiaries, taken as a whole, other than events, changes, occurrences, effects, facts, violations, developments or circumstances resulting from or relating to (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles, (C) the direct effects of any unreasonable refusal of Buyer to grant its consent under Section 6.1 or Section 6.2, (D) changes in general economic conditions nationally or regionally, (E) changes affecting the multifamily residential industry generally, (F) the commencement, continuation or escalation of a war, material armed hostilities or another material international or national calamity or act of terrorism directly or indirectly involving or affecting the United States of America or (G) earthquakes, hurricanes, or other natural disasters or acts of God, which, in the case of each of clause (D), (E), (F) and (G), do not affect Target in a materially disproportionate manner relative to other participants in the multifamily residential industry or (ii) the ability of Target to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, including the OP Merger.

“Target OP Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership, dated as of December 1, 1997, as amended to date.

“Target OP Units” shall have the meaning set forth in the Preamble.

“Target OP Units (Common)” means common (as opposed to preferred) interests in the Target Operating Partnership.

“Target OP Units (Preferred)” means preferred (as opposed to common) interests in the Target Operating Partnership.

“Target Operating Partnership” shall have the meaning set forth in the first paragraph of this Agreement.

“Target Property” shall have the meaning set forth in Section 4.9(a).

“Target SEC Reports” shall have the meaning set forth in Section 4.5(a).

“Target Severance Plan” shall mean any and all letters and arrangements between Target or any Target Subsidiary and any of its employees relating to the payment of severance obligations to such employee following termination of employment of such employee, as listed on Section 6.2(h) of the Target Disclosure Memorandum.

“Target Subsidiaries” means the Subsidiaries of Target, which shall include the Target Subsidiaries described in Section 4.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Target in the future and held as a Subsidiary by Target at the Merger Effective Time.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, escheat, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Protection Agreement” shall have the meaning set forth in Section 4.14(b).

“Tax Return” means any report, return, information return, or other information supplied or required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated, combined, or unitary or similar group that includes a Party or its Subsidiaries.

“Termination Date” shall have the meaning set forth in Section 9.1(f).

“Termination Fee” shall have the meaning set forth in Section 9.2(b).

“Transaction Fees and Expenses” means, with respect to Target, any actual, out-of-pocket expenses incurred solely in connection with the transactions contemplated hereby, including any fees and expenses of Target Financial Advisor and Target’s outside legal advisors and any expenses incurred in connection with the printing, filing and mailing of the Proxy Statement.

“Transfer Taxes” shall have the meaning set forth in Section 7.16.

“Unitholder Letter of Transmittal” shall have the meaning set forth in Section 3.3(a).

“Voting Agreement” shall have the meaning set forth in the Preamble.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

10.2	Brokers and Finders

Except for Target Financial Advisor as to Target, each of the Parties represents and warrants that neither it nor any of its officers, directors, or employees has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. Target hereby represents and warrants that the fees payable to Target Financial Advisor upon consummation of the transactions contemplated by this Agreement, including the Merger, are to be paid by Target and are equal to the amount set forth in Section 10.2 of the Target Disclosure Memorandum. In the event of a claim by any broker or finder based upon such Person’s representing or being retained by or allegedly representing or being retained by Target, Target agrees to pay any amounts due to such Person pursuant to the resolution of any such claim and Target agrees to indemnify and hold Buyer harmless of and from any Liability in respect of any such claim. In the event of a claim by any broker or finder based upon such Person’s representing or being retained by or allegedly representing or being retained by Buyer, Buyer agrees to pay any amounts due to such Person pursuant to the resolution of any such claim and Buyer agrees to indemnify and hold Target harmless of and from any Liability in respect of any such claim.

10.3	Entire Agreement

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein), the Confidentiality Agreement and the Guarantee constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10.4	Amendments

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Target Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Target Common Stock without the further approval of such stockholders.

10.5	Waivers

(a) Prior to or at the Merger Effective Time, Buyer shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b) Prior to or at the Merger Effective Time, Target shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.6	Assignment

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party, except that Buyer may assign, in whole or in part, its rights and obligations under this Agreement to any Affiliate of Buyer without the prior written consent of Target, provided that Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.7	Notices

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Target:	BNP Residential Properties, Inc. 301 S College Street Suite 3850 Charlotte, NC 28202-6024 Facsimile: (704) 944-2039 Attention: Philip S. Payne

Copy to Counsel:	DLA Piper US LLP 4141 Parklake Avenue, Suite 300 Raleigh, NC 27612-2350 Facsimile: (919) 786-2200 Attention: Robert H. Bergdolt

Buyer:

c/o Babcock & Brown LP

1 Dag Hammarskjold Plaza

885 Second Avenue

49th Floor

New York, NY 10017

Facsimile: (212) 935-8949

Attention: Thomas G. Maira

and

Two Sound View Drive

Greenwich, CT 06830-6471

Facsimile: (203) 862-4848

Attention: Thomas Quinn

Copies To Counsel:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York

Facsimile: (212) 735-2000

Attention: Howard L. Ellin

and

300 South Grand Avenue

Los Angeles, CA 90071-3144

Facsimile: (213) 687-5600

Attention: Jonathan L. Friedman

10.8	Governing Law

Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Maryland. The parties all expressly agree and acknowledge that the State of Maryland has a reasonable relationship to the parties and/or this Agreement.

10.9	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.10	Captions; Articles and Sections

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.11	Interpretations

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

10.12	Enforcement of Agreement

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.13	Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

BNP RESIDENTIAL PROPERTIES, INC.

By:	/s/ D. Scott Wilkerson
	Name:	D. Scott Wilkerson
	Title:	President

BNP RESIDENTIAL PROPERTIES LIMITED PARTNERSHIP

By:	BNP Residential Properties, Inc., its general partner

By:	/s/ D. Scott Wilkerson
	Name:	D. Scott Wilkerson
	Title:	President

BABCOCK & BROWN BRAVO HOLDINGS LLC

By:	Babcock & Brown Real Estate Investments LLC, its sole member

By:	/s/ Daniel J. Brickman
	Name:	Daniel J. Brickman
	Title:	President

BABCOCK & BROWN BRAVO ACQUISITION LLC

By:	Babcock & Brown Bravo Holdings LLC, its sole member

By:	/s/ Daniel J. Brickman
	Name:	Daniel J. Brickman
	Title:	President

BABCOCK & BROWN BRAVO OPERATING PARTNERSHIP LP

By:	Babcock & Brown Bravo Acquisition Corp., its general partner

	By:	/s/ Daniel J. Brickman
	Name:	Daniel J. Brickman
	Title:	President

ACKNOWLEDGED AND AGREED:

BABCOCK & BROWN BRAVO ACQUISITION CORP.

By:	/s/ Daniel J. Brickman
	Name:	Daniel J. Brickman
	Title:	President

EXHIBIT B

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

August 30, 2006

Board of Directors

BNP Residential Properties, Inc.

301 South College Street, Suite 3850

Charlotte, North Carolina 28202-6024

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of BNP Residential Properties, Inc. (“BNP”) of the Consideration (as defined below) to be received by such holders pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into among Babcock & Brown Bravo Holdings LLC (“Babcock & Brown Holdings”), an affiliate of Babcock & Brown Limited (“Babcock & Brown”), Babcock & Brown Bravo Acquisition Corp., a wholly owned subsidiary of Babcock & Brown Holdings (“Merger Sub”), Babcock & Brown Bravo Operating Partnership LP (“Babcock & Brown OP”), BNP and BNP Residential Properties Limited Partnership (“BNP OP”). As more fully described in the Agreement, BNP will merge with and into Merger Sub (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of BNP (“BNP Common Stock”) will be converted into the right to receive $24.00 per share in cash (the “Consideration”). The Agreement also provides that, prior to the Merger, Babcock & Brown OP will merge with and into BNP OP and each outstanding unit of partnership interest in BNP OP will be converted into the right to receive cash in an amount equal to the Consideration or, at the election of Babcock & Brown Holdings and holders of such units, converted into the right to either retain a common unit or receive a newly issued preferred unit in BNP OP (the “OP Merger”). The terms and conditions of the Merger are more fully set forth in the Agreement.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of BNP;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning BNP;

(iii)	reviewed certain financial forecasts relating to BNP prepared by the management of BNP (the “BNP Forecasts”);

(iv)	discussed the past and current operations, financial condition and prospects of BNP with senior executives of BNP;

(v)	reviewed the reported prices and trading activity for BNP Common Stock;

Board of Directors

BNP Residential Properties, Inc.

August 30, 2006

(vi)	compared the financial performance of BNP and the prices and trading activity of BNP Common Stock with that of certain other publicly traded companies we deemed relevant;

(vii)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(viii)	participated in discussions and negotiations among representatives of BNP, Babcock & Brown Holdings and their respective advisors;

(ix)	reviewed a draft dated August 30, 2006 of the Agreement (the “Draft Agreement”);

(x)	considered the results of our efforts to solicit, at the direction of BNP, indications of interest and proposals from third parties with respect to a possible acquisition of BNP; and

(xi)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the BNP Forecasts, we have assumed, at the direction of BNP, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of BNP as to the future financial performance of BNP. We have not made any independent valuation or appraisal of the assets or liabilities of BNP, nor have we been furnished with any such valuations or appraisals. We have assumed, at the direction of BNP, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us and have assumed, with the consent of BNP, that the Merger and related transactions (including the OP Merger) will be consummated as provided in the Draft Agreement, with full satisfaction of all covenants and conditions set forth in the Draft Agreement and without any waivers thereof.

We express no view or opinion as to any terms or aspects of the Merger or any related transactions (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, tax or accounting aspects thereof or any aspects of the OP Merger. In addition, no opinion is expressed as to the relative merits of the Merger in comparison to other transactions available to BNP or in which BNP might engage or as to whether any transaction might be more favorable to BNP as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of BNP to proceed with or effect the Merger.

B-2

Board of Directors

BNP Residential Properties, Inc.

August 30, 2006

We have acted as sole financial advisor to the Board of Directors of BNP in connection with the Merger for which services we will receive fees, a portion of which was payable in connection with our engagement, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our businesses, we and our affiliates may actively trade or hold securities or loans of BNP and Babcock & Brown for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of BNP in connection with and for purposes of its evaluation of the Merger. In addition, we express no opinion or recommendation as to how any security holder should vote or act in connection with the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the proposed Merger by holders of BNP Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

B-3

EXHIBIT C

VOTING AND PROXY AGREEMENT

THIS VOTING AND PROXY AGREEMENT (this “Agreement”) is made and entered into as of August 31, 2006 by and among Babcock & Brown Bravo Holdings LLC, a Delaware limited liability company (“Buyer”), the undersigned holders (each a “Stockholder” and, collectively, the “Stockholders”) of shares of common stock, par value $0.01 per share (“Common Shares”), of BNP Residential Properties, Inc., a Maryland corporation (“Target”) and the undersigned holders (each a “Unitholder” and, collectively, the “Unitholders” and, together with the Stockholders, the “Holders”) of units of partnership interest (the “Common Units”) in BNP Residential Properties Limited Partnership, a Delaware Limited Partnership (“Target L.P.”).

WHEREAS, concurrently herewith, Buyer, Babcock & Brown Bravo Acquisition Corp., a Maryland corporation and wholly-owned subsidiary of Buyer (“Merger Co”), Babcock & Brown Bravo Operating Partnership LP, a Delaware limited partnership (“Merger L.P.”), Target and Target L.P. have entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) (unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement) pursuant to which Buyer will acquire Target and Target L.P. by merging Target with and into Merger Co with Merger Co as the surviving entity (the “REIT Merger”) and by merging Merger L.P. with and into Target L.P. with Target L.P. as the surviving entity (the “L.P. Merger” and, together with the L.P. Merger, the “Mergers”);

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of, and has, or has given a proxy to another Holder who has, the sole right to vote and dispose of, that number of Common Shares (such Common Shares, together with any other capital stock of Target acquired by such Stockholder after the date hereof whether acquired directly or indirectly, upon the exercise of options, redemption of Common Units, conversion of convertible securities or otherwise, and any other voting securities of Target (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”) set forth on Attachment A hereto;

WHEREAS, as of the date hereof, each Unitholder is the record and beneficial owner of, and has, or has given a proxy to another Holder who has, the sole right to vote and dispose of, that number of Common Units (such Common Units, together with any other partnership interests of Target L.P. acquired by such Unitholder after the date hereof whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other voting securities of Target L.P. (whether acquired heretofore or hereafter), being collectively referred to herein as the “Units”) set forth on Attachment A hereto;

WHEREAS, obtaining appropriate stockholder approval and unitholder approval are conditions to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Buyer, Merger Co and Merger L.P. to enter into the Merger Agreement and incurring the obligations therein, Buyer has required that each Holder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote, Restrictions on Voting and Dispositions, Irrevocable Proxy.

(a) Agreement to Vote Common Shares. Each Stockholder irrevocably and unconditionally hereby agrees that from and after the date hereof until the earlier of (i) the Merger Effective Time and (ii) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”), at any meeting (whether annual or special and each adjourned or postponed meeting) of Target’s stockholders, however called or in connection with any written consent of Target’s stockholders, each Stockholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted (including by written consent, if applicable) all of such Stockholder’s Shares beneficially owned by such Stockholder as of the relevant time (the “Owned Shares”), (1) for approval and adoption of the Merger Agreement (as amended from time to time), whether or not recommended by Target’s Board of Directors (the “Target Board”), and the transactions contemplated by the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the stockholders of Target by the Target Board concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to adoption of the Merger Agreement or in competition or in consistent with the Mergers, (3) against any agreement, amendment of any agreement (including Target’s Charter or Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, other than those specifically contemplated by this Agreement or the Merger Agreement or (4) against any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Target in the Merger Agreement.

(b) Agreement to Vote Common Units. Each Unitholder irrevocably and unconditionally hereby agrees that from and after the date hereof until the earlier of (i) the Merger Effective Time and (ii) the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of the partners of Target L.P., however called or in connection with any written consent of the partners of Target L.P., each Unitholder will (x) appear at such meeting or otherwise cause its Owned Units (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted (including by written consent, if applicable) all of such Unitholder’s Units beneficially owned by such

Unitholder as of the relevant time (the “Owned Units”), (1) for approval and adoption of the Merger Agreement (as amended from time to time), whether or not recommended Target Board, and the transactions contemplated by the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the stockholders of Target by the Target Board concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to adoption of the Merger Agreement or in competition or in consistent with the Mergers, (3) against any agreement, amendment of any agreement (including Target L.P.’s partnership agreement or other organizational documents), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, other than those specifically contemplated by this Agreement or the Merger Agreement or (4) against any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Target in the Merger Agreement.

(c) Restrictions on Transfers. Each Holder hereby agrees that, from the date hereof until the Expiration Time, such Holder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Owned Shares or Owned Units (collectively, “Transfer”) other than pursuant to this Agreement, the Merger Agreement or in connection with bona fide estate planning purposes to his, her or its affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change of the Holder) and provided, further that the assigning Holder shall remain jointly and severally liable for the breaches of any of his, her or its affiliates or immediate family members of the terms hereof.

(d) Irrevocable Proxy. Each Holder hereby revokes any and all previous proxies granted with respect to his, her or its Owned Shares and Owned Units. Subject to the last two sentences of this subsection (d), each Holder hereby irrevocably appoints Buyer or its designee as Holder’s agent, attorney and proxy, to vote or cause to be voted (including by written consent) his, her or its Owned Shares and Owned Units in favor of approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, as applicable. This proxy is irrevocable and coupled with an interest and is granted in consideration of Buyer, Merger Co, Merger L.P., Target and Target L.P. entering into the Merger Agreement. In the event that any Holder fails for any reason to vote his, her or its Owned Shares or Owned Units in accordance with the requirements of Sections 1(a) or 1 (b) hereof, as applicable, then the proxyholder shall have the right to vote such Holder’s Owned Shares or Owned Units, as applicable, in accordance with the provisions of the second sentence of this subsection (d). The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of such Holder’s Owned Shares or Owned Units and a vote by such Holder of his, her or its Owned Shares or Owned Units. Notwithstanding the foregoing, the proxy granted by each Holder shall be automatically revoked upon termination of this Agreement in accordance with its terms.

(e) Inconsistent Agreements. Each Holder hereby agrees that, he, she or it shall not enter into any agreement, contract or understanding with any person prior to the termination of the Merger Agreement directly or indirectly to vote, grant a proxy or power of attorney or give instructions with respect to the voting of such Holder’s Owned Shares or Owned Units, as applicable, in any manner which is inconsistent with this Agreement.

Section 2. No Shop

(a) General. Each Holder, in his, her or its capacity as a Stockholder or Unitholder, as applicable, shall not take, and shall use his, her or its reasonable best efforts to cause its Affiliates and each of their respective officers, directors, employees and Representatives not to take, and shall use its commercially reasonable efforts to cause its employees and Representatives not to take, any action directly or indirectly to (i) solicit, initiate or induce the making or submission of any Acquisition Proposal, (ii) enter into any letter of intent, agreement, arrangement or understanding with respect to any Acquisition Proposal or approve, endorse or recommend any Acquisition Proposal (or publicly announce an intention to approve, endorse or recommend any Acquisition Proposal) or enter into any agreement, arrangement or understanding that would require Target to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by the Merger Agreement, (iii) initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any nonpublic information to, or afford access to any of the properties, Assets, books or records of Target or any Target Subsidiary to, any Person in connection with or in furtherance of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing does not restrict any Holder that is a member of the Board of Directors or an officer of Target from taking any actions in such capacity to the extent permitted by the Merger Agreement.

(b) Notification. Each Holder shall promptly (and in any event within two (2) days of the receipt thereof) notify Buyer (in writing) after: (i) receipt of an Acquisition Proposal (including the identity of such offeror, a copy of such Acquisition Proposal, or if such Acquisition Proposal was not made in writing, a summary of the terms of such Acquisition Proposal), (ii) any request for information relating to the Target (including nonpublic information) or for access to the properties, books or records of the Target by any Person that has made an inquiry that could reasonably lead to an Acquisition Proposal, or (iii) receipt of an amendment to a previously disclosed Acquisition Proposal (including the identity of such offeror, a copy of such amendment or, if such amendment was not made in writing, a summary of the terms of such amendment).

(c) Ongoing Discussions. Each Holder shall and shall use its commercially reasonable efforts to cause its employees and Representatives to, immediately cease any existing negotiations, or discussions with any third party that may be ongoing with respect to any Acquisition Proposal.

(d) Each Holder is signing this Agreement solely in such Holder’s capacity as a Stockholder or Unitholder, as applicable, and nothing contained herein shall limit or affect any actions taken by any Holder in his, her or its capacity as an officer and director of Target, and neither such actions nor any actions taken as a representative of Target in his, her or its capacity as a stockholder of Target which are permitted to be taken pursuant to the Merger Agreement shall be deemed to constitute a breach of this Agreement.

Section 3. Representations, Warranties and Covenants of Holders.

(a) Representations and Warranties. Each Holder represents and warrants to Buyer as follows: (i) such Holder has the requisite capacity and all necessary power and authority to execute and deliver this Agreement and to perform such Holder’s obligations hereunder; (ii) this Agreement has been duly executed and delivered by such Holder and the execution, delivery and performance of this Agreement by such Holder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Holder; (iii) assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the valid and binding agreement of such Holder enforceable against such Holder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (iv) the execution and delivery of this Agreement by such Holder does not conflict with or violate any law or agreement binding upon it, nor require any consent, notification, regulatory filing or approval, and (v) except for restrictions in favor of Buyer pursuant to this Agreement (and, in the case of the Common Units, except for restrictions contained in that certain Second Amended and Restated Agreement of Limited Partnership of Boddie-Noell Properties Limited Partnership), and except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, such Holder owns, beneficially and of record, all of such Holder’s Owned Shares or Owned Units, as applicable, free and clear of any proxy, voting restriction, adverse claim or other lien and has sole voting power and sole power of disposition with respect to such Holder’s Owned Shares or Owned Units, as applicable, with no restrictions on such Holder’s rights of voting or disposition pertaining thereto and no person other than such Holder has any right to direct or approve the voting or disposition of any of such Holder’s Owned Shares or Owned Units, as applicable.

(b) Covenants. From the date hereof until the Expiration Time:

(i) each Holder agrees not take any action that would make any representation or warranty of such Holder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, interfering with or adversely affecting the performance by such Holder of its obligations under this Agreement.

(ii) each Holder hereby waives any rights of dissent from the Mergers that such Holder may have;

(iii) each Holder hereby agrees, while this Agreement is in effect, to promptly notify Buyer of the number of any new Common Shares or Common Units acquired by such Holder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by such Holder on the date hereof; and

(iv) each Holder, severally and not jointly, hereby authorizes Buyer and Target to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Holder’s identity and ownership of the Owned Shares or Owned Units, as applicable, and the nature of such Holder’s obligation under this Agreement, provided that such Holder is provided with a reasonable opportunity to review and comment on such disclosure.

Section 4. Representations and Warranties of Buyer. Buyer represents and warrants to each Holder as follows: (i) each of this Agreement and the Merger Agreement has been approved by Buyer’s sole member; (ii) each of this Agreement and the Merger Agreement has been duly executed and delivered by a duly authorized officer of Buyer; and (iii) assuming the due authorization, execution and delivery of this Agreement by each Holder, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

Section 5. Further Assurances. From time to time, at the request of Buyer and without further consideration, each Holder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 6. Termination. This Agreement shall automatically terminate and be of no further force or effect upon the Expiration Time (other than with respect to this Section and Section 7 which shall survive any termination of this Agreement); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 7. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Buyer, to

c/o Babcock & Brown LP

1 Dag Hammarskjold Plaza

885 Second Avenue

49th Floor

New York, NY 10017

Facsimile: (212) 935-8949

Attention: Thomas G. Maira

and

Two Sound View Drive

Greenwich, CT 06830-6471

Facsimile: (203) 862-4848

Attention: Thomas Quinn

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Facsimile: (212) 735-2000

Attention: Howard L. Ellin, Esq.

and

300 South Grand Avenue

Los Angeles, CA 90071-3144

Facsimile: (213) 687-5600

Attention: Jonathan L. Friedman

If to a Holder, to the address set forth next to such Holder’s name on Attachment B hereto.

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Buyer and the Holders.

(d) Successors and Assigns. No party may assign any of its or his rights or delegate any of its or his obligations under this Agreement without the prior written consent of the other parties, except that Buyer may, without the consent of the Holders, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Buyer. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of Common Shares or Common Units consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

(e) No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except as such rights as may inure to a successor or permitted assignee under Section 7(d).

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(h) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.

(i) Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his or its right to exercise any such or other right, power or remedy or to demand such compliance.

(k) Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Maryland. The parties all expressly agree and acknowledge that the State of Maryland has a reasonable relationship to the parties and/or this Agreement.

(l) Jurisdiction. Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in the State of Maryland. In addition, each of the parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the District of Maryland, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Maryland state or federal court. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(m) Waiver of Jury Trial. Each Holder hereby waives, to the fullest extent permitted by applicable law, any right he or it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each Holder (i) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he, she or it has been induced to enter into this Agreement by, among other things, the consideration received by such Holder in respect of such Holder’s Owned Shares pursuant to the transactions contemplated by the Merger Agreement.

(n) Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his or its legal representative drafted the provision.

(o) Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p) Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

BABCOCK & BROWN BRAVO HOLDINGS LLC

By:	/s/ D.J. Brickman
Name:
Title:

HOLDERS:

/s/ Paul Chrysson
Paul Chrysson

/s/ W. Michael Gilley
W. Michael Gilley

/s/ Philip S. Payne
Philip S. Payne

/s/ D. Scott Wilkerson
D. Scott Wilkerson

/s/ Peter J. Weidhorn
Peter J. Weidhorn

/s/ Pamela B. Bruno
Pamela B. Bruno

/s/ Eric S. Rohm
Eric S. Rohm

(VOTING AGREEMENT SIGNATURE PAGE)

Dear Stockholder:

Please take note of the important information enclosed with this proxy.

Your vote is important, and we encourage you to exercise your right to vote your shares.

Please mark the box on the reverse side of this proxy card to indicate how your common shares will be voted by the proxies at the Special Meeting of Stockholders of BNP Residential Properties, Inc. You need not mark any boxes if you wish to vote in accordance with the recommendations of our Board of Directors. The proxies cannot vote your preference unless you sign, date and return this card.

Sincerely,

BNP Residential Properties, Inc.

PROXY

BNP RESIDENTIAL PROPERTIES, INC.

301 South College Street, Suite 3850

Charlotte, North Carolina 28202-6024

Telephone 704/944-0100

Proxy for Special Meeting of Stockholders

December 21, 2006

10:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of BNP Residential Properties, Inc., a Maryland corporation (the “Company”), (1) acknowledges receipt of the Notice of Special Meeting of Stockholders of BNP Residential Properties, Inc. to be held on December 21, 2006, and the Proxy Statement in connection therewith, each of which is incorporated herein by reference, and (2) hereby appoints W. Michael Gilley, Peter J. Weidhorn, Philip S. Payne, Stephen R. Blank, D. Scott Wilkerson, and Paul G. Chrysson, and each of them, as proxies, each with full power of substitution, and authorizes them to attend the Special Meeting of Stockholders of the Company, to be held at The Westin Charlotte, 601 S. College Street, Charlotte, North Carolina, on December 21, 2006, at 10:00 a.m., local time, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby revokes any proxy previously given in connection with such meeting.

IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE

BNP Residential Properties, Inc.

301 South College Street, Suite 3850

Charlotte, North Carolina 28202-6024

Special Meeting of Stockholders

December 21, 2006

10:00 a.m.

Your vote is important. Please authorize a proxy to vote your shares immediately.

DETACH HERE AND RETURN YOUR PROXY CARD BY MAIL

The votes entitled to be cast by the undersigned stockholder will be cast at the Special Meeting of Stockholders of BNP Residential Properties, Inc. in the manner directed herein by the undersigned stockholder. IF THIS PROXY IS EXECUTED BUT NO CONTRARY INDICATION IS MADE BELOW, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED STOCKHOLDER WILL BE CAST “FOR” PROPOSAL NO. 1. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED STOCKHOLDER WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 1 SET FORTH BELOW.

1.	Approval of the merger of BNP Residential Properties, Inc. with and into Babcock & Brown Bravo Acquisition LLC pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 17, 2006, by and among BNP Residential Properties, Inc., BNP Residential Properties Limited Partnership, Babcock & Brown Bravo Holdings LLC, Babcock & Brown Bravo Acquisition LLC and Babcock & Brown Bravo Operating Partnership LP, all in the manner described in the proxy statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	In their discretion, the proxies are authorized to consider and act upon and otherwise to represent the undersigned stockholder on any adjournments or postponements of the Special Meeting.

Please sign exactly as your name appears hereon. When signing on behalf of a corporation, partnership, estate, trust or in any other representative capacity, please sign your name and title. For joint accounts, each joint owner must sign.

Signature: ________________ Date: __________ Signature: _____________________ Date: ___________

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ENSURE A QUORUM AT THE SPECIAL MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.